EXHIBIT I

 PREFACE OVERVIEW 1 In 2019, the EIB successfully achieved its objectives, implementing EU policy in line with its mission: promoting social and economic cohesion and increasing competitiveness in the EU, as well as supporting climate action and improving the lives of future generations2. Regarding the latter, 2019 marked a quantum leap in the EIB’s climate ambitions as the EU climate bank, following calls from both the European Council and the European Commission. Together with the approval of the Bank’s new Energy Lending Policy – under which the EIB will stop financing unabated fossil fuel energy projects from the end of 2021 – this ambitious new climate strategy is focused on three key drivers: •The EIB Group will aim to support EUR 1tn of investments in climate action and environmental sustainability in the critical dec-ade from 2021 to 2030; •The Bank will gradually increase the share of its financing dedicated to climate action and environmental sustainability to reach 50% of its operations in 2025 and from then on; • The EIB Group will align all its financing activities with the principles and goals of the Paris Agreement by the end of 2020. In the course of the year, the debate on sustainable investment was increasingly influenced by progress in the discussion on the EU Sustainability Taxonomy (EUST), the first priority of the EU Action Plan on Financing Sustainable Growth. The EIB was the first issuer to tune the documentation of its sustainability funding instruments to the upcoming EU legislation in this field, establishing a direct link with the EU policy objectives to be embedded in the EUST. In April 2019, the EIB’s Board of Governors approved the plans for a capital replacement in case of withdrawal of the United King-dom from the European Union. The measures taken reflect the strong support by EIB shareholders and their commitment not to let the departure of one Member State weaken the EIB Group’s mission and performance. The capital replacement took place on 1 February 2020 through a conversion of EUR 3.5bn (i.e. the equivalent of the UK paid-in capital) from the Bank’s reserves into paid-in capital, while each Member State has consequently increased its callable capital pro rata, to compensate for the loss of the UK’s EUR 35.7bn share (i.e. the equivalent of the UK uncalled capital). Furthermore, the Council of the European Union approved a further increase of the capital subscribed by Poland and Romania, of EUR 5 386m and EUR 125m, respectively, which has brought their involvement in the Bank more in line with their share in the EU economy (effective on 1 March 2020). In 2019, the Bank’s lending signatures amounted to EUR 63.3bn3 (of which EUR 61.9bn under the Bank’s own resources), in line with the target set in the 2019 Operational Plan4 (EUR 63bn +/-10%) and significantly above the 2018 volumes (EUR 55.6bn, of which EUR 54.3bn under the Bank’s own resources). Total disbursements reached EUR 48.1bn5 in 2019 (of which EUR 47.5bn under the Bank’s own resources), compared to EUR 52.6bn in 2018 (of which EUR 51.8bn under the Bank’s own resources). Based upon the successful model of the European Fund for Strategic Investments (EFSI), which has been in operation since 2015 and brings strong tangible and long-lasting benefits to the European economy, in 2019 the EIB also welcomed the proposal of the European Commission under the Multiannual Financial Framework 2021-2027, namely the planned launch of InvestEU. The quality of the Bank’s loan portfolio remains remarkably high, despite higher-risk lending due to the EIB’s role in EFSI. Under EFSI’s structure, the European Commision provides a credit enhancement which allows a significant reduction of the residual risk 1 This section covers activities and financial information of the European Investment Bank; the figures presented have to be viewed together with the Statutory Financial Statements of the Bank prepared in accordance with the EU Accounting Directives (unless otherwise stated). 2 The Bank’s Corporate Governance Report is available via the EIB’s website. 3 Includes all resources: loans, equities and guarantees. 4 The annual Operational Plan includes performance orientations and elaborates on major priorities and activities of the Group for the coming three years. 5 Includes all resources: loans, equities and guarantees.

 of these operations. The overall loan portfolio6 remained relatively stable, with only 0.4% impaired loans at end-2019 (0.3% end-2018). The portion of payments overdue by more than 90 days remains very low, totalling EUR 146.0m at end-2019 (EUR 176.4m end-2018) and representing only 0.04% of the risk portfolio. Specific provisions on loans decreased to EUR 486.9m from EUR 536.9m at end-2018. Rigorous risk management policies and thorough project due diligence underpin the Bank’s credit standing. The EIB generated healthy financial results, recording an annual net surplus of EUR 2.4bn for 2019 as compared to EUR 2.3bn in 2018 (detailed in section 1 below). The annual surplus is fully retained, contributing to the Bank’s own funds and supporting its long-term financing capacity. The overall decrease in the CET1 ratio, from 35.1% at end-2018 to 32.9% at end-2019, was largely due to the new business signed during 2019, the evolution of the existing portfolio and the implementation of modelling changes. The lev-erage ratio7 improved during 2019 to 627% (end-2018: 652%) due to a slight decrease in the borrowings volume and an increase in own funds. The 2019 funding programme was completed as planned. Over the course of the year, the Bank raised EUR 50.3bn in the interna-tional capital markets to finance lending activities and other cashflow needs. The EIB is a leading issuer, and continuously contrib-utes to innovations in capital markets. Outstanding borrowings and commercial paper amounted to EUR 449.3bn at end-2019, compared to EUR 455.4bn at end-2018, representing a decrease of EUR 6.1bn or 1.3%. The EIB has a prudent approach to liquidity management, focusing on liquid and very high quality investments. Treasury assets totalled EUR 80.9bn at the end of 2019 (end-2018: EUR 80.6bn). The Bank’s liquidity ratios remain well within limits, covering 88.6% of 2020 projected net cash outflows (compared to 97.4% in 2018). Importantly, the EIB’s access to the Eurosystem’s refinancing facil-ity provides additional protection in circumstances of extreme liquidity stress. Thanks to over 60 years of tireless efforts to keep its services fresh and relevant in the face of numerous crises of different shapes and dimensions, the EIB has secured a unique position for delivering financing and advisory services with real impact across all Member States. Against a background of the unprecedented speed of change on a macroeconomic and geopolitical level, notably regarding the urgent need for climate action and environmental sustainability, the Bank is ready to work hand-in-hand with the other EU institutions to deliver a transformational response. Looking ahead, the EIB will increase its support even further to hand a better legacy on to future generations. EIB Group Update on COVID-19 Following the recent outbreak of the SARS-CoV-2 virus responsible for COVID-19, on March 16, 2020, the European Investment Bank (“EIB”) and the European Investment Fund (together, the “EIB Group”) proposed a comprehensive emergency response package to support the SME and mid-cap sectors in the European Union (“EU”), including (i) guarantee schemes for banks in favor of SMEs, (ii) liquidity lines to banks to ensure additional working capital support for SMEs and mid-caps and (iii) asset-backed securities (ABS) purchase programs to allow banks to transfer the risk on their SME loan portfolios. On April 3, 2020, the EIB’s Board of Directors approved a multi-beneficiary program loan of up to EUR 5 billion covering all EU Member States, as part of the implementation of the proposed emergency response package. Such program loan may be implemented through multi-beneficiary intermediated loans as well as certain loan substitutes, such as the purchase of asset-backed securities and covered bonds. Further, on April 3, 2020, the EIB’s Board of Directors also considered the proposed creation of a pan-European guar-antee fund to enable the EIB Group to scale up its response to the economic effects of the COVID-19 pandemic. The detailed terms of such fund, which is anticipated to focus on supporting financing for SMEs, are currently being devel-oped. The fund is expected to draw on contributions of EUR 25 billion, mainly in the form of guarantees, from partic-ipating EU Member States and EU institutions. In addition, it is expected that any losses and related costs incurred by the EIB Group in the implementation of operations approved under this scheme would be covered by the fund. Such losses are expected to be borne by all contributors to the fund with each contributor’s share of the losses being capped at the level of its participation in the fund. On April 8, 2020, the EIB Group also announced a targeted financing initiative in response to the COVID-19 pandemic outside of the EU of up to EUR 5.2 billion supported by guarantees from the EU budget with a focus on investments in the health and private sectors. 6 Data on the loan portfolio provided in the Overview apply (unless otherwise stated) to the own resources loan portfolio, which includes the ‘’risk portfolio’’ and the portion of the portfolio outside the EU that benefits from a global guarantee from the EU or Member States (refer to Note U of the Statutory Financial Statements for more details). 7 The leverage ratio is computed as gross debt (long and short-term) divided by adjusted shareholders’ equity (own funds less the EIB’s participation in the EIF’s capital).

Moreover, the EIB Group will continue to support the health sector and innovation in the area of health, building on a current pipeline of projects in this field of around EUR 5 billion. The EIB Group can allocate financing at short notice to the area of cure and vaccine development and production facilities and support the adoption of emergency measures by EU Member States, in particular, with respect to infrastructure and equipment needs in the health sector.

The EIB Group currently remains fully operational and continues to conduct its activities in the normal course of business. As a precautionary measure, the EIB Group has put in place procedures to prevent any potential disruptions to its governance and operation approval schedule. In addition, the EIB Group has adopted prudent measures to ensure the health and safety of its employees, including imposing travel restrictions, rescheduling public events or holding them in virtual format and requiring its personnel to telework until a normalized situation resumes, and it continues to monitor the situation closely.

Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the EIB currently continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. Moreover, the quality of the EIB's loan portfolio currently remains high as it relies on a risk management strategy based on adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. The ultimate impact on the EIB of the COVID-19 pandemic is difficult to predict at this stage. The EIB continues to monitor the situation closely and to consider other supportive measures and programs in response to the pandemic.

1. EIB DELIVERS HEALTHY FINANCIAL PERFORMANCE

The EIB generates surpluses by financing large volumes of loans at low margins, and has recorded annual surpluses in its statutory[8] accounts every year since its foundation. The surplus for the financial year 2019 amounted to EUR 2 363.6m, which is slightly higher when compared with 2018 (EUR 2 339.1m). The main factors that influenced the 2019 financial results were:

- The net interest income realised[9] by the Bank amounted to EUR 3 031.7m as compared to EUR 3 167.6m in 2018. Additional details on the interest income and expenses are provided under Note N of the Statutory Financial Statements.
- General administrative expenses increased by EUR 17.7m year on year. This evolution was primarily driven by the increase in staff-related costs (associated with the increase in the average staff count over the period under review from 3 343 to 3 440). For more details, see Note R of the Statutory Financial Statements.
- The movement on specific provisions on loans and guarantees showed a positive year-on-year variation of EUR 170.0m. It should be noted that the provisions for loans and guarantees recognised in the Statutory Financial Statements relate only to individual operations.

The EIB's balance sheet totalled EUR 553.6bn at end-2019 as compared to EUR 555.8bn at end-2018 (decrease of EUR 2.2bn).

EVOLUTION OF THE NET RESULT AND TOTAL ASSETS (EUR million)


2 757
2 857
2 806
2 339
2 363
570 617
573 231
549 544
555 793
553 561
2015
2016
2017
2018
2019
Total Assets
Net results

1.1. Strong capitalisation

Since profits are retained to support the EIB's operations, the Bank's consistent profitability has led to the build-up of considerable reserves over the years. Following the appropriation of the annual net surplus, own funds increased from EUR 71.3bn at end-2018 to EUR 73.7bn at end-2019.

8 Prepared in accordance with the EU Accounting Directives.

9 Interest receivable and similar income less interest payable and similar charges.

FINANCIAL REPORT 2019

OWN FUNDS COMPOSITION AS OF 31 DECEMBER 2019

Own funds in EUR '000		31/12/2019		31/12/2018
Capital				
– Subscribed	243 284 155		243 284 155	
– Uncalled	-221 585 020		-221 585 020	
		21 699 135		21 699 135
Reserves				
a) reserve fund	24 328 415		24 328 415	
b) additional reserves	12 349 294		10 595 340	
c) special activities reserve	10 777 675		9 626 707	
d) general loan reserve	2 170 177		2 736 047	
		49 625 561		47 286 509
Profit for the financial year		2 363 586		2 339 052
Total own funds		73 688 282		71 324 696

It was proposed that the surplus for the year be appropriated as follows:

i) reserve fund nil
ii) additional reserves EUR 1 438.7m
iii) special activities reserve EUR 959.2m
iv) general loan reserve EUR -34.3m

1.2. EIB's callable capital provides a substantial cushion

The EIB is owned by the EU Member States. The latest EUR 10bn capital increase, approved in 2012, brought the Bank's paid-in capital to EUR 21.7bn and, in addition, the EIB has subscribed unpaid capital, or callable capital, amounting to EUR 221.6bn. The EIB's Member States have a legal obligation to pay their share of the callable capital, if necessary for the Bank to meet its obligations, at the request of the EIB's Board of Directors (as set out in the EIB's Statute[10]). This legal obligation derives from an EU Treaty, which supersedes national law, and is a special feature of the EIB. The callable capital, which is not taken into account in own funds or for CRR/CRD IV capital adequacy purposes, represents a buffer equivalent to roughly half of the Bank's borrowings.

1.3. EIB's relationship with the UK

On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union ("EU") pursuant to Article 50 of the Treaty on European Union ("TEU"). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the "Withdrawal Agreement"), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank ("EIB") and its share of the EIB's subscribed capital.

Effective on 1 February 2020, the share of the United Kingdom in the EIB's subscribed capital was fully replaced by a pro rata increase in the capital of the remaining EU Member States. This capital replacement covered both the paid-in part and the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the paid-in part was financed by converting EIB reserves into paid-in subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB's subscribed capital.

In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5 386 000 000 and EUR 125 452 381, respectively. This capital increase took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the paid-in portion of their increase in the EIB's subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments.

Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK

10 EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

2019 FINANCIAL REPORT

 membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Com-mittee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Arti-cle 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the paid-in capital of the EIB in 12 annual instalments. Except for such repayment of the UK paid-in capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of the EIB, as well as the preparations for such withdrawal, had no material impact on the unconsolidated and consolidated financial statements of the EIB as of 31 December 2019, and for the year then ended. 1.4. Outlook for the future The Operational Plan for 202011 was approved by the EIB’s Board of Directors on 12 December 2019, and was published on 30 January 2020. Under the plan, the EIB maintains its strong commitment to impact and additionality, supporting produc-tive investments and targeting market gaps. Moreover, the EIB will significantly increase its focus on climate action and environmental sustainability, in line with its role as the EU climate bank. The Bank’s signature orientation for 2020 is EUR 63bn. The Bank will continue to review its lending and related activities throughout the year to account for continued uncertainties in the political and economic environment and changes in mar-ket demand, and to ensure optimal alignment of resources and the highest impact possible in the real economy, whilst remaining attentive to the maintenance of its longer-term financial and credit strength. The Operational Plan 2020 also provides preliminary indications for 2021 and 2022, pending the outcome of the post-2020 MFF negotiations. The EIB’s lending remains focused on its public policy goals, namely innovation, SME and mid-cap financing, infrastructure and the environment, in addition to the two overarching policy goals related to EU social and economic cohesion and cli-mate action. In line with these goals, the EIB makes long-term finance available for projects that contribute to job creation and the global competitiveness of Europe, address climate, security and migration challenges, and promote European values and continue to bring about a convergence of living standards and prosperity across the EU. In its activities, the EIB has played, and will continue to play, a substantial role in achieving the United Nations’ Sustainable Development Goals (SDGs). The funding programme forecast in the Operational Plan reflects the anticipated borrowing needed to achieve the opera-tional targets. The Board of Directors has approved a global borrowing authorisation of up to EUR 65bn for 2020 and the Bank has announced an expected funding programme of EUR 60bn. The Bank’s high credit standing is key to its business model. Therefore, the EIB only accepts taking credit, market and liquid-ity risk in line with its risk appetite and public mission. By stabilising earnings and preserving the value of own funds, the Bank seeks to self-finance its growth in the long term. 2. LENDING ACTIVITIES – STABLE VOLUMES, THOROUGH PROJECT APPRAISAL As the EU bank, the EIB’s mission is to invest in viable projects that deliver on the EU’s policy objectives, as stipulated in Arti-cle 309 of the Treaty on the Functioning of the European Union. Projects financed need to satisfy strict economic, technical, environmental and social standards and are subject to careful due diligence and sound risk management practices. 11 The annual Operational Plan includes performance orientations and elaborates on major priorities and activities of the Group Link to Operational Plan 2020

At 31 December 2019, the EIB's disbursed loan portfolio amounted to EUR 447.5bn[12] compared with EUR 450.9bn at end-2018. The outstanding volume of signed loans was relatively stable at EUR 560.3bn[13] (EUR 556.8bn end-2018), of which 88.4% was for projects within the EU (2018: 88.6%).

2.1. New signatures

In 2019, the flow of new signatures amounted to EUR 63.3bn[14], of which EUR 61.9bn under the Bank's own resources (2018: EUR 55.6bn, of which EUR 54.3bn under the Bank's own resources). Out of the new signatures, 87.5% provide financing to projects in EU Member States (2018: 86.0%) (see the detailed geographic distribution below).

Signatures per country or region (in EUR Million)	2019	% of total	2018	% of total
Italy	9 696	15%	7 424	13%
Spain	8 094	13%	7 430	13%
France	6 929	11%	6 082	11%
Germany	5 339	9%	4 644	8%
Poland	4 394	7%	3 890	7%
Netherlands	2 477	4%	1 947	3%
Greece	2 031	3%	1 566	3%
Sweden	1 871	3%	1 372	2%
Belgium	1 730	3%	1 541	3%
Finland	1 713	3%	1 785	3%
Austria	1 554	2%	1 196	2%
Portugal	1 379	2%	1 522	3%
Czech Republic	1 308	2%	443	1%
Ireland	960	2%	807	2%
Denmark	839	1%	432	1%
Romania	766	1%	981	2%
EFTA	113	0%	190	0%
Other EU Member States	4 270*	7%	4 770	9%
Candidate and potential candidate countries	649	1%	1 552	3%
Rest of world	7 138	11%	6 066	11%
	63 250		55 640	

* Bulgaria 210m, Croatia 466m, Cyprus 230m, Estonia 236m, Hungary 702m, Latvia 246m, Lithuania 47m, Luxembourg 215m, Malta 78m, Slovakia 204m, Slovenia 184m, United Kingdom 456m, Multi-country 996m.

GEOGRAPHIC DISTRIBUTION OF THE STOCK OF LOANS AT END – 2019 (%)



Austria 2.9
France 10.0
Germany 7.8
Greece 3.6
Hungary 1.7
Italy 11.3
Poland 7.2
Portugal 3.4
Spain 18.0
United Kingdom 8.3
EU Benelux* 5.2
EU Scandinavia* 4.4
EU other* 7.2
Non-EU 9.0

DISTRIBUTION BY SECTOR OF THE STOCK OF LOANS AT END – 2019 (%)



Transport 28.9
Global loans 22.1
Energy 14.8
Health, education 7.8
Water, sewerage 6.6
Miscellaneous infrastructure 6.6
Industry 5.9
Services 3.9
Telecommunications 2.6
Agriculture, fisheries, forestry 0.8

*EU Benelux: Belgium 2.4%, Luxembourg 0.1%, Netherlands 2.7%; EU Scandinavia: Denmark 0.6%, Finland 1.9%, Sweden 1.9%; EU Other: Bulgaria 0.4%, Croatia 0.7%, Cyprus 0.5%, Czech Republic 1.3%, Estonia 0.2%, Ireland 1.3%, Latvia 0.2%, Lithuania 0.4%, Malta 0.0%, Romania 0.8%, Slovenia 0.6%, Slovakia 0.8%

12 Includes own resources loans and loan substitutes.

13 Includes own resources loans and loan substitutes.

14 Includes all resources: loans, equities and guarantees.

2019 FINANCIAL REPORT

 2.2. The EIB launched an ambitious new climate strategy and Energy Lending Policy The EIB has been Europe’s climate bank for a long time. Since 2012, the Bank has provided EUR 150bn of finance supporting EUR 550bn of investment in projects that reduce emissions and help countries adapt to the impacts of climate change. This has made the EIB one of the world’s largest multilateral providers of finance for projects supporting these objectives. In 2019, the EIB decided to make a quantum leap in its ambitions, in response to the call from both the European Council and the European Commission, and with the support of the shareholders of the Bank, the EU Member States. The Bank will stop financing unabated fossil fuels and will launch the most ambitious climate investment strategy of any public financial institu-tion anywhere. The Bank also welcomed the European Commission’s announcement of the “European Green Deal” on 11 December 2019, of which the EIB is one of the key pillars. The EIB’s new strategy for climate action and environmental sustainability includes three key elements: •The EIB Group will aim to support EUR 1tn of investments in climate action and environmental sustainability in the critical decade from 2021 to 2030; •The Bank will gradually increase the share of its financing dedicated to climate action and environmental sustainability to reach 50% of its operations in 2025 and from then on; • The EIB Group will align all its financing activities with the principles and goals of the Paris Agreement by the end of 2020. In the near future this will be complemented by measures to ensure EIB financing contributes to a just transition for those regions or countries more affected so that no one is left behind. Following the most comprehensive public consultation ever held by the Bank, the EIB’s Board of Directors approved the Bank’s new ambitious Energy Lending Policy in November 2019. Intensive stakeholder engagement from January 2019 generated more than 149 written submissions from concerned organisations and individuals and petitions signed by more than 30 000 people. With the approval of the revised Energy Lending Policy, the EIB will no longer consider new financing for unabated fossil fuel energy projects, including gas, from the end of 2021 onwards. In addition, the Bank set a new Emissions Performance Standard of 250g of CO2 per Kilowatt-hour (kWh), which will replace the current 550g CO2/kWh standard. A previous review of energy lending in 2013 had already enabled the Bank to be the first international finance institution to effectively end financing for coal and lignite power generation through adoption of a strict Emissions Performance Standard. The new policy details five principles that will govern future EIB engagement in the energy sector: • Prioritising energy efficiency with a view to supporting the new EU target under the EU Energy Efficiency Directive; • Enabling energy decarbonisation through increased support for low or zero carbon technology, aiming to meet a 32% renewable energy share throughout the EU by 2030; • Increasing financing for decentralised energy production, innovative energy storage and e-mobility; •Ensuring grid investment essential for new, intermittent energy sources like wind and solar as well as strengthening cross-border interconnections; • Increasing the impact of investment to support energy transformation outside the EU. 2.3. EFSI progress In 2017, given the success of EFSI, the European Council and the European Parliament agreed to extend its investment target and duration to EUR 500bn by end-2020. Current projections show that the EIB Group will also surpass the new target of EUR 500bn set for end-2020. A study published by the EIB’s Economics Department and the European Commission’s Joint Research Centre in October 2019 showed EFSI’s tangible and long-lasting benefits for the European economy. The study estimated that investments backed by EFSI until the end of June 2019 increased EU GDP by 0.9% and added 1.1 million jobs compared to the baseline scenario. By

2022, the impact should reach 1.8% in EU GDP and 1.7 million additional jobs. Moreover, EFSI will also have a long-term macroeconomic impact on the EU – looking ahead to 2037, the study estimates that EFSI-backed operations will have created 1 million jobs and have increased EU GDP by 1.2%.

At end-2019, the EIB Group had approved 1 269 operations for a total of EUR 84.2bn[15], expected to mobilise investments of EUR 458bn. This represents 92% of the EUR 500bn investment target under the extended EFSI.

As at 31 December 2019, 602 Infrastructure and Innovation Window (IIW) operations were approved for total financing of EUR 60.4bn, of which EUR 49.2bn was signed. EUR 27.6bn of this was disbursed, of which EUR 25.5bn for Debt Type Operations and EUR 2.1bn for Equity Type Operations.

Under the SME Window (SMEW), 390 financial guarantee transactions were approved for an amount of EUR 13.8bn. At end-2019, EUR 11.8bn was signed for guarantee transactions benefiting from EFSI support. Through the SMEW Equity and Risk Capital Resources mandate, the EIF approved 277 transactions in investment funds worth EUR 10bn, with a signed amount of EUR 8.2bn as at 31 December 2019.

Infrastructure and Innovation Window (IIW)	Total	2019 FY*
# operations approved	602	130
Operations approved as of 31/12/2019 (EUR m)	60 449	11 606
of which Equity Type Operations	6 739	1 240
of which Debt Type Operations	53 710	10 366
# operations signed	532	152
Operations signed as of 31/12/2019 (EUR m)	49 179	10 990
of which Equity Type Operations	6 173	1 461
of which Debt Type Operations	43 006	9 529
Operations disbursed as of 31/12/2019 (EUR m)	27 644	8 797
of which Equity Type Operations	2 111	1 050
of which Debt Type Operations	25 533	7 747

*Similar to previous years, amounts are net of operations cancelled during 2019.

SME Window (SMEW)	Total	2019 FY
# projects approved	667	308
Operations approved as of 31/12/2019 (EUR m)	23 799	6 393
# projects signed	617	242
Operations signed as of 31/12/2019 (EUR m)	19 982	5 447
Operations disbursed as of 31/12/2019 (EUR m)	10 594	3 663

Agreement on InvestEU confirms EIB Group as central partner for new EU investment programme in 2021-2027

In March 2019, the EIB welcomed the preliminary agreement on InvestEU, the proposed programme to boost private and public investment in Europe in the next EU Multiannual Financial Framework 2021-2027. The agreement reached by the Council, the European Parliament, and the European Commission confirmed that the EIB Group will implement 75% of InvestEU. In addition, the EU bank will provide the necessary banking expertise for the benefit of all implementing partners, and undertake the risk management function for the overall programme.

InvestEU will build on the success of EFSI and other existing financial instruments such as CEF (Connecting Europe Facility), InnovFin (EU Finance for Innovators) and COSME (Programme for the Competitiveness of Enterprises and Small and Medium-sized Enterprises), which are managed and implemented by the EIB Group. It will be based on a EUR 38bn guarantee from the EU budget and aim to mobilise around EUR 650bn of investment to keep the EU social, green and competitive.

15 The figures refer to active operations, excluding global authorisations or fully cancelled operations.

2019 FINANCIAL REPORT

2.4. Operations outside the EU

By financing investments outside the EU, the EIB actively contributes to the EU's external policy objectives. The Bank has been active outside the EU for over 50 years with EUR 64.8bn loans granted in 106 different countries as of end-2019, of which EUR 7.9bn signed in 2019. The majority of non-EU activities are covered by guarantees from the EU (External Lending Mandate) or the EIB's Member States (Cotonou Agreement), in the form of either a comprehensive guarantee or a political risk guarantee.

In this sphere, the Bank welcomes the report published in October 2019 by the High-Level Group of Wise Persons on the European financial architecture for development, which confirms the important role the EIB Group is playing in delivering EU policies outside the Union. The report highlights the fact that establishing a development subsidiary at the EIB is politically and financially the most feasible option to address systemic gaps in the European development finance architecture.

Russia

The EIB continues to apply the sanctions on Russia adopted by the European Council in 2014. The Bank's total disbursed exposure to borrowers in the Russian Federation amounted to EUR 22.6m as of end-2019 (2018: EUR 100.0m) with no exposure at the EIB's own risk (2018: EUR 74.7m).

Ukraine

Total disbursed exposure in Ukraine amounted to EUR 1 284.3m at end-2019 (2018: EUR 1 151.8m). Of this amount, EUR 1 063.3m (2018: EUR 996.3m) is covered by the EU External Lending Mandate guarantee while the remainder is at the EIB's own risk. A further EUR 3.8bn has been committed in signed operations not yet disbursed, of which EUR 165.7m is expected to be at the EIB's own risk.

Turkey

Total disbursed exposure in Turkey amounted to EUR 12.3bn at end-2019 (2018: EUR 14.0bn). Of this amount, EUR 6.5bn (2018: EUR 7.0bn) is covered by the EU External Lending Mandate guarantee while EUR 5.8bn (2018: EUR 7.0bn) is at the EIB's own risk. A further EUR 0.8bn has been committed in signed operations not yet disbursed, of which EUR 0.1bn is expected to be at the EIB's own risk.

2.5. Rigorous due diligence and strict selection criteria


Identification of a project opportunity
Project appraisal
• Financial
• Economic
• Social
• Environmental
• Technical
Management Committee review/ approval
Board of Directors' approval
Loan approved
Negotiation
Contract signed
Disbursement
Physical & financial monitoring
Repayment

The EIB's due diligence process (applicable to all operations, including those under EFSI) ensures high loan quality, applying strict eligibility criteria to all projects. The appraisal process involves assessments from loan officers, economists, engineers and other sector specialists, risk managers and lawyers. The viability of a project is considered from four angles: economic, technical, environmental/social and financial.

Risk guidelines are applied at project selection and throughout a project's lifetime. The EIB performs post-signature monitoring to enable early interventions and tracks closely whether initial conditions have deteriorated or contractual clauses have been breached. Firm adherence to project screening and ex-ante evaluations, coupled with regular ex-post reviews, underpins the quality of the EIB's loan portfolio.

FINANCIAL REPORT 2019

 Climate aspects are taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports the carbon footprint, in absolute and relative terms, for all directly financed projects that have material emis-sions. In addition, an economic price of carbon is incorporated into the accounting for environmental externalities. 2.6. A highly secured and high-quality loan portfolio The conservative lending policies that the EIB applies, coupled with the nature of the projects financed and strong collater-alisation, enable a high-quality loan portfolio to be maintained despite the Bank’s recent move towards higher risk lending. The credit quality of the loan portfolio is reflected in the EIB’s low rate of impairments and the historically low levels of defaults. - The vast majority of the Bank’s loan portfolio benefits from credit enhancements or recourse to European Commission or EU Member State guarantees, in which case the Bank benefits from its preferred creditor status (PCS) and the protection granted by the EIB’s Statute. Credit enhancements are largely in the form of guarantees from EU sovereigns, the European Union budget, investment-grade banks and corporates, as well as high quality financial collateral and assignments of rights or pledges. Unsecured loans to banks and corporates had a combined value of EUR 136.7bn16, representing 26.6% of the risk portfolio as at end-2019 (end-2018: EUR 132.5bn and 25.8%). - Expected losses associated with lending exposures are allocated to a dedicated General Loan Reserve (GLR). - The asset quality of the EIB’s risk portfolio is maintained at an exceptional level. The share of best borrower or guarantor internal ratings at investment-grade level17 stood at 84.4% of the risk portfolio of the Bank as at end-2019 (end-2018: 83.9%). - At end-2019 the disbursed sovereign exposure18 of the Bank amounted to EUR 45.2bn (2018: EUR 45.4bn) and the sover-eign-guaranteed signed exposure19 to EUR 79.7bn (2018: EUR 79.6bn). The Bank has not recorded any impairment in respect of its holding of EU sovereign and EU sovereign-guaranteed exposures. The Bank’s preferred creditor status and the protection given by its Statute are deemed to guarantee full recovery of its sovereign assets. - At end-2019, there were 57 impaired loan contracts (2018: 36 impaired loan contracts) for a total disbursed exposure of EUR 1.6bn (2018: EUR 1.5bn). These operations represent 0.4% of the total loan portfolio (2018: 0.3%), for which the Bank has specific provisions for the gross exposure (disbursed exposures, accrued interest and exposures in arrears) of EUR 486.9m (2018: 536.9m). - For loans not secured by a global/comprehensive guarantee of the European Union or Member States20, arrears over 90 days amounted to EUR 146.0m as at end-2019 (2018: EUR 176.4m). - Operations that carry higher risk than the EIB’s usual activities are termed “special activities”. The volume of new special activities21 signed in 2019 was EUR 15.0bn (2018: EUR 16.0bn), of which EUR 1.5bn was at the EIB’s own risk (2018: EUR 1.5bn) and the remaining EUR 13.5bn was covered by portfolio credit risk mitigation (2018: EUR 14.5bn). The stock of own resources special activities22 increased to EUR 19.9bn (2018: EUR 18.5bn), due to the pace of new signatures in 2019, only partially offset by redemptions and improvements in the credit quality of outstanding loans. Own resources special activities not covered by the EU’s or Member States’ comprehensive guarantee now represent approximately 3.9% of the total risk portfolio (2018: 3.5%). - The unexpected losses associated with special activities at the EIB’s own risk are allocated to a dedicated special activities reserve (SAR), which stood at EUR 6.6bn at the end of 2019 (2018: EUR 5.9bn). In addition, EUR 5.1bn of the SAR is allocated 16 Includes own resources loans and loan substitutes. 17 Above Baa3 rating. 18 Includes own resources loans and loan substitutes. 19 Includes own resources loans and loan substitutes. 20 For more details on arrears over 90 days on the loan portfolio, see Note U of the Statutory Financial Statements. 21 Includes loans, equities and guarantees, excludes the EIB’s mandates to the EIF. 22 Includes loans, equities and guarantees, excludes the EIB’s mandates to the EIF.

to the equity fund activities managed by the EIF on behalf of the Bank (2018: EUR 4.9bn). After inclusion of the proposed appropriation of the 2019 result, the SAR will amount to EUR 11.7bn.

- The loan grading-based Watch List comprises lending operations that have been deemed to require close monitoring, though they are generally still performing. Lending operations are placed on the loan grading-based Watch List following a deterioration of the internal loan grading or after a significant credit event. Enhanced perceived risk related to exposure in some specific countries has led to an increase of the internal loan grading-based Watch List to EUR 6.0bn (2018: EUR 6.1bn), representing 1.1% of the risk portfolio (2018: 1.1%).

3. FUNDING ACTIVITIES

The EIB raises long-term funds through bond issuance in the international capital markets to meet its lending needs. Funding activities aim to reach set volume targets with a maturity structure suitable for the Bank's asset and liability management, and to optimise cost on a sustainable basis. The EIB achieves these goals by combining the issuance of large and liquid bonds ("benchmarks") in the main currencies with targeted and tailor-made issues across a number of currencies. Diversification of sources and tenors of funding underpins the flexibility of the Bank's funding.

The 2019 funding programme was completed as planned. The EIB raised the EUR equivalent of 50.3bn[23], in line with the announced programme. The smaller funding traget of 2019 compared to 2018 (EUR 60bn) took into consideration the Bank's lending targets, debt service, and the evolution of the relevant related business assumptions. In 2019, the EIB issued bonds in 17 currencies, of which four in synthetic format. Moreover, 2019 was also marked by the EIB's continuing role in bringing innovation to capital markets – in October, the Bank issued the first €STR-linked benchmark bond.

3.1. Maturity mix of the EIB's funding

- The average maturity of funding in 2019 was 7.2 years, fairly similar to 2018 (7.7 years).

- EUR issuance typically provides the longest average maturity among the Bank's main currencies. In 2019, the average maturity of EUR funding was 10.1 years (11.0 years in 2018). This was underpinned by an issuance in the long end of the EUR curve of a EUR 3bn 15-year EARN and a new EUR 500m 18-year ECoop, as well as by the increase of the ECoop line maturing in September 2047.

- Overall, issuance in other currencies (excluding EUR, GBP and USD) offered an average maturity of 5.9 years, in line with the previous year.

Currency	Average maturity (years)	
	2019	2018
EUR	10.1	11.0
GBP	4.8	5.4
USD	4.5	4.8
Others	5.9	5.9
Total	**7.2**	**7.7**

23 EUR equivalent amounts are calculated at the exchange rate prevailing on the date of the transaction.

FINANCIAL REPORT 2019

3.2. Geographic highlights

- Overall, the investor distribution remained broadly stable in 2019 compared to 2018. Europe maintained its position as the principal source of investor demand, representing 67%, a small decrease compared to last year (70% in 2018).

- Asian investors' interest slightly increased from 17% in 2018 to 21% in 2019, both in EUR and USD issuances. Investors from the Americas slightly decreased their share to 10% from 12% in 2018, as the decrease in USD issuances was partially compensated for by their increased interest in EUR and GBP.

- Geographical differences between currencies remain significant, as most demand from outside Europe is focused on USD bonds. This channels funds from outside Europe to EU economies.


2%
10%
21%
67%
1%
4%
12%
83%
2%
22%
44%
32%
3%
4%
3%
90%
3%
10%
31%
56%
Total 2019
EUR
USD
GBP
Others
Europe
Asia
Americas
Middle East & Africa

3.3. Investor types

- Bank treasuries continued to account for the bulk of demand, with a slight decrease to 37% (2018: 45%). In EUR, bank treasuries decreased their weight from 50-55% in the last few years to 35% in 2019. The same trend was seen in USD issuance, while, in GBP, the bank treasuries' share reinforced its dominant role by increasing 14 pps to 65%.

- Although bank treasuries remained the largest investor-class for EIB bonds, in the last few years there has been a slight shift towards investment from central banks and official institutions. This change has been driven mainly by: i) an increased interest in USD and EUR benchmark issuances from central banks (mostly from outside Europe); and ii) less pressure on bank treasuries to build up their HQLA buffers.

- Central banks' share of demand increased in EUR (plus 9 pps to 27% in 2019) and more significantly in USD (plus 17 pps to 59% in 2019), while the overall demand from real money investors, such as fund managers/insurers and pension funds, remained stable at 25%.

- The share of demand stemming from other investors (including corporates and retail investors) increased slightly from 4% in 2018 to 6% in 2019, with demand focused on the Bank's non-core issuance.


6%
32%
25%
37%
3%
27%
35%
35%
1%
59%
11%
29%
5%
9%
21%
65%
24%
16%
28%
32%
Total 2019
EUR
USD
GBP
Others
Bank Treasury
Central Bank / Government Institutions
Fund Managers / Insurance / Pension
Corporate / Retail / Other

3.4. Funding in the EIB's main currencies

Issuance in the EIB's main currencies – EUR, USD and GBP – together accounted for 85% of the total volume raised in 2019 (2018: 86%). In total, 59% was issued in the benchmark format in EUR and USD, the same share as last year.

- **EUR:** In EUR, the Bank provides benchmark issues (typically in the EUR 3-5bn range) in the Euro Area Reference Note (EARN) format, which is complemented by issuance in the ECoop format. In 2019, the Bank raised EUR 22.7bn in EUR, representing 45.1% of total funding (2018: EUR 25.7bn representing 43%). Issuance in EARNs was carried out successfully through five new benchmarks (EUR 17bn), with a maturity range from 5 to 15 years, providing investors with positive yields in primary, despite a negative interest rate environment. All transactions were well oversubscribed, including record-breaking books in the first quarter of the year. In January, a EUR 5bn 10-year EARN marked the largest EARN order book ever achieved (EUR 16bn), and a record participation of over 300 accounts. In early February, a EUR 3bn 5-year EARN again registered a new largest order-book record for the EIB, reaching EUR 16.8bn. Demand in the fixed rate format supported ECoop issuance, with 12 transactions for a total of EUR 3.4bn in lines ranging from 2023 to 2047. Furthermore, in October 2019 the EIB launched a EUR 1bn 3-year benchmark transaction linked to €STR, the new EUR overnight benchmark and EUR risk-free rate.

2019 FINANCIAL REPORT

- **USD:** Overall, the EIB issued the EUR equivalent of 13.8bn in USD (2018: EUR 20.4bn), accounting for 27.5% of the total funding. The EIB is a leading USD issuer, and raised USD 13.0bn (the EUR equivalent of 11.5bn) in the Global format through four new lines in 2019, and a USD 1bn in 10-year maturity in Climate Awareness Bond (CAB) format. Similarly to the EARN transactions, the first quarter of 2019 registered an all-time record order book for the EIB in US dollars (USD 9.5bn). In addition, the Bank issued USD 1.5bn (EUR 1.3bn) in floating rate format linked to SOFR.

- **GBP:** The Bank remains a leading issuer in GBP, and funded GBP 5.5bn in the currency in 2019 (the EUR equivalent of 6.2bn). This represents an increase from the GBP 4.5bn issued in 2018 (EUR 5.1bn). With the GBP fixed rate curve being well populated, the EIB chose to enhance the liquidity of existing lines. In the fixed rate market (excluding CAB issuance), the EIB issued six transactions in four different tenors, ranging from 3- to 8-years, for a total amount of GBP 2.4bn.

Furthermore, in July 2019, the Bank launched a new 5-year GBP 800m CAB. Finally, the Bank issued GBP 2.3bn in floating format linked to SONIA.

Currency	Amount in EUR bn equivalent	Amount in EUR bn equivalent
	2019	2018
EUR	22.7	25.7
GBP	13.8	20.4
USD	6.2	5.1
Others	7.6	8.8
Total	**50.3**	**60.0**

FUNDING PROGRAMME BY TYPE AND CURRENCY 2019



1%
8%
34%
12%
10%
5%
7%
23%
Benchmark EUR: EARNs
Risk-free rates (€STR, SOFR, SONIA)
Mini-Benchmark EUR: ECoops (excluding CAB/SAB and €STER)
Other currencies (excluding CAB/SAB and risk-free rates)
Benchmark USD: Globals
CAB and SAB (all currencies)
Fixed-rate GBP (excluding CAB)
Structured

2019



15%
45%
28%
12%
EUR
GBP
USD
Others

2018



15%
43%
34%
8%
EUR
GBP
USD
Others

FINANCIAL REPORT **2019**

3.5. EIB funding in other currencies

The EIB's currency diversification policy enhances its flexibility, enabling it to obtain cost advantages, meet disbursement needs in local currencies, and fine-tune the maturity profile of its funding. In 2019, the EIB issued bonds in 14 currencies other than EUR, USD and GBP, of which four in the synthetic format (2018: 18 non-core currencies, of which three in the synthetic format). In terms of volume, the issuance in other currencies slightly decreased from EUR 8.8bn to EUR 7.6bn in 2019, accounting for 15% of total funding for the year (2018: 15%).

- In 2019, the EIB reached a record amount of NOK issuance (NOK 19bn, EUR 1.9bn equivalent), NOK being for the first time the EIB's fourth largest funding currency for the year. The EIB's NOK issuance was fairly evenly supported by both domestic and overseas investors. The EIB was ranked the second largest NOK SSA issuer in the year.

- The EIB remained the largest supranational issuer in PLN with six transactions amounting to PLN 5.8bn (EUR 1.3bn). The Bank expanded its PLN benchmark curve through a new 10.7-year benchmark line and a new PLN 1bn (EUR 232m) 10.5-year CAB.

- The Bank issued AUD 1.8bn (EUR 1.1bn, in CAB and non-CAB format) in six different transactions. Excluding CAB issuance, the EIB tapped three different maturities in the first part of the year for a total amount of AUD 950m, and launched an AUD 300m January 2024 in July.

- The EIB's total CAD issuance in 2019 was 1.3bn (EUR 0.9bn) in two lines, a CAD 500m September 2022 and a CAD 800m July 2024. Both transactions saw order books well supported predominantly by demand from local bank treasuries and official institutions.

- The EIB issued SEK 6.7bn (EUR 631m) in 2019, down somewhat from the SEK 8.8bn issued in 2018, but in line with the 5-year average.

- In addition to the currencies mentioned above, the EIB issued ZAR 9.9bn (EUR 621m) via 18 transactions; the first CAB for DKK 3bn (EUR 402m), returning after 10 years in the Danish Kroner market; two issuances in CNY for a total amount of CNY 1.3bn (EUR 167m); six MXN bonds for a total of MXN 2.1bn (EUR 94m); and two RUB bonds for a total of RUB 2.5bn (EUR 34m).

- The volumes of structured issuance were modest, contributing EUR 0.6bn (2018: EUR 0.9bn) and representing 1% of total funding (2018: 1%).

- The Bank delivered a number of synthetic-currency transactions in ARS, BRL, IDR and EGP for an aggregate of EUR 0.4bn (2018: EUR 0.6bn).

2019


26%
18%
15%
12%
8%
8%
5%
2%
6%
NOK
PLN
AUD
CAD
SEK
ZAR
DKK
BRL
Others

2018


22%
18%
16%
10%
9%
6%
6%
2%
11%
CAD
PLN
AUD
SEK
TRY
NOK
MXN
ZAR
Others

2019 FINANCIAL REPORT

Currency	Amount in EUR bn equivalent
	2019
NOK	1.94
PLN	1.34
AUD	1.13
CAD	0.89
SEK	0.63
ZAR	0.62
DKK	0.40
BRL	0.17
CNY	0.17
IDR	0.13
MXN	0.10
RUB	0.04
EGP	0.03
ARS	0.02
Total	7.61

3.6. Risk-Free Rates

The EIB is continuing the market development work that it has performed over the last three years in the new risk-free rates space. By doing so, it is contributing to the harmonisation of standards across currencies, supporting market participants in the transition away from Libor.

- **SONIA**[24]**:** In March 2019, the EIB issued a new GBP 500m (EUR 582m) 7-year SONIA, driven by bank treasuries demand. This issuance is so far the longest SONIA transaction outstanding in the SSA market and a testament to the Bank's name recognition and market penetration in the GBP and the risk-free rate space. With a view to reinforcing the benchmark status of its SONIA curve and responding to investors' demand, in 2019 the EIB issued a total of GBP 2.25bn, comprising new and tapped transactions.

- **SOFR**[25]**:** In June 2019, the EIB launched an innovative and successful SOFR transaction. The progress in this market was further demonstrated by the EIB's ability to print a USD 1.5bn (EUR 1.3bn) 3-year deal, which is markedly longer than the majority of SOFR issuance to date.

- **€STR**[26]**:** Following the ECB publication in October 2019 of €STR, the new EUR overnight benchmark and EUR risk-free rate replacing EONIA, the EIB successfully launched a EUR 1bn 3-year €STR-linked benchmark transaction.

The transaction, which was priced in line with the existing EUR fixed curve, attracted a well-diversified book of orders. The design of the new bond follows the template already used by the EIB in the GBP and USD markets, incorporating a compounding mechanism and a backward-looking approach aimed at offering liquid securities to investors, setting a sound standard for the market.

3.7. Sustainability Funding

The EIB inaugurated the green and sustainability bond market in 2007 and is the largest supranational issuer of these bonds worldwide. During 2019, the EIB issued EUR 4.1bn equivalent (2018: EUR 4.5bn) in Climate Awareness Bonds (CABs) and Sustainability Awareness Bonds (SABs), through 11 transactions in seven currencies, two of which were new to the EIB's sustainable funding ventures (Danish kroner and Polish zloty). Additional highlights include a EUR 500m 2042 CAB, AUD 400m 2024 CAB, GBP 800m 2024 CAB and USD 1bn 2029 CAB in SEC-registered format. In autumn, following direct dialogue with selected Scandinavian investors, a SEK 2bn SAB due in 2026 extended SAB allocations from water to health and education projects, while the inaugural EUR 2026 SAB line was further increased by EUR 500m to EUR 1bn benchmark size.

On 27 June, the EIB and Japan's Government Pension Investment Fund (GPIF) announced their partnership in the area of sustainable finance. This cooperation provides for the fact that GPIF asset managers will regard investment in CABs and SABs as part of a broader effort to integrate environmental, social and governance (ESG) considerations.

CAB

During 2019, the EIB issued EUR 3.4bn of CABs. In the course of the year, EUR 3.3bn of disbursements were found eligible for allocation of proceeds from CAB issuance and EUR 3.3bn of CAB proceeds were allocated to such disbursements following the EIB's allocation procedures. The balance of unallocated CAB proceeds in the treasury CAB portfolio amounted to EUR 1.8bn at the beginning of the year and to EUR 1.9bn at the end of the year.

SAB

During 2019, the EIB issued EUR 695m of SABs. In the course of the year, EUR 876m of disbursements were found eligible for allocation of proceeds from SAB issuance and EUR 872m of SAB proceeds were allocated to such disbursements following the EIB's allocation procedures[27]. The balance of unallocated SAB proceeds in the treasury SAB portfolio amounted to EUR 371m at the beginning of the year and to EUR 194m at the end of the year.

24 SONIA: Sterling Overnight Interbank Average rate.

25 SOFR: Secured Overnight Financing Rate.

26 €STR: Euro Short-Term rate.

27 Two eligible disbursements for a total of EUR 4m could not be allocated since they took place between 08/08/2019 and 12/09/2019 when the balance of unallocated SAB proceeds in the treasury SAB portfolio was nil.

FINANCIAL REPORT 2019

 TEG proposal for EU Sustainability Taxonomy and Green Bond Standard released On 18 June 2019, the European Commission’s Technical Experts Group (TEG) on sustainable finance published new reports, marking an important step forward for the European Commission’s Action Plan on Financing Sustainable Growth. The TEG commenced its work in July 2018 and consists of 35 members from civil society, academia, business and the finance sector, as well as additional members and observers from the EU and international public bodies, including the EIB. These reports aim to further incentivise and channel private sector investment into sustainable development, by making investors more aware of what they invest in and by giving investors better tools to invest sustainably. The EIB spe-cifically contributed to the report on the EU Sustainability Taxonomy (EUST) and the report on an EU Green Bond Standard. These two reports are of direct relevance for the EIB’s funding and lending activities. The report on the EUST of environ-mentally sustainable activities presents an overview of the methodology, guiding principles and technical screening cri-teria for identifying economic activities that contribute substantially to the first two of six environmental objectives: cli-mate change mitigation and climate change adaptation. The report on an EU Green Bond Standard provides recommendations for the development of an EU Green Bond Standard that aims to add clarity and reliability to the green bond market with regard to eligible projects (explicit link to EUST) and verification of issuers’ reports. The EIB was the first issuer to align its sustainability funding documentation with the upcoming EU Sustainability Taxonomy The EIB was the first issuer to have tuned the documentation of its bonds (both CABs and SABs) to the upcoming EUST in order to secure compliance with the EU Green Bond Standard. In line with evolving EU legislation on sustainable finance, CAB proceeds will be allocated to the EIB’s lending to projects contributing to climate change mitigation whereas SAB proceeds will go to projects contributing to environmental and social sustainability objectives beyond climate. When adopted, the EUST will provide a shared definition of core aspects of sustainability, so that a consistent set of stand-ards can be developed for sustainable investment (e.g. green loans and green bonds). CAB and SAB documentation thus allows for a gradual extension of loan eligibility in line with evolving EU legislation. This will be achieved via progressive adaptation of eligibility criteria and establishment of the required procedures and IT infrastructure. 4. TREASURY ACTIVITIES 4.1. High-quality assets Treasury management fulfils the dual roles of ensuring that the Bank has the capacity to continually meet its financial com-mitments and of implementing the Bank’s asset and liability policy. Funds are invested in designated portfolios with defined criteria based on a low-risk strategy of diversification. The Bank’s portfolio management must at all times comply with the guidelines, prudential limits and indicators laid down by the EIB’s governing bodies. At end-2019, the operational treasury included the following portfolios: • Treasury Monetary Portfolio (TMP), designed for daily liquidity management; • Securities Liquidity Portfolio (SLP), which invests in the currencies EUR, GBP and USD and aims to provide diversification while enhancing the return on treasury assets. Operating under the constraint of holding 75% in ECB-eligible assets, the SLP also serves as an additional line of liquidity; and • Long-Term Hedge Portfolio (LTHP), which serves as an asset and liability management (ALM) tool, targeting high-quality EUR-denominated assets. At year-end, the bulk of these assets (93%) were held in the Treasury Monetary Portfolio invested in short-term instruments with a maturity of up to one year. For a breakdown of the credit exposure of the treasury portfolio, please refer to the notes to the Statutory Financial Statements of the Bank. 4.2. Prudent liquidity management Treasury activities are conducted with the primary objective of protecting the capital invested and ensuring that the Bank can meet its payment obligations on time and in full. Liquidity is consistently maintained within the set prudential limits to cater to the EIB’s operating environment.

 At year-end 2019 total treasury assets amounted to EUR 80.9bn (2018: EUR 80.6bn) and the Bank’s total liquidity ratio stood at 88.6% (2018: 97.4%), in excess of the minimum liquidity requirement of 25%28. The Liquidity Coverage Ratio stood at 483.4% at the end of the year (2018: 182%). As an eligible counterparty in the Eurosystem’s monetary policy operations, the EIB also benefits from access to the monetary policy operations of the European Central Bank. This access is activated, albeit at low levels, in a regular manner to ensure its permanent operational maintenance. These operations are conducted via the Central Bank of Luxembourg, where the EIB maintains a deposit to cover minimum reserve requirements. The ability to repo ECB-eligible collateral adds substantially to the EIB’s liquidity buffer. The EIB is now equipped with a Collateral Management System that is aimed at improving its resilience to liquidity risk and allows for the dynamic and integrated management of diverse collateral sources. In this area, the EIB is a leader among its peers. Valuing the liquidity of collateral strengthens its liquidity profile. 4.3. Treasury financial result in 2019 Negative euro interest rates for short and medium tenors continued to characterise the market environment, which meant that investment opportunities meeting requirements in terms of tenors, credit quality and liquidity were difficult to find. The financial income from treasury portfolios for the year was EUR 274m (2018: EUR 343m), with an average rate of return on the Bank’s treasury of 0.4% (2018: 0.6%), in a market environment characterised by even lower EUR interest rates in the very short term, driven by the ECB stance. 4.4. Asset and liability management The interest rate, foreign exchange rate and basis risk position of the Bank’s assets and liabilities are managed within pre-scribed limits. This involves rebalancing the various risk profiles through the use of standard derivative instruments to achieve a target exposure of the managed risk factors. The ALM policy aims at ensuring self-sustainability of the Bank’s business and growth of own funds. 5. CONSERVATIVE RISK MANAGEMENT ALIGNED WITH BEST BANKING PRACTICE The Bank aims to align its risk management with best banking practice, and adherence to that practice is monitored by the Audit Committee, an independent body which reports directly to the Board of Governors. The approach in determining annual operational targets and orientations takes into account the Bank’s objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Bank has defined a set of indicators to monitor the credit, liquidity, market and operational risks inherent in its activities including, among others, minimum capital requirements, the credit quality distribution of the Bank’s loan portfolio, risk concentration measures, and liquidity measures. The EIB’s lending policies establish minimum credit quality levels for both borrowers and guarantors in lending operations, and identify the types of securities that are deemed acceptable. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparties. In addition, via a counterparty and sector limit system, the credit policies ensure sufficient diversification of the loan portfolio. The Bank has established sector limits for its ten key industries, and mon-itors the aggregate exposure to other relevant industries. Limits are set based on the stressed capital requirements of the aggregated exposure to an industry in the event of a downturn. The main risk categories arising from the Group’s business activities are: • Credit risk: the risk of loss resulting from client or counterparty default on credit exposures in all forms, including settle-ment risk; • Market risk: the risk of loss arising from exposure to market variables such as interest rates, foreign exchange rates and equity market prices; 28 The minimum liquidity ratio is 25% of the forecast net cash outflows for the following 12 months.

 • Liquidity and funding risk: the risk that the Group is unable to fund assets and meet its obligations, at a reasonable price or, in extreme situations, at any price; and • Operational risk: the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. For more details on financial risk management, see Note U of the Statutory Financial Statements, and the Risk Management Disclosure Report on the EIB’s website. On 3 October 2018, the EIB published the “Best Banking Practice (BBP) Guiding Principles of the European Investment Bank”, previously approved by the Board of Governors of the EIB, on its website. The BBP Guiding Principles is a high-level document, defining the overall principles and the general scope of banking rules and guidelines applicable to the EIB as BBP. It also sets forth assessment criteria aimed at identifying the relevant rules and considers specificities of the EIB’s business model by way of general adjustments. The document will be regularly reviewed by the EIB’s governing bodies. 6. CORPORATE RESPONSIBILITY AND SUSTAINABILITY Sustainability is embedded in the Bank’s activity and processes. From a due diligence standpoint, the EIB appraises and selects the investment projects it finances based on certain criteria, including sustainability credentials such as environmental, social and governance aspects. Certain activities are completely excluded from EIB financing. For eligible activities, all investment projects need to comply with the EIB’s environmental and social principles and standards. Furthermore, the Bank carries out an economic appraisal of investment projects to assess the costs and benefits to society as a whole. Only projects that bring benefits to society as a whole and that comply with the EIB’s environmental and social standards can be financed. To provide an overview of its operations and impacts as they relate to the objective of supporting smart, sustainable and inclu-sive growth, the EIB Group issues annually a sustainability report. The report is prepared in accordance with the Global Report-ing Initiative (GRI) Standards’ “comprehensive” option and is subject to a limited assurance review by its external auditors. It should be read in conjunction with the annually published Sustainability Reporting Disclosures. Both documents are available on the Bank’s website. 7. EIB GROUP FINANCIAL PERFORMANCE29 The EIB Group consists of the European Investment Bank and the European Investment Fund (“EIF”). 7.1. EIB consolidated financial statements under EU Accounting Directives The 2019 EU-AD consolidated result stands at EUR 2 418.8m as compared to a net surplus of EUR 2 392.8m for 2018 (positive variance of EUR 26.0m or 1.1% year on year). It is closely aligned to the statutory surplus as the consolidated EU-AD result is almost wholly driven by the EIB unconsolidated result. As at 31 December 2019, the total Group Balance Sheet stood at EUR 555.2bn, showing a decrease of EUR 2.1bn as compared to 31 December 2018. 7.2. EIB consolidated financial statements under IFRS The 2019 IFRS consolidated result stands at EUR 2 957.6m as compared to a result of EUR 3 360.3m observed in 2018 (i.e. negative variance of EUR 402.7m period on period). Additional information on the IFRS results is provided under the notes to the EIB Group Consolidated Financial Statements under IFRS. 29 This covers the Consolidated Financial Statements of the EIB Group prepared in accordance with the EU Accounting Directives and with the International Financial Reporting Standards.

EIB Statutory Bodies Situation at 24 April 2020 The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org. Board of Governors Audit Committee Management Committee PresidentWerner HOYER Vice-PresidentsDario SCANNAPIECO Ambroise FAYOLLE Andrew McDOWELL Emma NAVARRO Lilyana PAVLOVA Thomas ÖSTROS Teresa Tatiana CZERWISKA Vacant Position

Board of Directors

The Board of Directors consists of 28 Directors, with one Director nominated by each Member State and one by the European Commission. There are 31 Alternates, meaning that some of these positions will be shared by groupings of states.

Furthermore, in order to broaden the Board of Directors' professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights.

Directors	
Marc DESCHEEMAECKER	Chairman of the Boards of Brussels Airport Company and De Lijn, Mechelen
Marinela PETROVA	Deputy Minister of Finance, Ministry of Finance, Sofia
Petr PAVELEK	Deputy Minister of Finance, Ministry of Finance, Prague
Julie SONNE	Head of Division, Ministry for Industry, Business and Financial Affairs, Copenhagen
Thomas WESTPHAL	Director General – European Policy, Federal Ministry of Finance, Berlin
Andres KUNINGAS	Head of EU and International Affairs Department, Ministry of Finance, Tallinn
Des CARVILLE	Head of Shareholding and Financial Advisory Division, Department of Finance, Dublin
Konstantin J. ANDREOPOULOS	Member of the Board of Directors of the EIB, Athens
Carla DÍAZ ALVÁREZ de TOLEDO	Deputy Director General for European Economic and Financial Affairs, General Secretariat of the Treasury and International Financing, Ministry of Economy and Business, Madrid
Emmanuel MASSÉ	Assistant Secretary, Macroeconomic Policies and European Affairs Department, Directorate-General of the Treasury, Paris
Silvija BELAJEC	Head of Sector for EU Affairs and International Financial Relations, Ministry of Finance, Zagreb
Gelsomina VIGLIOTTI	Director General for International Financial Relations, Department of the Treasury, Ministry of Economy and Finance, Rome
Kyriacos KAKOURIS	Senior Economic Officer, Ministry of Finance, Nicosia
Armands EBERHARDS	Deputy State Secretary, Ministry of Finance, Riga
Miglė TUSKIENĖ	Vice-Minister, Ministry of Finance, Vilnius
Arsène JACOBY	Director of Multilateral Affairs, Development, Cooperation and Compliance, Ministry of Finance, Luxembourg
László BARANYAY	Member of the Board of Directors of the EIB, Budapest
Paul DEBATTISTA	Chief of Staff to Minister for Finance, Ministry for Finance, Valletta
Mickie SCHOCH	Head of the International Economics and Financial Institutions Division, Foreign Financial Affairs Directorate, Ministry of Finance, The Hague
Karin RYSAVY	European Affairs, Federal Ministry of Finance, Vienna
Piotr NOWAK	Undersecretary of State, Ministry of Finance, Warsaw
Filipe CARTAXO	Member of the Board of Directors of the EIB, Lisbon
Attila GYÖRGY	Secretary of State, Ministry of Public Finance, Bucharest
Andrej KAVČIČ	Head of International Finance Department, Ministry of Finance, Ljubljana
Ivan LESAY	Chief Executive Officer, Slovak Investment Holding (SIH), Bratislava
Kristina SARJO	Financial Counsellor, Director of Unit for International Affairs, Financial Markets Department, Ministry of Finance, Helsinki
Eva HAGHANIPOUR	Deputy Director General and Head of Unit for International Financial Institutions, International Department, Ministry of Finance, Stockholm
Kerstin JORNA	Deputy Director-General, Directorate-General for Economic and Financial Affairs (ECFIN), European Commission, Brussels
Experts	
Giorgio GOBBI	Head of the Financial Stability Directorate, Banca d'Italia, Rome
Laurence BRETON	Executive Director, Agence Française de Développement, Paris
Joes LEOPOLD	Founder and Managing Partner of Capitium, Amsterdam

Alternates	
Ludivine HALBRECQ	Advisor, Administration of International and European, Financial Affairs (IEFA) Treasury, Federal Public Service Finance, Brussels
Gergana BEREMSKA	Director, International Financial Institutions, Ministry of Finance, Sofia
Radek HŘEBÍK	Head of State Financing and Treasury Liquidity Management Division, Ministry of Finance, Prague
Rasmus RØNNE-AHM	Head of Section, Business and Financial Affairs, Ministry of Industry, Copenhagen
Rudolf LEPERS	Head of Division, Federal Ministry of Economics and Technology, Berlin
Des O'LEARY	Principal, International Financial Institutions, Department of Finance, Dublin
Aija ZITCERE	Director, Financial Markets Policy Department, Ministry of Finance, Riga
Francisco Javier MARTÍN	Senior Advisor, European Economic and Financial Affairs, Ministry of Economy and Business, Madrid
Stéphane TABARIÉ	Head of the European Bilateral Economic Relations and Financial Instruments Unit, Directorate-General of the Treasury, Ministry for the Economy and Finance, Paris
Carole GOSTNER	Deputy Head of Unit in charge of European Financial Instruments, Directorate-General of the Treasury, Ministry for the Economy and Finance , Paris
Ana ZORIĆ	Chief Advisor to the Minister, Ministry of Finance, Zagreb
Francesca MERCUSA	Director, International Financial Relations Directorate, Department of the Treasury, Ministry of Economy and Finance, Rome
Stefano SCALERA	Director General, State Accounting Department, Counsellor to the Minister, Ministry of Economy and Finance, Rome
Eleni PITTA	Economic Officer, Directorate of International Financial Institutions and General Financial Management, Ministry of Finance, Nicosia
Darius TRAKELIS	Director of EU and International Affairs Department, Ministry of Finance, Vilnius
Lisette F.H. STEINS	Senior Financial Project Advisor, Rijksdienst voor Ondernemend Nederland,The Hague
Maciej TABACZAR	Chief expert, International Financial Cooperation, Department, Ministry of Finance, Warsaw
Rosa CAETANO	Deputy Director General for Economic Policy and International Relations, Ministry of Finance, Lisbon
Boni Florinela CUCU	General Director, General Directorate for International Financial Relations, Ministry of Public Finance, Bucharest
Mr Martin POLÓNYI	Director General of International Relations Section, Ministry of Finance, Bratislava
Theresia LINDBERG	Head of Section, International Department, Ministry of Finance, Stockholm
Saila VALTONEN	Adviser to the Deputy Director-General of Directorate-General for Economic and Financial Affairs (DG ECFIN), European Commission, Luxembourg
Alternate experts	
Ingrid HENGSTER	Member of the Executive Board, KfW Bankengruppe, Frankfurt
Birgitte Nygaard MARKUSSEN	Director, Deputy Managing Director, European External Action Service, Brussels
Antonio OPORTO	Operating Partner, Trilantic Europe, London

AUDIT AND CONTROL

Audit Committee – The Audit Committee is an independent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank's Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank's operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice applicable to it. The Audit Committee is responsible for the auditing of the Bank's accounts.

The Audit Committee is composed of six members, who are appointed by the Board of Governors for a non-renewable term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking supervisory expertise in the private or public sector, and they should cover the whole range of expertise between them. In addition, the Board of Governors, on a joint proposal from the President of the Bank and the Chairman of the Audit Committee, may appoint a maximum of three observers for a non-renewable six-year term, on the basis of their particular qualifications, especially with regard to banking supervision.

The Audit Committee provides Statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank in respect of its assets and liabilities, and of the results of the operations and cash flows for the year then ended of the Bank, the EIB Group, and certain Trust Funds administered by the Bank, namely the Investment Facility, EU-Africa Investment Trust Fund and Neighbourhood Investment Facility (NIF) Trust Fund. The Audit Committee is required to address a detailed report to the Board of Governors on the results of its work during the preceding financial year, including verification that the activities of the Bank conform to best banking practice applicable to it.

In fulfilling its role, the Audit Committee meets with representatives of the other statutory bodies, including the EIF Audit Board, oversees the verification procedures and practical modalities for implementing and maintaining the framework of best banking practices applicable to the Bank's services, takes note of the work performed by the internal auditors, monitors the work of the external auditors in relation to the financial statements, safeguards the independence of the external audit function and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Head of Internal Audit, the Director General of Risk Management, the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee.

External auditors – The EIB's external auditors, KPMG, report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website.

Financial Control – Financial Control (FC) is an independent Directorate and reports directly to the Bank's Management Committee. Its main responsibilities relate to the Bank's books and records and its various financial statements. Furthermore, Financial Control's role in relation to the Bank's Internal Control Framework (ICF) has recently been strengthened, incorporating additional capabilities to oversee control risk, to provide a common platform for the implementation and maintenance of the Bank-wide Internal Control Framework and, lastly, to report to Senior Management and the Audit Committee on noteworthy control deficiencies covering key activities of the Bank. This role is being implemented within the provisions established by the EIB ICF Policy approved by the Board in June 2018. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors.

FINANCIAL REPORT 2019

Internal Audit – As an independent function, Internal Audit reports directly to the President. It caters for audit needs at all levels of management of the EIB Group and acts with the guarantees of independence and professional standards conferred upon it by its Charter. Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. Action Plans agreed with the Bank's departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee's mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach.

Inspectorate General – The Inspectorate General (IG) comprises, under the authority of the independent Inspector General, three independent control and accountability functions:

Operations Evaluation. Operations Evaluation (EV)'s mandate is to assess the EIB Group's activities in order to identify aspects that could improve operational performance, accountability and transparency. EV independently and systematically carries out ex-post and mid-term evaluations of individual projects, sector-wide policies, programmes, partnerships and financing instruments of the EIB Group, using internationally accepted evaluation criteria (relevance, effectiveness, efficiency and sustainability), and also assesses the EIB Group's financial and non-financial contributions.

Investigation. Under the EIB's Anti-Fraud Policy approved by the Board, the Inspectorate General, through the Fraud Investigations Division (IG/IN), is the sole office within the Bank that is mandated to conduct independent investigations into allegations of possible fraud, corruption, collusion, coercion, obstruction, money laundering or terrorism financing involving EIB operations or activities. IG/IN may also call upon external assistance or experts in accordance with the requirements of the investigation, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses Proactive Integrity Reviews (PIRs), which identify red flags and indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG/IN on the basis of a risk assessment process. Moreover, IG/IN is responsible for the implementation of Exclusion Procedures to exclude entities found to have engaged in fraud or corruption.

Complaints Mechanism. The EIB Group Complaints Mechanism, as defined by its published Policy and Procedures, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning the activities of the EIB Group. It ensures that stakeholders have appropriate means available to voice their concerns and to enable the mediation of disputes. Any member of the public has access to a two-tier sequential mechanism: an internal part – the Complaints Mechanism Division (EIB-CM) – and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one – the European Ombudsman (EO). The EIB-CM coordinates the EIB Group's reply in case of complaints submitted to other non-judicial review mechanisms (e.g. the EO, Aarhus Convention Compliance Committee, etc.). Finally, the independent Inspector General chairs the Procurement Complaints Committee, the internal mechanism handling complaints regarding a Bank decision related to an alleged infringement of the Guide to Procurement.

Office of the Group Chief Compliance Officer (OCCO) – In accordance with the principles set out by the Basel Committee, OCCO's remit is: *"to identify, assess, advise on, monitor and report on the compliance risk of the EIB Group, that is, the risk of legal or regulatory sanctions, financial loss, or loss to reputation a member of the EIB Group may suffer as a result of its failure to comply with all applicable laws, regulations, staff codes of conduct and standards of good practice."* In particular, OCCO *"acts as a detector of potential incidents of non-observance or breaches by the staff of the rules on ethics and integrity, monitors compliance therewith by the staff of the EIB Group and recommends the adoption of such protective or redressing measures as are appropriate."*

OCCO is a group function headed by the Group Chief Compliance Officer (GCCO), supported by a dedicated compliance team at the EIF. As set out in the EIB Integrity Policy

2019 FINANCIAL REPORT

 and Compliance Charter, in line with best banking practice and the Basel Committee, OCCO is an independent func-tion “reporting directly to the President of the EIB under the functional authority of a Vice-President”. OCCO is entrusted with a control mission and acts in close cooperation with EIB operational services, the Legal Directorate and other control services such as IG/IN. Regular contacts are held by the GCCO with peer inter-national financial institutions (such as the World Bank, the EBRD and the IFC), EU bodies, standard-setting inter-national organisations (e.g. FATF) as well as civil society organisations (such as NGOs) in order to enable ongoing alignment of OCCO activities with relevant international standards and best banking practice. Current activities within OCCO’s remit can be broadly grouped as follows: • Compliance policies and institutional matters; • Ethics and Codes of Conduct; • Anti-Money Laundering/Combating the Financing of Terrorism (AML-CFT) and integrity due diligence of EIB counterparties and operations; • On-going monitoring of ML-FT risks; • Regulatory and Tax Compliance; and • Clearance for the Bank’s Corporate and Technical Assis-tance Procurement. The above activities are complemented by regular train-ing and awareness-building initiatives (AML-CFT training; presentations of OCCO activities to newcomers and members of the EIB’s Governing Bodies; presentations and workshops on main OCCO policies and general com-pliance issues), in order to ensure staff awareness and, whenever possible, involvement in OCCO control activi-ties for the timely detection and management of compli-ance risks within the EIB Group. Management control – Within the Secretariat General, the Planning, Budget and Analytics Division brings together key functions responsible for management control – namely, operational planning, budget/cost accounting and associated analyses. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives, and ultimately that the results achieved are monitored. Key tools include the Operational Plan, the budget and independ-ent opinions and analysis on proposals affecting them, plus the associated management accounting and con-trol systems. A suite of integrated reports facilitates ongoing evaluation of the situation in relation to the operational strategy (including financial objectives).

 EIB STATUTORY FINANCIAL STATEMENTS as at 31 December 2019

 Balance sheet as at 31 December 2019 (in EUR ’000) The accompanying notes form an integral part of these financial statements.

 Balance sheet (continued) as at 31 December 2019 (in EUR ’000) The accompanying notes form an integral part of these financial statements.

Off balance sheet

as at 31 December 2019 (in EUR '000)

		31.12.2019		31.12.2018
Commitments:				
- EIF capital uncalled (Notes E.2, X.1)		**2,107,200**		**2,111,200**
- Undisbursed loans (Note D.1)				
- credit institutions	29,629,661		24,716,642	
- customers	82,918,317		80,850,579	
		112,547,978		**105,567,221**
- Undisbursed shares and other variable-yield securities				
- Undisbursed venture capital operations (Note E.1)	4,162,444		4,568,044	
- Undisbursed investment funds (Note E.1)	3,587,184		3,362,284	
- EBRD capital uncalled	712,630		712,630	
		8,462,258		**8,642,958**
- Undisbursed participating interests				
- Undisbursed venture capital operations (Note E.1)	605,346		**565,274**	
		605,346		**565,274**
- Securities receivable		**122,000**		**0**
- Borrowings launched but not yet settled		**223,950**		**223,950**
- Undisbursed loan substitutes		**175,348**		**280,000**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**9,998,967**		**9,937,563**
Assets held on behalf of third parties(*) (Note Z):				
- Investment Facility - Cotonou	3,407,481		3,127,175	
- Guarantee Fund	2,829,065		2,609,882	
- NER300	2,004,715		2,054,311	
- InnovFin	1,310,055		1,106,574	
- EIF	1,238,605		1,220,176	
- CEF	707,189		597,955	
- Fund of Funds (JESSICA II)	652,115		517,813	
- RSFF (incl. RSI)	607,413		731,063	
- JESSICA (Holding Funds)	585,587		594,262	
- EU-Africa Infrastructure Trust Fund	534,457		573,012	
- Special Section	203,512		256,308	
- GF Greece	161,243		310,120	
- ENPI	120,824		120,574	
- Partnership Platform for Funds	105,351		91,123	
- AECID	66,951		73,776	
- DCFTA	53,007		53,009	
- NIF Trust Fund	44,025		44,857	
- Private Finance for Energy Efficiency Instrument	43,528		34,469	
- FEMIP Trust Fund	37,713		42,757	
- HIPC	35,348		35,378	
- IPA II	31,682		10,535	
- NIF Risk Capital Facility	23,923		23,720	
- EPTA Trust Fund	20,870		21,711	
- EFSI-EIAH	20,029		16,674	
- Natural Capital Financing Facility	11,318		11,574	
- RDI Advisory	0		2,847	
- JASPERS	0		1,720	
		14,856,006		**14,283,375**
Other items:				
- Nominal value of interest-rate swaps (Note V.1.2)		**540,678,886**		**535,680,055**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**219,739,726**		**210,865,395**
- Nominal value of currency swap contracts payable		**218,941,502**		**211,111,136**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**35,632,792**		**41,160,710**
- Nominal value of short-term currency swap contracts payable		**35,156,452**		**41,088,252**
- Put option granted to EIF minority shareholders (Note E.2)		**821,272**		**816,824**
- Currency forwards (Note V.2)		**528,280**		**539,296**
- Special deposits for servicing borrowings (Note S)		**9,035**		**7,135**

(*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information.

The accompanying notes form an integral part of these financial statements.

FINANCIAL REPORT 2019

 Profit and loss account for the year ended 31 December 2019 (in EUR ‘000) The accompanying notes form an integral part of these financial statements.

 Cash flow statement for the year ended 31 December 2019 (in EUR ‘000) A. Cash flows from operating activities: 2019 2018 B. Cash flows from investing activities: C. Cash flows from financing activities: Summary statement of cash flows: Cash and cash equivalents at beginning of financial year57,923,14651,450,201 Net cash from: Cash and cash equivalents are composed of: The accompanying notes form an integral part of these financial statements.

 European Investment Bank Notes to the financial statements as at 31 December 2019 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 18 March 2020 and authorised their submission to the Board of Governors for approval by 24 April 2020. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances The Bank reviews its loans and advances at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Bank also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted (see Note A.2.6). Provisions in respect of guarantee operations The Bank initially recognises the financial guarantee contract at fair value, corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The financial guarantee is subsequently measured as the deficit of the net present value of expected future premium over the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised (see Note A.2.13). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.10). A.1.3. Bank’s exposure to the United Kingdom (“UK”) and EIB’s relationship with the UK On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (“EU”) pursuant to Article 50 of the Treaty on European Union (“TEU”). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (“EIB”) and its share of the EIB’s subscribed capital.

 Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement covered both the paid-in part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the paid-in part was financed by converting EIB reserves into paid-in subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the paid-in portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Committee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the paid-in capital of the EIB in twelve annual instalments. Except for such repayment of the UK paid-in capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of EIB, as well as the preparations for such withdrawal had no material impact on the unconsolidated financial statements of the EIB as of 31 December 2019, and for the year then ended. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The EIB uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.2.2. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging bond issues. The Bank enters into interest rate and currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the trading portfolio (Securities liquidity portfolios). A.2.2.1. Trading portfolio derivatives As part of the Securities liquidity portfolios, trading derivatives are entered in and recorded at market value in the balance sheet as “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”.

 Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. A.2.2.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on the trade date. The difference between the contractual forward rates and the year-end rates is reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.3. Financial assets Financial assets are accounted for using the settlement date basis. A.2.4. Cash and cash equivalents Cash and cash equivalents are disclosed in the cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits that are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Bank in the management of its short-term commitments. A.2.5. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.5.1. Long-term hedge portfolio The long-term hedge portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: Governments of the European Union Member States, G10 countries and their agencies; Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”.

 A.2.5.2. Operational portfolios Treasury Monetary Portfolio ‘TMP’ In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity, initially recorded at purchase price and presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Value adjustments are accounted for, if these are other than temporary. Securities liquidity portfolios P1 and P2 The P1 ‘fixed rate’ and P2 ‘floating rate’ are trading portfolios which comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at the acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. The market value is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.2.5.3. Loan substitutes The Loan substitutes portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Value adjustments are accounted for, if these are other than temporary. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. A.2.5.4 Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.6. Loans and advances to credit institutions and customers A.2.6.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loans and advances are recorded in off balance sheet at their nominal value. A.2.6.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon value adjustment, the accrual of interest income based on the original terms of the claim may be discontinued. A.2.6.3. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Bank lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the EIB’s custodian in exchange for settlement at the agreed price, which generates a return for the EIB linked to the money market. This type of operation is considered for the purposes of the Bank to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the statutory balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the statutory balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Bank monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements.

 Interest on reverse repurchase agreements is recognised as interest income or expense over the life of each agreement. A.2.6.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.7. Shares, other variable-yield securities, participating interests and shares in affiliated undertakings A.2.7.1. Shares, other variable-yield securities and participating interests The Bank acquires shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds or investment funds. These investments are initially recorded at acquisition cost, reduced by any reflow resulting from repayments. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. The undrawn but committed part of these investments is recorded as off balance sheet commitments at their nominal value. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Net result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Participating interest The shares acquired by the EIB for its own account typically represent investments in venture capital operations, infrastructure funds and investment funds. According to industry practice, such investments are generally subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such funds. As a consequence, any membership by an investor in a governing body of such a fund does not, in principle, entitle said investor to influence the day-to-day operations of the fund. In addition, individual investors in venture capital operations, infrastructure funds or investment funds do not determine policies of a fund such as distribution policies on capital repayments or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders’ agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. Such above-mentioned criteria are assessed by the EIB through a comprehensive analysis involving judgement in order to determine whether it has significant influence or joint control over those entities they acquired shares in. In case there is significant influence or joint control over the entity, it is disclosed under “Participating interest”. Capital subscribed by the Bank but uncalled from the investment in EBRD is recorded off balance sheet. A.2.7.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.2.8. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Bank's headquarter buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years.

 A.2.9. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.2.10. Pension plans and health insurance scheme A.2.10.1. Pension plan for staff The Bank operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2019 and was updated as at 31 December 2019 with an extrapolation (roll forward method) for the last three months of 2019. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.2.10.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. The latest valuation was carried out as at 30 September 2019 and was updated as at 31 December 2019 with an extrapolation (roll forward method) for the last three months of 2019. A.2.10.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. A.2.10.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in “Other liabilities”. A.2.11. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as “Interest payable and similar charges“ or “Interest receivable and similar income”, if interest rate is negative. Accrued interest is included in “Accruals and deferred income” under liabilities. A.2.11.1 Repurchase operations (repos) A repurchase operation is one under which the Bank borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.2.6.3. This type of operation is considered for the purposes of the Bank to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions-b) with agreed maturity or periods of notice”. Interest on repurchase agreements is recognised as interest expense or income over the life of each agreement. A.2.12. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero-coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest expense on debt instruments is included in “Interest payable and similar charges” in the profit and loss account.

 A.2.13. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Net liabilities from financial guarantees are presented in the balance sheet under “Provision in respect of guarantee operations”. This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of: • the amount of the expected credit loss; and • the fair value initially recognised less any cumulative amount of income/amortisation recognised. Unrealized gains representing the excess of the net present value of expected future premium inflows over the amount of the excepted payment obligations remain unrecognized. Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account under “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the profit and loss account in “Commissions receivable”. Any upfront fees received are recognised in ”Accruals and deferred income” in the Balance sheet and amortised in the profit and loss account on a straight-line basis over the life of the financial guarantee. A.2.14. Provision for commitments This provision is intended to cover risks inherent in the Bank’s commitment on loans, investment funds and venture capital operations signed but not yet disbursed. A.2.15. Reserves A.2.15.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.2.15.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.15.4. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.16. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.17. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year.

 A.2.18.Interest receivable and similar income “Interest receivable and similar income” includes mainly interest on loans and advances to credit institutions and customers, treasury items and derivatives. A.2.19.Interest payable and similar charges “Interest payable and similar charges” includes mainly interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.20.Income from securities “Income from securities” is mainly composed by reflows exceeding the capital. A.2.21.Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes.

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR ‘000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR ’000 947,155 at 31 December 2019 (2018: EUR ‘000 141,830).

The EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 110,990 as at 31 December 2019 (2018: EUR ‘000 141,798).

B.2. Debt securities portfolio

The debt securities portfolio is composed of the long term hedge portfolio (‘LTHP’), the treasury monetary portfolio (‘TMP’), the securities liquidity portfolios (‘SLP’) P1 and P2 and the loan substitutes portfolio.

The details of the debt security portfolios as at 31 December 2019 and 2018 are as follows:

	31.12.2019	31.12.2018
Treasury bills and other bills eligible for refinancing with central banks	33,367,671	32,671,192
Debt securities including fixed-income securities	12,024,171	15,955,147
Total debt securities(*)	**45,391,842**	**48,626,339**

(*) of which EUR ‘000 8,763,906 are unlisted as at 31 December 2019 (2018: EUR ‘000 8,980,732).

At 31.12.2019	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,744,425	1,713,229	0	-92,241	1,620,988	1,823,635
TMP						
- Money market securities	19,311,479	19,280,195	0	-24,916	19,255,279	19,277,771
SLP						
- P1: Fixed rate portfolio	3,526,414	3,521,150	0	0	3,501,947	3,521,150
- P2: Floating rate portfolio	388,861	388,260	0	0	387,865	388,260
Loan substitutes (Note D)	20,529,156	20,489,008	1,142	-15,152	20,474,998	20,812,673
Total debt securities(*)	**45,500,335**	**45,391,842**	**1,142**	**-132,309**	**45,241,077**	**45,823,489**

(*) of which cash and cash equivalents EUR '000 10,746,022.
(**) Market value does not include accrued interest.

At 31.12.2018	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,089,939	1,068,912	0	-28,324	1,040,588	1,170,026
TMP						
- Money market securities	21,358,424	21,312,716	0	-20,868	21,291,848	21,306,540
SLP						
- P1: Fixed rate portfolio	4,332,777	4,315,498	0	0	4,308,446	4,315,498
- P2: Floating rate portfolio	1,491,634	1,484,308	0	0	1,483,077	1,484,308
Loan substitutes (Note D)	20,479,034	20,444,905	0	-23,428	20,421,477	20,504,695
Total debt securities(*)	**48,751,808**	**48,626,339**	**0**	**-72,620**	**48,545,436**	**48,781,067**

(*) of which cash and cash equivalents EUR '000 9,477,609.
(**) Market value does not include accrued interest.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. A value adjustment for one transaction has been recorded as at 31 December 2019 (2018: no adjustments).

2019 FINANCIAL REPORT

 EU sovereign exposure in bond holdings The Bank did not record value adjustments in 2018 and 2019 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank’s preferred creditor status and the protection given by the Bank’s Statute as well as a detailed review of any value adjustments requirements. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank’s debt securities portfolios (including loan substitutes) as at 31 December 2019 and 2018:

 Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR ‘000) Note D – Summary statement of loans D.1.Aggregate loans granted (in EUR ‘000) Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: (1) An amount of EUR '000 175,348 in 2019 (2018: EUR '000 280,000) was recorded as undisbursed amount. (1) In 2019, the Bank completed a restructuring of one loan operation that was fully provisioned. As a result of that restructuring, an amount of EUR ‘000 7,426 (2018: '000 66,036) was used against the existing provision. Additionally, the Bank completed a sale transaction of a non-performing loan operation which was partially provisioned. As a result, the loss on the asset sale of EUR ‘000 20,206 was used against the existing provision. Finally, the Bank has written-off the exposure in one loan operation, following the liquidation of the Company, leading to the use of the existing provision at the time of the liquidation, amounting to EUR ‘000 3,580. (2) The value adjustments relate only to disbursed loans including arrears. The Bank has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 7,189 (2018 EUR '000 6,763), which is recorded under the caption of "Prepayments and accrued income".

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Spain	87,792,660	80,711,617	7,081,043	15.68%	16.11%
Italy	63,179,944	50,522,632	12,657,312	11.29%	11.38%
France	57,521,274	44,548,304	12,972,970	10.27%	10.16%
Germany	44,729,341	34,906,228	9,823,113	7.99%	7.75%
Poland	41,977,061	32,297,948	9,679,113	7.49%	7.59%
United Kingdom	39,230,726	36,989,687	2,241,039	7.00%	7.31%
Greece	18,783,704	16,232,831	2,550,873	3.35%	3.25%
Portugal	17,280,892	15,152,816	2,128,076	3.08%	3.23%
Netherlands	16,018,057	11,970,833	4,047,224	2.86%	2.72%
Austria	14,816,128	13,068,456	1,747,672	2.64%	2.70%
Belgium	13,914,722	10,698,536	3,216,186	2.48%	2.34%
Sweden	11,545,103	8,431,358	3,113,745	2.06%	1.99%
Finland	11,281,849	8,604,580	2,677,269	2.01%	1.92%
Hungary	9,776,571	7,637,528	2,139,043	1.74%	1.77%
Ireland	7,183,066	5,705,604	1,477,462	1.28%	1.20%
Czech Republic	7,160,491	5,815,519	1,344,972	1.28%	1.22%
Romania	6,702,644	3,788,708	2,913,936	1.20%	1.27%
Slovakia	4,864,974	3,431,277	1,433,697	0.87%	0.88%
Croatia	4,496,703	3,134,928	1,361,775	0.80%	0.79%
Slovenia	3,297,725	2,676,658	621,067	0.59%	0.60%
Denmark	3,074,128	2,697,968	376,160	0.55%	0.51%
Cyprus	2,691,427	2,074,162	617,265	0.48%	0.46%
Bulgaria	2,244,675	1,667,360	577,315	0.40%	0.41%
Lithuania	1,979,956	1,851,877	128,079	0.35%	0.38%
Estonia	1,416,286	1,112,868	303,418	0.25%	0.23%
Latvia	1,164,617	709,301	455,316	0.21%	0.21%
Luxembourg	879,218	450,220	428,998	0.16%	0.13%
Malta	473,008	305,366	167,642	0.08%	0.09%
Sub-total	**495,476,950**	**407,195,170**	**88,281,780**	**88.44%**	**88.60%**

FINANCIAL REPORT 2019

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Turkey	13,881,361	13,067,608	813,753		
Serbia	3,281,243	2,356,719	924,524		
Montenegro	586,425	422,724	163,701		
North Macedonia	405,535	262,689	142,846		
Albania	306,331	263,831	42,500		
Sub-total	**18,460,895**	**16,373,571**	**2,087,324**	**3.29%**	**3.73%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Madagascar	447,210	231,525	215,685		
Zambia	437,884	115,767	322,117		
Kenya	376,483	152,654	223,829		
Senegal	364,169	117,391	246,778		
Guinea	255,000	34,491	220,509		
Tanzania, United republic of	197,143	66,169	130,974		
Lesotho	175,016	93,016	82,000		
Malawi	171,025	34,342	136,683		
Dominican Republic	165,407	46,482	118,925		
Côte d'Ivoire	152,700	24,024	128,676		
Niger	137,370	9,000	128,370		
Benin	134,276	44,960	89,316		
Uganda	122,101	95,994	26,107		
Angola	100,000	0	100,000		
Regional - West Africa	91,578	86,432	5,146		
Mozambique	87,421	71,276	16,145		
Burkina Faso	86,123	63,123	23,000		
Burundi	70,000	36,500	33,500		
Fiji	66,762	0	66,762		
Liberia	66,355	46,355	20,000		
Cape Verde	61,218	48,049	13,169		
Cameroon	58,192	53,192	5,000		
Gambia	57,000	0	57,000		
Papua New Guinea	53,367	0	53,367		
Mali	48,909	34,909	14,000		
Ghana	46,169	33,669	12,500		
Rwanda	45,000	0	45,000		
Sint Maarten	44,228	0	44,228		
Kingdom of Eswatini	41,726	5,326	36,400		
Seychelles	40,497	27,997	12,500		
Ethiopia	40,000	5,000	35,000		
Congo (Democratic Republic)	35,585	35,585	0		
Mauritius	28,110	28,110	0		
Sao Tome and Principe	24,500	0	24,500		
Mauritania	18,760	3,760	15,000		
Namibia	17,401	17,401	0		
Togo	13,775	2,405	11,370		
Regional - Caribbean	12,976	12,976	0		
Congo	12,585	12,585	0		
Haiti	12,000	0	12,000		
Belize	7,879	1,114	6,765		
Dominica	3,414	3,414	0		
Botswana	1,768	1,768	0		
Jamaica	1,093	1,093	0		
Saint Vincent and Grenadines	1,093	1,093	0		
Sub-total	**4,431,268**	**1,698,947**	**2,732,321**	**0.79%**	**0.72%**

2019 FINANCIAL REPORT

 D.3.2.6. European Free Trade Association (‘EFTA’) Countries Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2019 % of total 2018 Norway1,141,970941,420200,550 Iceland559,824519,82440,000 Switzerland48,75532,92915,826 Sub-total1,750,5491,494,173256,3760.31%0.32%

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Egypt	5,466,111	3,263,992	2,202,119		
Morocco	4,784,201	3,108,790	1,675,411		
Tunisia	3,202,784	2,116,448	1,086,336		
Lebanon	1,617,628	548,602	1,069,026		
Israel	826,688	826,688	0		
Jordan	615,012	391,972	223,040		
Algeria	353,050	353,050	0		
Syrian Arab Republic	160,821	160,821	0		
Gaza-West Bank	99,987	38,964	61,023		
Regional - Mediterranean	11,902	0	11,902		
Sub-total	**17,138,184**	**10,809,327**	**6,328,857**	**3.06%**	**2.96%**

D.3.2.8. Overseas Countries and Territories ('OCT')

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
New Caledonia	16,667	16,667	0		
French Polynesia	16,295	8,795	7,500		
Sub-total	**32,962**	**25,462**	**7,500**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Ukraine	5,080,573	1,284,260	3,796,313		
Georgia	1,634,280	593,808	1,040,472		
Moldova, Republic of	684,037	280,838	403,199		
Belarus	530,000	75,000	455,000		
Armenia	339,279	200,218	139,061		
Russian Federation	74,950	74,950	0		
Azerbaijan	6,275	6,275	0		
Sub-total	**8,349,394**	**2,515,349**	**5,834,045**	**1.49%**	**1.32%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
South Africa	1,000,858	857,868	142,990		
Sub-total	**1,000,858**	**857,868**	**142,990**	**0.18%**	**0.17%**

Total loans for projects outside the Union	**64,793,611**	**40,352,065**	**24,441,546**	**11.56%**	**11.40%**
Total loans 2019(1)	**560,270,561**	**447,547,235**	**112,723,326**	**100.00%**	
Total loans 2018(1)	**556,758,469**	**450,911,248**	**105,847,221**		**100.00%**

(1) Including loan substitutes (Notes B.2 and D.1), excluding loan instalments receivables (2019: EUR 171 million, 2018: EUR 210 million)

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognised corresponding to the loss for which the Bank is expected to be liable towards the beneficiary. This provision amounts to EUR '000 8,118 as at 31 December 2019 (2018: EUR '000 17,143).

2019 FINANCIAL REPORT

Note E – Shares and other variable-yield securities, participating interests and shares in affiliated undertakings (EUR ‘000)

E.1. Shares, other variable-yield securities and participating interests

	Participating interests	Shares and other variable-yield securities				
	Venture Capital Operations(1)	Venture Capital Operations(1)	EBRD shares(2)	Investment funds(1)	Other equity investments	Total(3)
Cost:						
At 1 January 2019	275,137	4,774,714	157,500	1,376,701	0	**6,308,915**
Additions	90,319	1,138,971	0	895,080	266	**2,034,317**
Reflows	-26,517	-353,778	0	-212,395	0	**-566,173**
At 31 December 2019	**338,939**	**5,559,907**	**157,500**	**2,059,386**	**266**	**7,777,059**
Value adjustments:						
At 1 January 2019	-26,219	-394,936	0	-41,364	0	**-436,300**
Additions	-4,045	-64,900	0	-20,101	0	**-85,001**
Releases	3,516	134,318	0	9,200	0	**143,518**
At 31 December 2019	**-26,748**	**-325,518**	**0**	**-52,265**	**0**	**-377,783**
Net book value:						
At 31 December 2019	**312,191**	**5,234,389**	**157,500**	**2,007,121**	**266**	**7,399,276**
At 31 December 2018	**248,918**	**4,379,778**	**157,500**	**1,335,337**	**0**	**5,872,615**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
In relation to Shares and other variable-yield securities:
- for venture capital operations EUR ‘000 4,162,444 (2018: EUR ‘000 4,568,044)
- for investment funds EUR ‘000 3,587,184 (2018: EUR ‘000 3,362,284)

In relation to participating interests:
- for venture capital operations EUR ‘000 605,346 (2018: EUR ‘000 565,274)

(2) The amount of EUR ‘000 157,500 (2018: EUR ‘000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2019 with respect to its subscription of EUR ‘000 900,440 to the capital of the European Bank for Reconstruction and Development (‘EBRD’).

(3) The total amount includes only shares and other variable-yield securities.

As at 31 December 2019, the Bank holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2018 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 492.8 million (2018: EUR 489.6 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2018)*	3.03	16,283	210	61,852

* The data is based on the most recent audited financial statements of EBRD.

E.2. Shares in affiliated undertakings

The European Investment Fund

A balance of EUR ‘000 805,044 (2018: EUR ‘000 806,572) corresponds to the amount paid in by the Bank in respect of its subscription of EUR ‘000 2,634,000 (2018: EUR ‘000 2,639,000) to the capital of the European Investment Fund (‘EIF’), with its registered office in Luxembourg.

The Bank holds 58.53% (2018: 58.64%) of the subscribed capital of the EIF amounting to EUR 4.5bn (2018: EUR 4.5bn).

With respect to the 1,866 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR 440,124.21. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit of the year, adjusted by the dividend for the year. The agreed formula is being applied to the approved and audited annual accounts of the EIF for the financial year in which the option is exercised.

The subscribed capital of the EIF amounts EUR 4.5bn as at 31 December 2019. During 2019, the Bank sold 5 of its shares to other investors. As a result the Bank’s holding has decreased from 2,639 shares as of 1 January 2019 to 2,634 shares as of 31 December 2019.

FINANCIAL REPORT 2019

The nominal value of EUR '000 821,272 (2018: EUR '000 816,824) of the put option granted to EIF minority shareholders, shown off-balance sheet, has been calculated on the basis of the 2018 audited EIF statutory accounts prepared according to the International Financial Reporting Standards.

In EUR '000	% held	Total own funds	Total net result	Total assets
EIF (31.12.2018)*	58.64	1,991,030	127,561	2,664,667
EIF (31.12.2019)**	58.53	1,814,403	161,615	2,951,185

* The data is based on the most recent audited financial statements of EIF.

** The data is based on the preliminary unaudited financial statements of EIF.

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2019	20,145	387,943	80,862	488,950	36,919
Additions	0	9,939	9,876	19,815	18,184
Disposals	0	0	-26,067	-26,067	-11,737
At 31 December 2019	**20,145**	**397,882**	**64,671**	**482,698**	**43,366**
Accumulated depreciation/amortisation:					
At 1 January 2019	0	-186,758	-46,003	-232,761	-13,121
Depreciation/amortisation	0	-9,792	-19,148	-28,940	-15,597
Disposals	0	0	26,067	26,067	11,007
At 31 December 2019	**0**	**-196,550**	**-39,084**	**-235,634**	**-17,711**
Net book value:					
At 31 December 2019	**20,145**	**201,332**	**25,587**	**247,064**	**25,655**
At 31 December 2018	**20,145**	**201,185**	**34,859**	**256,189**	**23,798**

The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR '000 55,153 (2018: EUR '000 45,214), which is expected to be completed in 2023.

Note G – Other assets and Other liabilities (in EUR '000)

Other assets	31.12.2019	31.12.2018
Accounts receivable and sundry debtors	33,627	21,382
Guarantee call receivable	25,633	21,775
Fair value of derivatives	1,638	6,874
Advances on salaries and allowances	1,077	1,312
Staff housing loans and advances(*)	1,038	1,552
Commission receivable on guarantees	112	171
Receivables on sale of Venture Capital Operations	0	13,181
Other	1,875	2,985
Total	**65,000**	**69,232**

(*) The balance relates to staff housing loans disbursed previously to the Bank's employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Bank may be granted staff housing loans in accordance with the Bank's Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned.

Other liabilities	31.12.2019	31.12.2018
Optional Supplementary Provident Scheme (Note L)	580,741	536,879
EIF Pension Plan	193,135	163,674
First Loss Piece Contribution	132,676	52,575
Accounts payable and sundry creditors	56,284	51,268
Personnel costs payable	82,978	87,777
Transitory account on loans	15,093	13,750
Payable on HIPC initiative	13,596	13,596
Fair value of derivatives	8,094	3,428
Western Balkans infrastructure fund	393	393
Other	60,177	44,810
Total	**1,143,167**	**968,150**

2019 FINANCIAL REPORT

 Note H – Subscription to the capital of the Bank, own funds and appropriation of profit H.1.Statement of Subscriptions to the Capital of the Bank Total 243,284,154,500 221,585,019,550 21,699,134,950 (**) Please refer to Note A.1.3. H.2.Own funds and appropriation of profit (1) On 24 April 2019 the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2018, which amounted to EUR ‘000 2,339,052, to the additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations.

 Note I – Prepayments and accrued income and Accruals and deferred income (in EUR ‘000) (*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features. Note J – Amounts owed to credit institutions and customers (in EUR ‘000) J.1.Amounts owed to credit institutions J.2.Amounts owed to customers

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption *"Debts evidenced by certificates"* includes *"Debt securities in issue"* (securities offered to the general investing public) and *"Others"* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2019 and 2018, together with the average rates and due dates.

Payable in	Outstanding at 31.12.2019	Average rate 2019(*)	Due dates	Outstanding at 31.12.2018	Average rate 2018(*)
EUR	242,241,423	1.73	2020/2057	242,302,683	1.88
USD	111,884,458	2.20	2020/2058	118,381,750	2.14
GBP	45,613,342	2.61	2020/2054	45,514,776	2.67
AUD	9,947,726	3.77	2020/2042	11,158,821	4.40
SEK	5,873,569	2.28	2020/2040	5,871,397	2.45
NOK	5,739,674	1.98	2020/2037	4,092,659	1.97
CHF	5,430,993	2.09	2020/2036	6,543,349	2.10
CAD	5,313,621	2.02	2020/2045	4,753,954	2.10
PLN	4,994,362	2.48	2021/2029	3,605,803	2.38
JPY	3,282,503	1.12	2020/2053	3,768,843	1.02
ZAR	2,774,494	8.16	2020/2032	3,059,007	7.66
TRY	2,266,647	8.76	2020/2027	2,937,200	8.94
MXN	1,887,353	5.66	2020/2027	1,689,482	5.63
DKK	525,216	0.82	2024/2031	123,760	3.46
NZD	388,435	2.49	2020/2023	469,043	3.37
CZK	347,462	2.45	2021/2034	379,935	2.57
HUF	272,895	0.22	2020/2021	281,014	0.18
CNY	230,164	2.80	2020/2022	63,491	3.88
RUB	164,388	6.16	2020/2022	213,259	6.71
HKD	105,175	2.14	2020/2021	116,152	2.47
RON	37,633	2.87	2020/2020	57,468	2.66
Total	**449,321,533**			**455,383,846**	

(*) Weighted average interest rates at the balance sheet date.

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2019 EUR 500 million in 2018). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2019 and 2018 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2019	2018
Balance at 1 January	455,384	449,585
Issuances during the year	141,610	102,839
Contractual redemptions	-151,818	-99,771
Early redemptions and buy-backs	-1,073	-749
Exchange adjustments	5,219	3,480
Balance at 31 December	**449,322**	**455,384**

FINANCIAL REPORT **2019**

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2019	2018
Staff pension plan:		
Provision at 1 January	**2,534,865**	**2,293,753**
Payments made during the year	-90,303	-86,483
Recognition of actuarial losses	112,829	110,516
Annual contributions and interest	237,937	217,079
Sub-total staff pension plan	**2,795,328**	**2,534,865**
Management Committee Pension Plan		
Management Committee Pension Plan	35,652	37,226
Recognition of actuarial losses	1,913	1,465
Sub-total Management Committee Pension Plan	**37,565**	**38,691**
Health insurance scheme:		
Provision at 1 January	**330,054**	**288,420**
Payments made during the year	-22,238	-19,821
Recognition of actuarial losses	11,396	23,645
Annual contributions and interest	39,961	37,810
Sub-total health insurance scheme	**359,173**	**330,054**
Total provisions at 31 December	**3,192,066**	**2,903,610**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 581 million (2018: EUR 537 million) is classified under "*Other liabilities*" (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2019 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2019 with an extrapolation ('roll forward' method) for the last three months of 2019, using the prevailing market rates of 31 December 2019 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 1.30% (2018: 2.18%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 23.8 year duration (2018: 21.9 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2018: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2018);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2018: 3.5%);
- a variation in the probable resignation rate between 26% and 0% (2018: between 30% and 0%), decreasing with age;
- a rate of adjustment of pensions of 1.75% per annum (same as 2018);
- use of the ICSLT longevity table 2018 (2018: ICSLT longevity table 2013);
- a medical cost inflation rate of 3.75% per annum (2018: 3.75%); and
- a medical cost profile per age revised in 2019 to reflect past experience as well as the new reimbursement scale in effect on 1 January 2020.

The provisions for these schemes are adjusted when needed (Note A.2.10.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2018, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,412,799. EUR '000 1,881,158 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2019. Thus, the net loss recognised in 2019 is EUR '000 126,137.

In 2019, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 4,101,107. EUR '000 3,371,789 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2020 will be EUR '000 228,779.

Note M – Profit for the financial year

The appropriation of the balance of the profit and loss account for the year ended 31 December 2019, amounting to EUR '000 2,363,586 will be submitted to the Board of Governors for approval by 24 April 2020. The proposed surplus for the financial year to be appropriated is as follows:

- Reserve fund EUR nil;
- Additional reserves EUR 1,438.7m;
- Special activities reserve EUR 959.2m;
- General loan reserve EUR -34.3m.

2019 FINANCIAL REPORT

 Note N – Interest receivable and similar income and Interest payable and similar charges N.1.Net interest income (in EUR ‘000) Interest receivable and similar income: Treasury bills and other bills eligible for refinancing with central banks and debt securities including 20192018 fixed-income securities534,941789,320 Loans and advances to credits institutions and customers7,473,4507,435,747 Derivatives16,478,78516,480,225 Negative interest on interest bearing liabilities12,854624 Total24,500,03024,705,916 Interest payable and similar charges: Amounts owed to credit institutions and customers-8,063-28,799 Debts evidenced by certificates-10,042,103-10,380,600 Derivatives-10,902,103-10,355,209 Negative interest on interest bearing assets-370,732-641,732 Other-145,308-131,929

 Note O – Commissions receivable and Commissions payable (in EUR ‘000) Total commissions receivable 284,624 249,706 Commissions payable -317,840(*) -240,919 Note P – Net result on financial operations (in EUR ‘000) (*) In 2019, the Bank has completed secondary market sales of its participations in three investment funds. As a result of the sales, the Bank has recorded a gain at exit of EUR 000’ 102,576. Note Q – Other operating income (in EUR ‘000) Note R – General administrative expenses (in EUR ‘000) (*) Of which the amount for members of the Management Committee is EUR ‘000 2,706 at 31 December 2019 and EUR ‘000 2,927 at 31 December 2018. The number of persons employed by the Bank was 3,439 at 31 December 2019 (3,410 at 31 December 2018). Note S – Off-balance sheet special deposits for servicing borrowings This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments(*)

At the balance sheet date, the Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the security liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2019 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	947	947
Loans and advances to credit institutions and customers, excluding loan substitutes	481,871	515,548
Treasury bills and debt securities portfolios including loan substitutes	45,392	45,921
Shares, other variable-yield securities and participating interests	7,711	10,826
Total financial assets	**535,921**	**573,242**
Financial liabilities:		
Amounts owed to credit institutions and customers	9,084	9,080
Debts evidenced by certificates	449,322	497,376
Total financial liabilities	**458,406**	**506,456**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

At 31 December 2018 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	142	142
Loans and advances to credit institutions and customers, excluding loan substitutes	482,611	506,259
Treasury bills and debt securities portfolios including loan substitutes	48,626	48,898
Shares, other variable-yield securities and participating interests	6,122	8,673
Total financial assets	**537,501**	**563,972**
Financial liabilities:		
Amounts owed to credit institutions and customers	6,018	6,017
Debts evidenced by certificates	455,384	492,081
Total financial liabilities	**461,402**	**498,098**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

Note U – Risk management

This note presents information about the Bank's exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk to both the earnings and the economic value of the Bank's investments arising from adverse movements in interest rates that affects interest rates sensitive instruments, including gap risk, basis risk and option risk;
- Liquidity and funding risk - the risk that the Bank is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk stemming from the volatility in the economic value or income derived from the Bank's positions due to adverse movements in currency exchange rates; and
- Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events, which includes legal risk but excludes strategic and reputational risks.

Risk management organisation

The Bank's objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies, it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice Guiding Principles, as published by the Bank.

The Risk Management Directorate ('RM') independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent from the Front Office and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors.

The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate ('TMR'), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All TMR proposals with credit risk implications are subject to an independent second opinion by the RM.

FINANCIAL REPORT 2019

 The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risks. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. Furthermore, the long-term capital sustainability of the Banks strategy is assessed and monitored against these boundaries to ensure that the available capital is adequate to support the current and perspective business and policy objectives. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material market risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1. Credit risk Credit risk concerns mainly the Bank's lending activities and, to a lesser extent, its derivative transactions and treasury instruments, such as debt securities, certificates of deposit and interbank term deposits. The credit risk associated with the use of derivatives is analysed in Note V. Credit risk is managed in line with the detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the guidelines ensure an acceptable degree of diversification in the Bank’s loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties for derivatives and treasury transactions as well as the contractual framework for each type of transaction. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency.

The aggregate amount outstanding (loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives ('AD') framework. At year-end 2019, EIB's Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 204.5% and under EU AD consolidated accounts stood at 208.9% (max. 250% under Article 16.5 of the Statute).

U.1.1. Loans

In order to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security provided.

The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2019 is analysed below, including undisbursed portions.

Loans outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee [*]) are, as the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract).

[*] EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee are geographical or thematic lending frameworks decided by the Board of Governors. Lending under the EIB Own-Risk Facilities and Cotonou Infrastructure Package Guarantee is from the Bank's own resources, where the Bank has either full own risk or bears a residual risk due to credit enhancement.

The table below shows (in EUR million) the signed loans for projects inside and outside the European Union granted under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and the risk-sharing operations:

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed [1]	Total 2019	Total 2018
States	0	0	0	0	57,489	**57,489**	**57,688**
Public institutions	33,530	22,821	274	185	83,850	**140,660**	**136,624**
Banks	36,880	23,674	22,188	20,064	29,853	**132,659**	**134,767**
Corporates	9,282	4,712	10,133	34,487	104,915	**163,529**	**163,911**
Total 2019[2][3][4]	**79,692**	**51,207**	**32,595**	**54,736**	**276,107**	**494,337**	
Total 2018[2][3][4]	**79,597**	**49,260**	**35,375**	**59,134**	**269,624**		**492,990**

[1] These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.
[2] The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 3,965 million as of 31 December 2019 (2018: EUR 4,528 million).
[3] This amount does not include signed loan substitutes (2019: EUR 20,665 million; 2018: EUR 20,725 million).
[4] These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

The Bank did not record value adjustments in 2018 and 2019 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year-end as the Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Bank's assets upon maturity.

The disbursed exposure of borrowers located in the United Kingdom through the EIB's lending activities, including guarantees, amounted to EUR 37.7 billion as at December 31, 2019 (2018: EUR 37.4 billion), while the disbursed exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.3 billion (2018: EUR 1.3 billion). The Bank had no direct exposure to the United Kingdom acting as borrower neither at the end of December 2019 nor at the end of December 2018 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.2 billion as at the end of December 2019 (2018: EUR 2.1 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and the risk-sharing operations:

FINANCIAL REPORT 2019

 (in EUR million)20192018 Acting as borrowerActing as guarantor Acting as borrowerActing as guarantor (1) Of which EUR 1,419 million are pledges of EU-Government Bonds on operations inside the EU (2018: EUR 1,560 million). The table below shows (in EUR million) the signed loans for projects outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee): (1) Of which EUR 3,965 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2018: EUR 4,528 million). (2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (3) Financial guarantees granted by the Bank for a total amount of EUR 462.9 million (2018: EUR 454.1 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

 LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million) (including loans in the new Member States before accession) BREAKDOWN OF LOANS SIGNED BY GUARANTEE AGREEMENT 31.12.2019 31.12.2018 Total 75% Member States guarantee 4,231 4,006 Total Member States guarantee 4,267 4,064 Total 65% European Union budget guarantee 44,503 42,920 Total European Union budget guarantee 44,966 43,508 Total(1) 49,233 47,572 States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 20,110 million (2018: EUR 22,969 million), with the following composition:

As at 31 December 2019	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	Total
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	450	5	1	136	303	0	0	**895**
Aa1 to Aa3	1,180	83	30	891	206	0	0	**2,390**
A1	81	0	0	1,121	51	0	0	**1,253**
Below A1	11,683	0	385	1,351	973	0	0	**14,392**
Non-Rated	40	0	0	0	757	0	383	**1,180**
Total	**13,434**	**88**	**416**	**3,499**	**2,290**	**0**	**383**	**20,110**

As at 31 December 2018	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	Total
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	18	33	5	181	117	361	0	**715**
Aa1 to Aa3	1,225	89	4	962	164	0	0	**2,444**
A1	124	0	0	2,729	118	0	0	**2,971**
Below A1	14,476	0	412	32	824	0	0	**15,744**
Non-Rated	38	0	0	0	732	0	325	**1,095**
Total	**15,881**	**122**	**421**	**3,904**	**1,955**	**361**	**325**	**22,969**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December, according to the sectors of the contract is set out below:

	2019	2018
Sector		
Transports	128,786	131,009
Global Loans[(1)]	81,406	85,661
Energy	64,540	65,820
Health, education	34,512	33,087
Miscellaneous infrastructure	29,425	28,505
Water, sewerage	28,986	28,393
Industry	26,501	26,477
Services	17,491	16,413
Telecommunications	11,750	11,462
Agriculture, fisheries, forestry	3,660	3,639
Total[(2)]	**427,057**	**430,466**

[(1)] A global loan is a line of credit to an intermediary financing institution or a bank, which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

[(2)] This amount does not include disbursed loan substitutes (2019: EUR 20,490 million; 2018: EUR 20,445 million).

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures on arrears follow-up are applied in a consistent manner to all loans managed by the EIB.

1. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States :

As of 31 December 2019, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 146.0 million (2018: EUR 176.4 million).

The outstanding principal amount related to these arrears is EUR 200.0 million as of 31 December 2019 (2018: EUR 214.5 million). These arrears on loans are covered by a loan loss allowance of EUR 164.9 million (2018: EUR 177.6 million).

2019 FINANCIAL REPORT

 2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States: For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked. As of 31 December 2019, these arrears above 90 days amount to EUR 2.3 million (2018: EUR 2.3 million). 2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States: During 2019, EUR 54.8 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2018 were EUR 134.0 million and nil respectively. During 2019, EUR 0.1 million of amounts previously invoked under the guarantees of the European Union or the Member States have been refunded. Corresponding amounts in 2018 were EUR 4.9 million. Loan renegotiation and forbearance The EIB considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of “concessions” that the EIB decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor, to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties. In the normal course of business, the Loan Grading (‘LG’) of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The need for a value adjustment for all loans whose LG deteriorated to E– is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank’s procedures. Forbearance measures and practices undertaken by the Bank’s restructuring team during the reporting period includes, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears. Operations subject to forbearance measures are reported as such in the tables below. Forbearance measures (in EUR million)31.12.2018Extension of maturities Deferral of capital and interest Breach of material financial covenants Other Contractual repayment and termination(1) 31.12.2019 Public9570010133-891,011 Bank1390017910-20308 Corporate1,9341036455113-2972,251 (1) Decreases are explained by repayments of capital, interest and amounts in arrears as well as write-offs which occurred during the year on operations already considered as forborne as of 31 December 2018 and by termination during the year. U.1.2.Treasury The credit risk associated with treasury (securities, commercial papers, term accounts, etc.) is managed by selecting sound counterparties and issuers. The structure of the securities portfolio and limits governing outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate. The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary. Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: -delivery against payment; -verification of collateral; -the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and -organisation of substitute collateral provided that this meets all the contractual requirements. The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and issuers: Moody’s or equivalent ratingSecurities portfolio %Money market products % Collateral on treasury transactions Collateral received The treasury transactions include EUR 24,622 million (2018: EUR 10,023 million) of bilateral and tripartite reverse repurchase agreements, out of which for EUR 18,008 million (2018: 8,482 million) the Bank received financial collaterals and for EUR 6,614 million (2018: EUR 1,541 million) commodities. Bilateral and tripartite repurchase agreements stood at 1,183 million at 31 December 2019 (2018: nil). The exposure is fully collateralised with subsequent call for additional collateral or release in accordance with the underlying agreement. The market value of the financial collateral portfolio at 31 December 2019 is EUR 18,544 million (2018: EUR 8,786 million), with the following classification: Reverse Repurchase Agreements Financial Collateral (in EUR million) At 31 December 2019Bonds Moody's or equivalent ratingGovernment Supra-nationalAgency* Secured Bonds (covered bonds) Bank and Corporate Bonds ABSTotal Aaa9951362675,8791,8514179,545 Aa1 to Aa357310027722687702,053 A141904403290792 Below A15,029043691305,982 Non Rated5301401050172 Total7,0692366066,1414,07541718,544 *New collateral bond category starting from 2019. Reverse Repurchase Agreements Financial Collateral (in EUR million) At 31 December 2018Bonds Moody's or equivalent ratingGovernmentSupra-national Secured Bonds (covered bonds) Bank and Corporate Bonds ABSTotal In the context of the Eurosystem’s monetary policy operations, the Bank deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.1 billion as at 31 December 2019 (2018: EUR 3.1 billion). The market value of the collateral deposited (except to BCL) under bilateral and tripartite repurchase agreements stood at EUR 1,182 million as at 31 December 2019 (2018: EUR nil).

 U.1.3. Guarantees granted by the Bank in respect of loans granted by third parties Credit risk arising from the Bank’s guarantees and securitisations transactions funded by own resources is managed in line with the detailed internal guidelines approved by the governing bodies At year-end of 2019, the signed exposure guaranteed by EIB amounted to EUR 10.0 billion (2018: EUR 9.9 billion) out of which there is EUR 5.1 billion (2018: EUR 3.9 billion) of disbursed exposure of the loans guaranteed and such provisions on guarantees amount to EUR 8.1 million (2018: EUR 17.1 million). The internal guidelines approved by the governing bodies ensure that the Bank continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Bank’s transactions; typically, the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Bank has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator Banks). In the context of the Bank’s guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Bank to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Bank. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Bank’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Bank’s counterparties, which are usually major market players. The Bank performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. U.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in the repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. An interest rate risk that is particularly relevant for the Bank is gap risk. Gap risk is the volatility in the economic value of, or in the income derived from, the Bank’s term structure of interest rate sensitive instruments due to differences in the timing of their rate changes. The Bank manages its global structural interest rate position on the basis of a notional reference portfolio. U.2.1. Interest rate risk on the Economic Value of the Own Funds The Bank’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank’s growth. This overall objective is achieved by investing the Bank’s own funds according to a medium to long term investment profile, implying an own funds duration target within the range 4.5 – 5.5 years. Apart from the duration target for own funds, the Bank’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to keep market risk to minimum levels. The Bank performs regular stress testing based on EBA standardised shock scenarios1. As of 31 December 2019, the impact of the EBA parallel up shock of the interest rate curves would reduce the economic value of own funds by EUR 7.98 billion (2018: EUR 7.75 billion)2. Among the financial instruments in the Bank’s portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity. At cash flow level all such borrowings are fully hedged by swaps so that they can be considered as synthetic floating rate notes indexed to Libor/Euribor. Below is a summary of the features of the Bank’s callable portfolio as of 31 December 2019 and 31 December 2018, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: 1 EBA/GL/2018/02. 2 The stress test is performed on all risk-sensitive banking book instruments, including the pension liabilities (DBO) as calculated by an actuarial provider.

By funding currency (after swaps):

31.12.2019 (in EUR million)	EUR	GBP	USD	Total(*)
EUR Pay Notional	-2,263	-59	-2,360	-4,682
Average maturity date	21.10.2046	20.06.2022	04.08.2037	08.11.2041
Average expected maturity	25.08.2028	08.01.2021	06.10.2024	06.08.2026

(*) JPY was nil in 2019.

31.12.2018 (in EUR million)	EUR	JPY	USD	Total(*)
EUR Pay Notional	-2,645	-23	-2,660	-5,328
Average maturity date	06.08.2043	09.02.2032	05.02.2038	20.10.2040
Average expected maturity	15.04.2028	26.11.2030	30.07.2027	11.12.2027

(*) GBP was nil in 2018.

By risk factor involved:

31.12.2019		Risk factor		Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-533	-4,088	-61	-4,682
Average maturity date	21.05.2037	10.08.2042	16.09.2030	08.11.2041
Average expected maturity	20.02.2027	12.08.2026	16.09.2020	06.08.2026

31.12.2018		Risk factor		Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-651	-4,538	-139	-5,328
Average maturity date	01.11.2037	15.07.2041	16.09.2030	20.10.2040
Average expected maturity	09.11.2027	05.03.2028	04.10.2020	11.12.2027

U.2.2. Interest rate risk management (Earnings perspective)

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits.

With the positions in place as of 31 December 2019, the earnings would increase by EUR 75.1 million (2018: EUR 121.6 million) if interest rates were to increase by 100 basis points and decrease by EUR 81.0 million (2018: EUR 117 million) if interest rates were to decrease by 100 basis points.

The Bank computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the Bank's current practice of the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Operational Plan.

U.3. Liquidity and funding risk

Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk.

Funding liquidity risk is connected to the risk for the Bank of being unable to refinance the asset side of its balance sheet and meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or income derived from the Bank's positions, due to potentially increasing immediate risks relating to meeting payment obligations and the consequent need to borrow at unattractive conditions.

Market liquidity risk is the volatility in the economic value of, or income derived from, the Bank's positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force the early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency.

2019 FINANCIAL REPORT

 The liquidity risk of the Bank is managed in order to ensure the regular functioning of its core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Contingency Funding Plan (‘CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The CFP is regularly tested and benchmarked against principles of the Basel Committee for Banking Supervision and other applicable best practice. The CFP is approved annually by the Board of Directors. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The Bank computes daily the liquidity coverage ratio (‘LCR’) in line with EU CRR requirements both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the Bank on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2019 the liquidity coverage ratio stood at 483.4% (end 2018: 182.4%). The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

 Liquidity risk (in EUR million) Maturity at 31 December 20193 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2019 Assets: Cash in hand, balances with central banks and post office banks9470000947 Treasury bills and other bills eligible for refinancing with central banks7,0488,93610,7946,590033,368 Other loans and advances: - Current accounts3620000362 - Credit institutions47,0146,78200053,796 - Customers 965 0 0 0 0 965 48,3416,78200055,123 Loans: - Credit institutions3,34112,12353,88040,4133109,760 - Customers 5,393 20,108 101,149 190,294 45 316,989 Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2020 – 2022 would amount to EUR 3.1 billion. Maturity at 31 December 20183 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2018 Assets: Cash in hand, balances with central banks and post office banks1420000142 Treasury bills and other bills eligible for refinancing with central banks6,5567,90811,4016,806032,671 Other loans and advances: - Current accounts7090000709 - Credit institutions47,3323,97100051,303 - Customers 405 48 0 0 0 453 48,4464,01900052,465 Loans: - Credit institutions3,08811,58056,59344,35110115,622 - Customers 4,374 19,126 98,497 192,468 59 314,524

U.4. Foreign exchange rate risk

The foreign exchange ('FX') risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements of foreign exchange rates. The Bank is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedge instruments.

In compliance with its Statute, the Bank does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Bank are kept within tight limits.

The foreign exchange risk implicit in interest margin accruing in currencies different from EUR is regularly hedged. The hedging programme addresses the interest rate loan margins expressed in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2019	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2019
Assets:						
Cash in hand, balances with central banks and post office banks	947	0	0	0	0	**947**
Treasury bills and other bills eligible for refinancing with central banks	25,761	3,227	4,380	0	7,607	**33,368**
Other loans and advances:						
- Current accounts	246	30	7	79	116	**362**
- Credit institutions	37,257	2,606	5,134	8,799	16,539	**53,796**
- Customers	375	0	0	590	590	**965**
	37,878	2,636	5,141	9,468	17,245	**55,123**
Loans:						
- Credit institutions	87,631	1,972	12,979	7,178	22,129	**109,760**
- Customers	251,875	35,218	9,430	20,466	65,114	**316,989**
	339,506	37,190	22,409	27,644	87,243	**426,749**
Debt securities including fixed-income securities	4,501	253	1,726	5,544	7,523	**12,024**
Shares, other variable-yield securities and participating interests	6,008	864	586	253	1,703	**7,711**
Shares in affiliated undertakings	805	0	0	0	0	**805**
Other assets	13,120	1,373	1,316	1,025	3,714	**16,834**
Total assets	**428,526**	**45,543**	**35,558**	**43,934**	**125,035**	**553,561**
Liabilities:						
Amounts owed to credit institutions	7,355	0	118	0	118	**7,473**
Amounts owed to customers	1,475	2	58	76	136	**1,611**
Debts evidenced by certificates:						
- Debt securities in issue	233,518	45,599	111,047	45,520	202,166	**435,684**
- Others	8,725	15	838	4,060	4,913	**13,638**
	242,243	45,614	111,885	49,580	207,079	**449,322**
Capital, reserves and profit	73,689	0	0	0	0	**73,689**
Other liabilities	17,006	1,912	1,362	1,186	4,460	**21,466**
Total liabilities	**341,768**	**47,528**	**113,423**	**50,842**	**211,793**	**553,561**
Off balance sheet currency swaps	**-86,769**	**2,006**	**77,838**	**6,925**	**86,769**	
Net position	**-11**	**21**	**-27**	**17**	**11**	

FINANCIAL REPORT **2019**

 Foreign exchange position (in EUR million) Currency at 31 December 2018EuroPound Sterling US DollarOther currencies Sub-total except Euro Total 2018 Assets: Cash in hand, balances with central banks and post office banks1420000142 Treasury bills and other bills eligible for refinancing with central banks27,7522,4782,416254,91932,671 Other loans and advances: - Current accounts6294163380709 - Credit institutions38,1736165,2307,28413,13051,303 - Customers 409 0 0 44 44 453 Total liabilities 340,582 46,410 119,065 49,736 215,211 555,793 Off balance sheet currency swaps -96,633 2,937 86,426 7,270 96,633 Net position 14 -8 -15 9 -14 Operational Risk is the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events that are neither market-nor credit-related, which includes legal risk but excludes strategic and reputational risks. Operational risk is inherent in the EIB’s activities and can manifest itself in various ways, including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, the third party outsourcing failures or fraudulent acts. The goal is to keep operational risk at minimum levels in light of the EIB’s financial strength, the characteristics of its businesses and the markets in which it operates. The Operational Risk function in Risk Management (‘OPR’) and Internal Controls and Assertion Division in Financial Control are responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework lies with the Bank’s Departments. The key elements of the framework of Best Banking Practices (‘BBP’) as recommended by Basel Committee on Banking Supervision (‘BCBS’) are risk identification, assessment, monitoring as well as risk control and mitigation. The Bank employs an assessment methodology that takes into account all available information including internal loss history, scenario analysis and the business and control environment through a set of operational risk indicators organized in scorecards. Specifically, operational risk provides oversight of the significant operational risk events that have or could lead to actual operational risk losses and areas of emerging risk. The EIB uses the Statistical Analysis System (‘SAS’) to monitor on an on-going basis operational risk exposures and loss events by major business processes. The management of operational risk is carried out at all levels within the Organization and is the responsibility of all the various Departments of the Bank. In terms of reporting, the Operational Risk report goes to Audit Committee, Management Committee and Directors General. In addition, losses above EUR 0.1 million are immediately escalated to the President.

 Note V – Derivatives The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to the trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure. The majority of the Bank’s swaps are concluded with a view to hedging bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature. The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (‘ALM’) position (ALM hedging activity) (see note V.1.). The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.). Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control. Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position. V.1. Funding and asset liability management (‘ALM’) derivatives The derivatives used in the context of funding and ALM hedging activities are: Currency swaps; Interest rate swaps; and Structured swaps. V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. The following table shows the maturities of currency swaps (including structured swaps – see Note V.1.3 and excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. (*) Including the fair value of macro-hedging currency swaps which stood at EUR 1,350 million as at 31 December 2019 (2018: EUR 1,513 million).

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including structured swaps – see Note V.1.3 and including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2019 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2019**
Notional amount	65,329	215,856	125,751	133,743	**540,679**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	231	5,260	5,683	1,208	**12,382**

Interest rate swaps at 31 December 2018 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2018**
Notional amount	58,521	207,711	137,869	131,579	**535,680**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	248	3,110	5,350	152	**8,860**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -803 million as at 31 December 2019 (2018: EUR -406 million).

V.1.3. Structured swaps

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		**Stock exchange index**		**Special structure coupon or similar**	
	2019	2018	**2019**	2018	**2019**	2018
Number of transactions	**138**	156	**1**	1	**264**	266
Notional amount (in EUR million)	**5,049**	5,796	**500**	500	**19,770**	21,420
Fair value (i.e. net discounted value including CVA, DVA and COLVA) (in EUR million)	**681**	376	**17**	-28	**-2,627**	-2,473

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Bank would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

2019 FINANCIAL REPORT

- **Contractual framework:**

All of the Bank's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 21,104 million as at 31 December 2019 (2018: EUR 15,174 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

	Swap collateral (in EUR million)			
Moody's equivalent rating	Bonds		Cash	**Total 2019**
	Government	Agency, supranational, covered bonds		
Aaa	1,509	2,765	0	**4,274**
Aa1 to Aa3	4,643	0	0	**4,643**
A1 to A3	674	0	0	**674**
Baa1 to Baa3	4,605	0	0	**4,605**
Below Baa3	621	0	0	**621**
Non-Rated	0	0	6,287	**6,287**
Total 2019	**12,052**	**2,765**	**6,287**	**21,104**

	Swap collateral (in EUR million)			
Moody's equivalent rating	Bonds		Cash	**Total 2018**
	Government	Agency, supranational, covered bonds		
Aaa	1,870	1,628	0	**3,498**
Aa1 to Aa3	3,684	0	0	**3,684**
A1 to A3	1,355	0	0	**1,355**
Baa1 to Baa3	2,046	0	0	**2,046**
Below Baa3	468	0	0	**468**
Non-Rated	0	0	4,123	**4,123**
Total 2018	**9,423**	**1,628**	**4,123**	**15,174**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision ('BCBS') sponsored by the BIS.

The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2019 the current unsecured exposure stood at EUR 816 million (EUR 746 million as of 31 December 2018).

In addition, the Bank computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2019 the Potential Future Exposure at origin stood at EUR 10,354 million (EUR 10,137 million as of 31 December 2018).

FINANCIAL REPORT **2019**

 • Limits: The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3). The derivatives portfolio is valued and compared against limits on a daily basis. The following table provides a breakdown of counterparties by internal rating. V.2.As part of liquidity management The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short-term currency swaps receivable stood at EUR 35,633 million at 31 December 2019 against EUR 41,161 million at 31 December 2018. The fair value of these contracts was EUR 445 million at 31 December 2019 (2018: EUR 36 million). The notional amount of short-term currency forwards was EUR 528 million at 31 December 2019 (2018: EUR 539 million). The fair value of these contracts was EUR -37 million at 31 December 2019 (2018: EUR -2 million).

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 Note X – Related party transactions X.1. Shares in affiliated undertakings and participating interest Related party transactions with the European Investment Fund (‘EIF’) are mainly associated with the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank (including participating interests). The amounts included in the Financial Statements concerning the related parties transactions with the Bank are disclosed as follows:

X.2. Key Management Personnel

The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2019	2018
Short-term benefits[1]	9,574	10,445
Post-employment benefits[2]	915	968
Termination benefits[3]	-1,504	720
Total	**8,985**	**12,133**

[1] Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[2] Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors.

[3] For the year 2019, a net income is reported due to the fact that the Bank recorded a release of Termination benefits accruals related to prior years. The benefits expensed for the year 2019 amount to EUR '000 744.

There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind.

Open balances with key management personnel as at 31 December 2019 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

(in EUR '000)	31.12.2019	31.12.2018
Pension plans and health insurance (Note L)	60,727	68,383
Other liabilities (Note G)	16,095	20,161

Note Y – Post balance sheet events

Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the EIB currently continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. Moreover, the quality of the EIB's loan portfolio currently remains high as it relies on a risk management strategy based on adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. The ultimate impact on the EIB of the COVID-19 pandemic is difficult to predict at this stage. The EIB continues to monitor the situation closely and to consider other supportive measures and programs in response to the pandemic.

Except the above mentioned element, there have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the financial statements as at 31 December 2019.

FINANCIAL REPORT **2019**

 Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.5. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.6. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. Z.7. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs’) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. The EIB prepares separate financial statements for each Fund of Fund. Z.8. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI.

 Z.9. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.10. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. Z.11. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.12. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.13. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.14. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares separate combined financial report for the PPF. Z.15. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.16. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (‘SME’s) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.17. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund.

 Z.18. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. Z.19. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.20. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.21. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.22. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.23. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.24. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. Further information on approved projects and EIB’s exposure is provided in Note D.1. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.25. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF.

 Z.26. Research and Innovation Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. Z.27. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing, is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS.

Statement of Special Section[1]

as at 31 December 2019 and 2018 (in EUR '000)

ASSETS	31.12.2019	31.12.2018
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	**13,073**	**24,483**
Risk capital operations		
- amounts to be disbursed	21,614	29,260
- amounts disbursed	32,978	38,168
	54,592	**67,428**
Total[2]	**67,665**	**91,911**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	71	71
Operations from risk capital resources		
- amounts disbursed	419	419
Total[3]	**490**	**490**
· Lomé Conventions		
Operations from risk capital resources		
- amounts disbursed	135,357	163,907
Total[4]	**135,357**	**163,907**
Total	**203,512**	**256,308**

LIABILITIES	31.12.2019	31.12.2018
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	46,051	62,651
- Yaoundé Conventions	490	490
- Lomé Conventions	135,357	163,907
Total funds under trust management	**181,898**	**227,048**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	21,614	29,260
Total funds to be disbursed	**21,614**	**29,260**
Total	**203,512**	**256,308**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2019 EUR '000 256,081 (2018: EUR '000 277,143).
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2019 EUR '000 41,578 (2018: EUR '000 47,968).

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Following a call received in 2019, total amount of the EU guarantee issued is EUR nil as at 31 December 2019 (2018: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2019 (2018: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

2019 FINANCIAL REPORT

Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840,457
less:	exchange adjustments	55,409	
	cancellations	176,927	
	repayments	539,337	
			-771,673
			68,784

Note (3): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139,483	
Contributions to the formation of risk capital		2,503	
Initial amount:			141,986
add:	capitalised interests	1,178	
	exchange adjustments	9,823	
			11,001
less:	cancellations	3,310	
	repayments	149,187	
			-152,497
			490

Note (4): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories ('ACP-OCT') under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3,116,097	
Equity participations		121,002	
Initial amount:			3,237,099
add:	capitalised interests		9,548
less:	cancellations	741,842	
	repayments	2,313,728	
	exchange adjustments	55,720	
			-3,111,290
			135,357

FINANCIAL REPORT 2019

 INDEPENDENT AUDITOR´S REPORT To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE RÉVISEUR D’ENTREPRISES AGRÉÉ Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the bal-ance sheet as at 31 December 2019, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2019, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 Sep-tember 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for Opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveil-lance du Secteur Financier” (“CSSF”). Our responsibilities under the Law of 23 July 2016 and ISAs are further described in the «Responsibilities of “Réviseur d’Entreprises agréé” for the audit of the financial statements» section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical require-ments that are relevant to our audit of the financial state-ments, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appro-priate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our profes-sional judgment, were of most significance in our audit of the financial statements of the current period. These mat-ters were addressed in the context of the audit of the finan-cial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 1 Value adjustments of loans to customers and credit institutions Description As at 31 December 2019, the Bank reports loans accounted for at cost of EUR 427,229 million representing 77% of total assets and recognized individually assessed value adjust-ments on loans amounting to EUR 480 million. The Bank reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recover-able amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the iden-tification and assessment of potential indicators of impair-

ment, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied.

The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in note A.1.2 to the financial statements as well as the accounting policy for the value adjustment in note A.2.6.1 and the detail of specific value adjustments in note D.2.

The loans accounted for at cost are disclosed in note D.1 to the financial statements as well as the accounting policy for the loans in note A.2.6.1.

How our audit addressed the area of focus

Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans.

For a sample of loans with specific allowances for value adjustment, we evaluated the Bank's individual assessment of each loan by specifically challenging the Bank's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Bank revised its estimates and assumptions for specific allowances established in prior years.

We also tested a sample of individually significant exposures potentially impaired for which no value adjustment had been recorded as well as a sample of exposures which had not been identified by the Bank as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals.

We assessed the disclosures in the financial statements in relation to allowance for value adjustment of loans with reference to the requirements of the prevailing accounting standards.

Other information

The Management is responsible for the other information. The other information comprises the information included in the sections called "Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control" mainly based on statutory EU Directives information, but does not include the financial statements and our report of "Réviseur d'Entreprises agréé" thereon.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements , our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard.

Responsibilities of the Management and Those Charged with Governance for the financial statements

The Management is responsible for the preparation and fair presentation of the financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the Management is responsible for assessing the Bank's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank's financial reporting process.

Responsibilities of the Réviseur d'Entreprises agréé for the audit of the financial statements

The objectives of our audit are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of "Réviseur d'Entreprises agréé" that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could

FINANCIAL REPORT 2019

 reasonably be expected to influence the economic deci-sions of users taken on the basis of these financial statements. As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain profes-sional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omis-sions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the pur-pose of expressing an opinion on the effectiveness of the Bank’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncer-tainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncer-tainty exists, we are required to draw attention in our report of “Réviseur d’Entreprises agréé” to the related disclosures in the financial statements or, if such disclo-sures are inadequate, to modify our opinion. Our con-clusions are based on the audit evidence obtained up to the date of our report of “Réviseur d’Entreprises agréé”. However, future events or conditions may cause the Bank to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we iden-tify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communi-cate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or reg-ulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would rea-sonably be expected to outweigh the public interest ben-efits of such communication. Luxembourg, 18 March, 2020 KPMG Luxembourg, Société coopérative Cabinet de révision agréé S. Chambourdon

 STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE BANK’S UNCONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH THE GENERAL PRINCIPLES OF THE ‘DIRECTIVES’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2019 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consoli-dated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, • convened on a regular basis with the Heads of Directo-rates and relevant services including, the Financial Controller, the Directors General of Risk Management, Transac-tion Monitoring and Restructuring and Compliance, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the docu-ments which it deemed necessary to examine in the dis-charge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the financial statements for the financial year ended 31 December 2019 adopted by the Board of Directors on 18 March 2020, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure,

 to the best of its knowledge and judgement: • confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk man-agement and monitoring; • has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; • confirms that the financial statements of the European Investment Bank, which comprise the balance sheet as at 31 December 2019, the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of sig-nificant accounting policies and other explanatory infor-mation, give a true and fair view of the financial position of the European Investment Bank as of 31 December 2019, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 18 March, 2020 Audit Committee J. SUTHERLAND L. BALOGH M. MACIJAUSKAS V. IUGA P. KRIERN. FERNANDES U. CERPSD. PITTA FERRAZ

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 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES as at 31 December 2019

 Consolidated balance sheet as at 31 December 2019 (in EUR ’000) The accompanying notes form an integral part of these consolidated financial statements.

 Consolidated balance sheet (continued) as at 31 December 2019 (in EUR ’000) The accompanying notes form an integral part of these consolidated financial statements.

[LOGO]

Consolidated off-balance sheet (continued)

as at 31 December 2019 (in EUR '000)

		31.12.2019		31.12.2018
- EFSI-EIAH	20,029		16,674	
- AGRI	17,506		17,711	
- NPI	14,763		14,779	
- Student Loan Guarantee Facility	14,141		13,914	
- Natural Capital Financing Facility	11,318		11,574	
- PGFF	5,227		6,660	
- GEEREF	3,918		19,779	
- Bundesministerium für Wirtschaft und Technologie	3,896		7,758	
- EPPA	3,320		1,968	
- BIF	3,293		4,723	
- Alp GIP	2,913		1,814	
- Central Europe FoF	1,999		2,050	
- TTA Turkey	1,425		499	
- European Technology Facility	966		5,662	
- SME initiative Spain	944		2,796	
- GEEREF Technical Support Facility	727		801	
- LFA-EIF Facility	369		479	
- MDD	356		403	
- TTP	246		248	
- G43 Trust Fund	31		0	
- GGF	12		12	
- SME Guarantee Facility	0		6,653	
- RDI Advisory	0		2,847	
- JASPERS	0		1,720	
		16,358,235		**15,611,460**
Other items:				
- Nominal value of interest-rate swaps (Note V.1.2)		**540,678,886**		**535,680,055**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**219,739,726**		**210,865,395**
- Nominal value of currency swap contracts payable		**218,941,502**		**211,111,136**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**35,632,792**		**41,160,710**
- Nominal value of short-term currency swap contracts payable		**35,156,452**		**41,088,252**
- Put option granted to EIF minority shareholders		**821,272**		**816,824**
- Currency forwards (Note V.2)		**528,280**		**539,296**
- Special deposits for servicing borrowings (Note S)		**9,035**		**7,135**

(*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information.

The accompanying notes form an integral part of these consolidated financial statements.

2019 FINANCIAL REPORT

 Consolidated profit and loss account for the year ended 31 December 2019 (in EUR ‘000) The accompanying notes form an integral part of these consolidated financial statements.

 Consolidated cash flow statement for the year ended 31 December 2019 (in EUR ‘000) A. Cash flows from operating activities: 20192018 B. Cash flows from investing activities: C. Cash flows from financing activities: Summary statement of cash flows: Cash and cash equivalents at beginning of financial year58,342,33251,760,118 Net cash from: Cash and cash equivalents are composed of: The accompanying notes form an integral part of these consolidated financial statements.

 European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2019 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiaries are defined as the ‘Group’ or ‘EIB Group’. Subsidiaries held by the Bank are disclosed in note E.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 18 March 2020 and authorised their submission to the Board of Governors for approval by 24 April 2020. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as endorsed by the European Union. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Group also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted (see Note A.2.7). Provisions in respect of guarantee operations The Group initially recognises the financial guarantee contract at fair value, corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The financial guarantee is subsequently measured as the deficit of the net present value of expected future premium over the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised (see Note A.2.14). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.11).

 A.1.3. Bank’s exposure to the United Kingdom (“UK”) and EIB’s relationship with the UK On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (“EU”) pursuant to Article 50 of the Treaty on European Union (“TEU”). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (“EIB”) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement covered both the paid-in part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the paid-in part was financed by converting EIB reserves into paid-in subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the paid-in portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Committee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the paid-in capital of the EIB in twelve annual instalments. Except for such repayment of the UK paid-in capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of EIB, as well as the preparations for such withdrawal had no material impact on the consolidated financial statements of the EIB as of 31 December 2019, and for the year then ended. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The Group uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.2.2. Basis of consolidation Subsidiaries Subsidiaries are all entities directly or indirectly controlled by the Group. EIB Group is required to consolidate entities under its control which it is exposed to, or has rights to, variable returns from its involvement and has the ability to affect those returns through its power over the entities. All significant subsidiaries are included in these consolidated financial statements, while entities immaterial to the Group are excluded from the scope of consolidation. The financial statements of any subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The Financial Statements of EIB Group comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and those of its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies. Following the full redemption during 2018 of the remaining Senior Units outstanding that the Bank held in its former subsidiary, EU Microfinance Platform FCP FIS (“EUMPF”), EUMPF is no longer included anymore in the scope of consolidation for the purposes of the 2018 and 2019 EIB Group Consolidated Financial Statements.

 Minority interest Minority interest in EIB’s subsidiary represents the portion of profit or loss and net assets not owned directly or indirectly, by the Group and is presented separately in the consolidated balance sheet under “Equity attributable to minority interest” and respectively in the consolidated profit and loss account under “Profit attributable to minority interest”. Transactions eliminated on consolidation After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.2.3. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging bond issues. The Group enters into interest rate and currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the trading portfolio (Securities liquidity portfolios). A.2.3.1. Trading portfolio derivatives As part of the securities liquidity portfolios (‘SLPs’), trading derivatives are entered in and recorded at market value in the balance sheet as “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under Other assets when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. A.2.3.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on the trade date. The difference between the contractual forward rates and the year-end rates is reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”.

 Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.4. Financial assets Financial assets are accounted for using the settlement date basis. A.2.5. Cash and cash equivalents Cash and cash equivalents are disclosed in the consolidated cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits that are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Group in the management of its short-term commitments. A.2.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.6.1. Long-term hedge portfolio (‘LTHP’) The long-term hedge portfolio (‘LTHP’) consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities, as “Interest receivable and similar income”. A.2.6.2. Operational portfolios Treasury monetary portfolio (‘TMP’) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity, initially recorded at purchase price and presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Value adjustments are accounted for, if these are other than temporary. Securities liquidity portfolios P1 and P2 The P1 ‘fixed rate’ and P2 ‘floating rate’ are trading portfolios which comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. The market value of “Securities liquidity portfolios” is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. Operational portfolio EIF The Operational portfolio EIF comprises listed debt securities with a maximum residual maturity of 10 Years. These securities are measured at amortised cost. A.2.6.3. Loan substitutes and ABS portfolio EIF The Loan substitutes and ABS portfolio EIF mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Value adjustments are accounted for, if these are other than temporary. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value.

 A.2.6.4. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.7. Loans and advances to credit institutions and customers A.2.7.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-) adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. Undisbursed part of loans and advances are recorded in off balance sheet at their nominal value. A.2.7.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon value adjustment, the accrual of interest income based on the original terms of the claim may be discontinued. A.2.7.3. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest on reverse repurchase agreements is recognised as interest income or expense over the life of each agreement. A.2.7.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.8. Shares, other variable-yield securities and participating interests The Group acquires shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds or investment funds. These investments are initially recorded at acquisition cost, reduced by any reflow resulting from repayments. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. The undrawn but committed part of these investments is recorded as off balance sheet commitments at their nominal value. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Net result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount.

 Participating interest The shares acquired by the EIB Group for its own account typically represent investments in venture capital operations, infrastructure funds and investment funds. According to industry practice, such investments are generally subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such funds. As a consequence, any membership by an investor in a governing body of such a fund does not, in principle, entitle said investor to influence the day-to-day operations of the fund. In addition, individual investors in venture capital operations, infrastructure funds or investment funds do not determine policies of a fund such as distribution policies on capital repayments or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders’ agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. Such above-mentioned criteria are assessed by the EIB through a comprehensive analysis involving judgement in order to determine whether it has significant influence or joint control over those entities they acquired shares in. In case there is significant influence or joint control over the entity, it is disclosed under “Participating interest”. Capital subscribed by the Group but uncalled from the investment in EBRD is recorded off balance sheet. A.2.9. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years. A.2.10. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.2.11. Pension plans and health insurance scheme A.2.11.1. Pension plan for staff The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. The main pension scheme of the EIF is a defined-benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined-contribution scheme. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2019 and was updated as at 31 December 2019 with an extrapolation (roll forward method) for the last three months of 2019. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.2.11.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. The latest valuation was carried out as at 30 September 2019 and was updated as at 31 December 2019 with an extrapolation (roll forward method) for the last three months of 2019.

 A.2.11.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. A.2.11.4. Optional Supplementary provident scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. The corresponding liability is recorded in “Other liabilities”. A.2.12. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as “Interest payable and similar charges”, or “Interest receivable and similar income”, if interest rate is negative. Accrued interest is included in “Accruals and deferred income” under liabilities. A.2.12.1. Repurchase operations (repos) A repurchase operation is one under which the Group borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.2.7.3. This type of operation is considered for the purposes of the Group to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions-b) with agreed maturity or periods of notice”. Interest on repurchase agreements is recognised as interest expense or income over the life of each agreement. A.2.13. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest expense on debt instruments is included in “Interest payable and similar charges” in the consolidated profit and loss account. A.2.14. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Net liabilities from financial guarantees are presented in the balance sheet under “Provision in respect of guarantee operations”. This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of: • the amount of the expected credit loss; and • the fair value initially recognised less any cumulative amount of income/amortisation recognised. Unrealized gains representing the excess of the net present value of expected future premium inflows over the amount of the excepted payment obligations remain unrecognized. Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account under “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the profit and loss account in “Commissions receivable”. Any upfront fees received are recognised in ”Accruals and deferred income” in the Balance sheet and amortised in the profit and loss account on a straight-line basis over the life of the financial guarantee. A.2.15. Provision for commitments This provision is intended to cover risks inherent in the Group’s commitment on loans, investment funds and venture capital operations signed but not yet disbursed.

 A.2.16. Reserves A.2.16.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.2.16.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.17. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.18. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.2.19. Interest receivable and similar income “Interest receivable and similar income” includes mainly interest on loans and advances to credit institutions and customers, treasury items and derivatives. A.2.20. Interest payable and similar charges “Interest payable and similar charges” includes mainly interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.21. Income from securities “Income from securities” is mainly composed by reflows exceeding the capital. A.2.22. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes.

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 947,155 at 31 December 2019 (2018: EUR '000 141,830).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 110,990 as at 31 December 2019 (2018: EUR '000 141,798).

B.2. Debt securities portfolio (in EUR '000)

The details of these portfolios and their classification as at 31 December 2019 and 2018 are as follows:

	31.12.2019	31.12.2018
Treasury bills and other bills eligible for refinancing with central banks	34,436,433	33,781,528
Debt securities including fixed-income securities	12,437,283	16,256,831
Total debt securities(*)	**46,873,716**	**50,038,359**

(*) of which EUR '000 8,763,906 are unlisted as at 31 December 2019 (2018: EUR '000 8,985,604).

At 31.12.2019	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
Long term hedge portfolio	1,744,425	1,713,229	0	-92,241	1,620,988	1,823,635
TMP						
- Money market securities	19,311,479	19,280,195	0	-24,916	19,255,279	19,277,771
SLP						
- P1: Fixed rate portfolio	3,526,414	3,521,150	0	0	3,501,947	3,521,150
- P2: Floating rate portfolio	388,861	388,260	0	0	387,865	388,260
Operational portfolio - EIF	1,244,522	1,230,307	0	-12,960	1,217,347	1,243,614
ABS portfolio - EIF	364,284	251,567	0	0	251,567	251,958
Loan substitutes (Note D)	20,529,156	20,489,008	1,142	-15,152	20,474,998	20,812,673
Total debt securities(*)	**47,109,141**	**46,873,716**	**1,142**	**-145,269**	**46,709,991**	**47,319,061**

(*) of which cash and cash equivalents EUR'000 10,817,964
(**) Market value does not include accrued interest.

At 31.12.2018	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
Long term hedge portfolio	1,089,939	1,068,912	0	-28,324	1,040,588	1,170,026
TMP						
- Money market securities	21,358,424	21,312,716	0	-20,868	21,291,848	21,306,540
SLP						
- P1: Fixed rate portfolio	4,332,777	4,315,498	0	0	4,308,446	4,315,498
- P2: Floating rate portfolio	1,491,634	1,484,308	0	0	1,483,077	1,484,308
Operational portfolio - EIF	1,235,569	1,211,929	0	-7,678	1,204,251	1,227,925
ABS portfolio - EIF	302,986	200,091	0	0	200,091	200,177
Loan substitutes (Note D)	20,479,034	20,444,905	0	-23,428	20,421,477	20,504,695
Total debt securities(*)	**50,290,363**	**50,038,359**	**0**	**-80,298**	**49,949,778**	**50,209,169**

(*) of which cash and cash equivalents EUR'000 9,575,785
(**) Market value does not include accrued interest.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project-related remedies, thus offering additional recourse. A value adjustment for one transaction has been recorded as at 31 December 2019 (2018: no adjustment).

FINANCIAL REPORT 2019

EU sovereign exposure in bond holdings

The Group did not record value adjustments in 2018 and 2019 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2019 and 2018:

At 31.12.2019	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	212,258	209,854	206,600	210,632
Belgium	51,202	50,938	50,873	51,000
Czech Republic	552,405	513,116	496,193	556,695
Croatia	23,011	22,762	22,254	22,765
Cyprus	2,085	2,009	2,000	2,008
Estonia	15,034	15,016	15,000	15,008
Finland	41,510	40,652	40,000	40,652
France	2,340,660	2,332,787	2,319,329	2,337,655
Germany	912,098	908,248	876,259	971,908
Hungary	158,293	155,907	155,513	156,222
Ireland	412,339	410,643	409,900	410,522
Italy	159,705	154,017	152,050	180,244
Latvia	9,770	9,791	9,792	9,778
Lithuania	99,294	95,954	95,161	96,185
Luxembourg	5,161	5,006	5,000	5,071
Netherlands	402,096	391,972	374,023	404,009
Poland	101,743	99,685	96,531	99,842
Portugal	288,130	287,603	287,000	287,508
Romania	52,861	52,232	50,463	52,209
Slovakia	13,919	14,159	14,120	14,504
Slovenia	4,994	5,000	5,000	5,012
Spain	2,107,127	2,096,592	2,086,123	2,097,304
Sweden	54,420	54,324	53,409	54,324
	8,020,115	**7,928,267**	**7,822,593**	**8,081,057**
Non-EU sovereign and other bonds	**39,089,026**	**38,945,449**	**38,887,398**	**39,238,004**
Total	**47,109,141**	**46,873,716**	**46,709,991**	**47,319,061**

At 31.12.2018	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	57,000	55,553	55,000	56,791
Belgium	408,282	407,068	407,000	407,159
Czech Republic	529,612	495,950	474,767	547,591
Denmark	172,023	171,746	171,548	171,744
Finland	17,782	17,354	17,467	17,354
France	2,210,979	2,196,740	2,190,154	2,200,842
Germany	577,725	578,347	573,804	642,180
Greece	6,134	5,070	5,000	5,212
Hungary	346,004	342,851	342,856	343,789
Ireland	82,972	81,355	78,800	81,358
Italy	281,352	274,766	271,950	293,556
Luxembourg	5,161	5,022	5,000	5,271
Netherlands	227,277	223,200	212,061	234,714
Poland	83,804	81,594	80,993	83,230
Portugal	1,751,201	1,742,097	1,734,500	1,743,014
Romania	50,619	50,103	50,000	50,088
Slovakia	23,330	21,341	21,193	22,232
Slovenia	25,845	25,755	25,716	25,870
Spain	1,521,747	1,518,515	1,517,658	1,519,941
	8,378,849	**8,294,427**	**8,235,467**	**8,451,936**
Non-EU sovereign and other bonds	**41,911,514**	**41,743,932**	**41,714,311**	**41,757,233**
Total	**50,290,363**	**50,038,359**	**49,949,778**	**50,209,169**

2019 FINANCIAL REPORT

 Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR ‘000) Note D – Summary statement of loans D.1.Aggregate loans granted (in EUR ‘000) Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: To intermediary (1) An amount of EUR '000 175,348 in 2019 (2018: EUR '000 280,000) was recorded as undisbursed amount. (1) In 2019, the Group completed a restructuring of one loan operation that was fully provisioned. As a result of that restructuring, an amount of EUR ‘000 7,426 (2018: '000 66,036) was used against the existing provision. Additionally, the Group completed a sale transaction of a non-performing loan operation which was partially provisioned. As a result, the loss on the asset sale of EUR ‘000 20,206 was used against the existing provision. Finally, the Group has written-off the exposure in one loan operation, following the liquidation of the Company, leading to the use of the existing provision at the time of the liquidation, amounting to EUR ‘000 3,580. (2) The value adjustments relate only to disbursed loans including arrears. The Group has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 7,189 (2018: EUR '000 6,763), which is recorded under the caption of ''Prepayments and accrued income''.

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Spain	87,792,660	80,711,617	7,081,043	15.67%	16.11%
Italy	63,181,451	50,524,139	12,657,312	11.28%	11.37%
France	57,521,274	44,548,304	12,972,970	10.27%	10.14%
Germany	44,729,856	34,906,743	9,823,113	7.98%	7.75%
Poland	41,977,061	32,297,948	9,679,113	7.49%	7.59%
United Kingdom	39,230,726	36,989,687	2,241,039	7.00%	7.31%
Greece	18,783,704	16,232,831	2,550,873	3.35%	3.25%
Portugal	17,280,892	15,152,816	2,128,076	3.08%	3.23%
Netherlands	16,018,057	11,970,833	4,047,224	2.86%	2.72%
Austria	14,816,716	13,069,044	1,747,672	2.64%	2.70%
Belgium	13,914,722	10,698,536	3,216,186	2.48%	2.34%
Sweden	11,545,691	8,431,946	3,113,745	2.06%	1.99%
Finland	11,281,849	8,604,580	2,677,269	2.01%	1.92%
Hungary	9,776,571	7,637,528	2,139,043	1.74%	1.77%
Ireland	7,183,066	5,705,604	1,477,462	1.28%	1.20%
Czech Republic	7,160,491	5,815,519	1,344,972	1.28%	1.22%
Romania	6,703,627	3,789,691	2,913,936	1.20%	1.27%
Slovakia	4,864,974	3,431,277	1,433,697	0.87%	0.88%
Croatia	4,496,703	3,134,928	1,361,775	0.80%	0.79%
Slovenia	3,297,725	2,676,658	621,067	0.59%	0.60%
Denmark	3,074,128	2,697,968	376,160	0.55%	0.51%
Cyprus	2,691,427	2,074,162	617,265	0.48%	0.46%
Bulgaria	2,244,675	1,667,360	577,315	0.40%	0.41%
Lithuania	1,980,495	1,852,416	128,079	0.35%	0.38%
Estonia	1,417,167	1,113,749	303,418	0.25%	0.23%
Latvia	1,164,617	709,301	455,316	0.21%	0.21%
Luxembourg	902,218	450,220	451,998	0.16%	0.13%
Malta	473,550	305,908	167,642	0.08%	0.09%
Sub-total	**495,506,093**	**407,201,313**	**88,304,780**	**88.44%**	**88.60%**

2019 FINANCIAL REPORT

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Turkey	13,881,361	13,067,608	813,753		
Serbia	3,281,243	2,356,719	924,524		
Montenegro	586,425	422,724	163,701		
North Macedonia	405,535	262,689	142,846		
Albania	306,331	263,831	42,500		
Sub-total	**18,460,895**	**16,373,571**	**2,087,324**	**3.29%**	**3.73%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Madagascar	447,210	231,525	215,685		
Zambia	437,884	115,767	322,117		
Kenya	376,483	152,654	223,829		
Senegal	364,169	117,391	246,778		
Guinea	255,000	34,491	220,509		
Tanzania, United republic of	197,143	66,169	130,974		
Lesotho	175,016	93,016	82,000		
Malawi	171,025	34,342	136,683		
Dominican Republic	165,407	46,482	118,925		
Côte d'Ivoire	152,700	24,024	128,676		
Niger	137,370	9,000	128,370		
Benin	134,276	44,960	89,316		
Uganda	122,101	95,994	26,107		
Angola	100,000	0	100,000		
Regional - West Africa	91,578	86,432	5,146		
Mozambique	87,421	71,276	16,145		
Burkina Faso	86,123	63,123	23,000		
Burundi	70,000	36,500	33,500		
Fiji	66,762	0	66,762		
Liberia	66,355	46,355	20,000		
Cape Verde	61,218	48,049	13,169		
Cameroon	58,192	53,192	5,000		
Gambia	57,000	0	57,000		
Papua New Guinea	53,367	0	53,367		
Mali	48,909	34,909	14,000		
Ghana	46,169	33,669	12,500		
Rwanda	45,000	0	45,000		
Sint Maarten	44,228	0	44,228		
Kingdom of Eswatini	41,726	5,326	36,400		
Seychelles	40,497	27,997	12,500		
Ethiopia	40,000	5,000	35,000		
Congo (Democratic Republic)	35,585	35,585	0		
Mauritius	28,110	28,110	0		
Sao Tome and Principe	24,500	0	24,500		
Mauritania	18,760	3,760	15,000		
Namibia	17,401	17,401	0		
Togo	13,775	2,405	11,370		
Regional - Caribbean	12,976	12,976	0		
Congo	12,585	12,585	0		
Haiti	12,000	0	12,000		
Belize	7,879	1,114	6,765		
Dominica	3,414	3,414	0		
Botswana	1,768	1,768	0		
Jamaica	1,093	1,093	0		
Saint Vincent and Grenadines	1,093	1,093	0		
Sub-total	**4,431,268**	**1,698,947**	**2,732,321**	**0.79%**	**0.72%**

FINANCIAL REPORT **2019**

D.3.2.3. *Asia*

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
India	2,551,182	1,352,936	1,198,246		
China	2,329,040	1,001,644	1,327,396		
Bangladesh	385,000	109,833	275,167		
Viet Nam	384,107	153,107	231,000		
Kazakhstan	326,705	0	326,705		
Uzbekistan	200,000	0	200,000		
Nepal	186,534	29,964	156,570		
Sri Lanka	184,991	134,991	50,000		
Lao People's Democratic Rep.	180,020	42,217	137,803		
Cambodia	140,515	0	140,515		
Kyrgyzstan	112,000	10,000	102,000		
Tajikistan	109,028	17,700	91,328		
Mongolia	90,496	56,519	33,977		
Pakistan	50,000	0	50,000		
Maldives	46,649	10,526	36,123		
Indonesia	3,011	3,011	0		
Sub-total	**7,279,278**	**2,922,448**	**4,356,830**	**1.30%**	**1.13%**

D.3.2.4. *Potential Candidate Countries*

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Bosnia and Herzegovina	1,573,165	1,152,837	420,328		
Kosovo	132,000	17,000	115,000		
Sub-total	**1,705,165**	**1,169,837**	**535,328**	**0.30%**	**0.31%**

D.3.2.5. *Latin America*

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Brazil	1,320,034	594,900	725,134		
Ecuador	612,705	385,470	227,235		
Panama	558,723	452,557	106,166		
Nicaragua	438,202	115,085	323,117		
Argentina	296,891	106,656	190,235		
Regional - Central America	289,022	166,522	122,500		
Paraguay	194,401	90,852	103,549		
Bolivia	190,115	78,879	111,236		
Colombia	184,280	908	183,372		
Mexico	162,480	162,480	0		
Peru	133,523	133,523	0		
Honduras	79,402	65,380	14,022		
Chile	73,055	73,055	0		
Costa Rica	58,816	58,816	0		
Regional - Latin America	53,409	0	53,409		
Sub-total	**4,645,058**	**2,485,083**	**2,159,975**	**0.83%**	**0.73%**

D.3.2.6. *European Free Trade Association ('EFTA') Countries*

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Norway	1,141,970	941,420	200,550		
Iceland	559,824	519,824	40,000		
Switzerland	48,755	32,929	15,826		
Sub-total	**1,750,549**	**1,494,173**	**256,376**	**0.31%**	**0.32%**

2019 FINANCIAL REPORT

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Egypt	5,466,111	3,263,992	2,202,119		
Morocco	4,784,201	3,108,790	1,675,411		
Tunisia	3,202,784	2,116,448	1,086,336		
Lebanon	1,617,628	548,602	1,069,026		
Israel	826,688	826,688	0		
Jordan	615,012	391,972	223,040		
Algeria	353,050	353,050	0		
Syrian Arab Republic	160,821	160,821	0		
Gaza-West Bank	99,987	38,964	61,023		
Regional - Mediterranean	11,902	0	11,902		
Sub-total	**17,138,184**	**10,809,327**	**6,328,857**	**3.06%**	**2.96%**

D.3.2.8. Overseas Countries and Territories ('OCT')

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
New Caledonia	16,667	16,667	0		
French Polynesia	16,295	8,795	7,500		
Sub-total	**32,962**	**25,462**	**7,500**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Ukraine	5,080,573	1,284,260	3,796,313		
Georgia	1,634,280	593,808	1,040,472		
Moldova, Republic of	684,037	280,838	403,199		
Belarus	530,000	75,000	455,000		
Armenia	339,279	200,218	139,061		
Russian Federation	74,950	74,950	0		
Azerbaijan	6,275	6,275	0		
Sub-total	**8,349,394**	**2,515,349**	**5,834,045**	**1.49%**	**1.32%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
South Africa	1,000,858	857,868	142,990		
Sub-total	**1,000,858**	**857,868**	**142,990**	**0.18%**	**0.17%**

Total loans for projects outside the Union	**64,793,611**	**40,352,065**	**24,441,546**	**11.56%**	**11.40%**
Total loans 2019(1)	**560,299,704**	**447,553,378**	**112,746,326**	**100.00%**	
Total loans 2018(1)	**556,765,824**	**450,916,076**	**105,849,748**		**100.00%**

(1) Including loan substitutes (Notes B.2 and D.1) and excluding loan instalments receivables (2019: EUR 172 million, 2018: EUR 210 million).

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognized corresponding to the loss for which the Group is expected to be liable towards the beneficiary. This provision amounts to EUR '000 19,815 as at 31 December 2019 (2018: EUR '000 30,014).

FINANCIAL REPORT 2019

 Note E – Composition of the Group, Shares, other variable-yield securities and participating interests E.1Composition of the Group E.1.1The European Investment Fund The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 58.53% (2018: 58.64%) of the subscribed capital of the EIF. E.2Shares, other variable-yield securities and participating interests (EUR ‘000): Participating interestsShares and other variable-yield securities Cost: Venture Capital Operations(1) Venture Capital Operations(1) EBRD shares(2) Investment funds(1) Other equity investmentsTotal(3) At 1 January 2019297,8785,208,491157,5001,376,70106,742,692 Additions96,4681,359,3660895,0802662,254,712 Reflows-29,196-438,4410-212,3950-650,836 At 31 December 2019365,1506,129,416157,5002,059,3862668,346,568 Value adjustments: At 1 January 2019-26,767-431,6240-41,3640-472,988 Additions-5,210-71,7640-20,1010-91,865 Releases3,672148,21109,2000157,411 At 31 December 2019-28,305-355,1770-52,2650-407,442 Net book value: (1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively: In relation to Shares and other variable-yield securities: • for venture capital operations EUR ‘000 4,754,819 (2018: EUR ‘000 5,095,491); • for investment funds EUR ‘000 3,587,184 (2018: EUR ‘000 3,362,284); In relation to participating interests: • for venture capital operations EUR ‘000 657,168 (2018: EUR ‘000 604,438). (2) The amount of EUR ‘000 157,500 (2018: EUR ‘000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2019 with respect to its subscription of EUR ‘000 900,440 to the capital of the EBRD (European Bank for Reconstruction and Development). (3) The total amount includes only shares and other variable-yield securities. As at 31 December 2019, the Bank holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2018 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 493 million (2018: EUR 490 million). * The data is based on the most recent audited financial statements of EBRD.

Note F – Intangible and tangible assets (in EUR ‘000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2019	20,145	387,943	88,317	496,405	36,919
Additions	0	9,939	9,876	19,815	18,184
Disposals	0	0	-26,067	-26,067	-11,737
At 31 December 2019	**20,145**	**397,882**	**72,126**	**490,153**	**43,366**
Accumulated depreciation/amortisation:					
At 1 January 2019	0	-186,758	-53,079	-239,837	-13,121
Depreciation/amortisation	0	-9,792	-19,193	-28,985	-15,597
Disposals	0	0	26,067	26,067	11,007
At 31 December 2019	**0**	**-196,550**	**-46,205**	**-242,755**	**-17,711**
Net book value:					
At 31 December 2019	**20,145**	**201,332**	**25,921**	**247,398**	**25,655**
At 31 December 2018	**20,145**	**201,185**	**35,238**	**256,568**	**23,798**

The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR ’000 55,153 (2018: EUR ’000 45,214), which is expected to be completed in 2023.

Note G – Other assets and Other liabilities (in EUR ‘000)

Other assets	**31.12.2019**	**31.12.2018**
Accounts receivable and sundry debtors	25,828	23,814
Guarantee call receivable	25,633	21,775
Fair value of derivatives	1,638	6,874
Staff housing loans and advances(*)	1,038	1,552
Commission receivable on guarantees	112	0
Receivables on sale of Venture Capital Operations	0	16,573
Other	2,477	4,297
Total	**56,726**	**74,885**

(*) The balance relates to staff housing loans disbursed previously to the Bank's employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's Staff Regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	**31.12.2019**	**31.12.2018**
Optional Supplementary Provident Scheme (Note L)	643,232	585,017
First Lost Piece Contribution	132,676	52,575
Personnel costs payable	105,707	117,579
Accounts payable and sundry creditors	48,674	51,268
Transitory account on loans	15,105	13,750
Payable on HIPC initiative	13,596	13,596
Fair value of derivatives	8,094	3,428
Western Balkans infrastructure fund	393	393
Other	63,847	26,241
Total	**1,031,324**	**863,847**

FINANCIAL REPORT **2019**

 Note H – Subscribed capital, Group own funds and appropriation of profit(1) Statement of movements in consolidated own funds (in EUR ‘000) 2019 2018 Equity attributable to minority interest (in EUR ‘000) 2019 2018 Total equity attributable to minority interest at 31 December 910,980 857,685 (1) Please refer to Note A.1.3. (2) On 24 April 2019, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2018, which amounted to EUR ‘000 2,339,052 to the additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations. (3) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR ‘000 53,772 was allocated to the “Additional reserves attributable to the equity holders of the Bank”. (4) This balance related to purchases and sales of EIF shares, as well as the deconsolidation of EUMPF for 2018 only. Note I – Prepayments and accrued income and Accruals and deferred income (in EUR ‘000) (*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

Note J – Amounts owed to credit institutions and customers (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2019	31.12.2018
Repayable on demand	6,287,270	4,122,978
Short-term deposits	2,761	93,390
Repo with credit institutions	1,182,750	0
Total	**7,472,781**	**4,216,368**

J.2. Amounts owed to customers

	31.12.2019	31.12.2018
Overnight deposits	4,013	7,665
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	397,313	374,376
- Deposit accounts	1,193,182	1,409,042
Short-term deposits	15,554	10,976
Total	**1,610,062**	**1,802,059**

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption *"Debts evidenced by certificates"* includes *"Debt securities in issue"* (securities offered to the general investing public) and *"Others"* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2019 and 2018, together with the average rates and due dates.

Payable in	Outstanding at 31.12.2019	Average rate 2019(*)	Due dates	Outstanding at 31.12.2018	Average rate 2018(*)
EUR	242,241,423	1.73	2020/2057	242,302,683	1.88
USD	111,884,458	2.20	2020/2058	118,381,750	2.14
GBP	45,613,342	2.61	2020/2054	45,514,776	2.67
AUD	9,947,726	3.77	2020/2042	11,158,821	4.40
SEK	5,873,569	2.28	2020/2040	5,871,397	2.45
NOK	5,739,674	1.98	2020/2037	4,092,659	1.97
CHF	5,430,993	2.09	2020/2036	6,543,349	2.10
CAD	5,313,621	2.02	2020/2045	4,753,954	2.10
PLN	4,994,362	2.48	2021/2029	3,605,803	2.38
JPY	3,282,503	1.12	2020/2053	3,768,843	1.02
ZAR	2,774,494	8.16	2020/2032	3,059,007	7.66
TRY	2,266,647	8.76	2020/2027	2,937,200	8.94
MXN	1,887,353	5.66	2020/2027	1,689,482	5.63
DKK	525,216	0.82	2024/2031	123,760	3.46
NZD	388,435	2.49	2020/2023	469,043	3.37
CZK	347,462	2.45	2021/2034	379,935	2.57
HUF	272,895	0.22	2020/2021	281,014	0.18
CNY	230,164	2.80	2020/2022	63,491	3.88
RUB	164,388	6.16	2020/2022	213,259	6.71
HKD	105,175	2.14	2020/2021	116,152	2.47
RON	37,633	2.87	2020/2020	57,468	2.66
Total	**449,321,533**			**455,383,846**	

(*) Weighted average interest rates at the balance sheet date.

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2019 EUR 500 million in 2018). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2019 and 2018 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2019	2018
Balance at 1 January	455,384	449,585
Issuances during the year	141,610	102,839
Contractual redemptions	-151,818	-99,771
Early redemptions and buy-backs	-1,073	-749
Exchange adjustments	5,219	3,480
Balance at 31 December	**449,322**	**455,384**

FINANCIAL REPORT **2019**

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Group's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2019	2018
Staff pension plan:		
Provision at 1 January	**2,676,508**	**2,416,081**
Payments made during the year	-87,460	-90,346
Recognition of actuarial losses	122,809	119,596
Annual contributions and interest	255,751	231,177
Sub-total staff pension plan	**2,967,608**	**2,676,508**
Management Committee pension plan:		
Management Committee pension plan	35,652	37,226
Recognition of actuarial losses	1,913	1,465
Sub-total Management Committee pension plan	**37,565**	**38,691**
Health insurance scheme:		
Provision at 1 January	**366,530**	**312,083**
Payments made during the year	-22,254	-19,836
Recognition of actuarial losses	11,589	25,337
Annual contributions and interest	48,026	48,946
Sub-total health insurance scheme	**403,891**	**366,530**
Total provisions at 31 December	**3,409,064**	**3,081,729**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 643 million (2018: EUR 585 million) is classified under *"Other liabilities"* (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2019 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2019 with an extrapolation ('roll forward' method) for the last three months of 2019, using the prevailing market rates of 31 December 2019 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 1.30% (2018: 2.18%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 23.8 year duration (2018: 21.9 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2018: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2018);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2018: 3.5%);
- a variation in the probable resignation rate between 30% and 0%, decreasing with age (same as 2018);
- a rate of adjustment of pensions of 1.75% per annum (same as 2018);
- use of the ICSLT longevity table 2018 (2018: ICSLT longevity table 2013);
- a medical cost inflation rate of 3.75% per annum (2018: 3.75%); and
- a medical cost profile per age revised in 2019 to reflect past experience as well as the new reimbursement scale in effect on 1 January 2020.

The provisions for these schemes are adjusted when needed (Note A.2.11) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2018, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,621,374. EUR '000 2,051,063 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2019. Thus, the net loss recognised in 2019 is EUR '000 136,311.

In 2019, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 4,483,224. EUR '000 3,693,994 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2020 will be EUR '000 248,189.

Note M – Profit for the financial year

The appropriation of the balance of the statutory profit and loss account for the year ended 31 December 2019, amounting to EUR '000 2,363,586 will be submitted to the Board of Governors for approval by 24 April 2020. Please refer to the Preface to the Bank's Financial Statements for further details on the proposed Bank surplus for the financial year appropriation.

2019 FINANCIAL REPORT

 Note N – Interest receivable and similar income and Interest payable and similar charges N.1.Net interest income (in EUR ‘000) Interest receivable and similar income: Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed 20192018 income securities548,378805,337 Loans and advances to credits institutions and customers7,474,5877,438,463 Derivatives16,478,78516,480,225 Negative interest on interest bearing liabilities12,854624 Other5,2805,084 Total24,519,88424,729,733 Interest payable and similar charges: Amounts owed to credit institutions and customers-8,063-28,799 Debts evidenced by certificates-10,042,103-10,380,600 Derivatives-10,902,103-10,355,209 Negative interest on interest bearing assets-371,024-641,941 Other-153,251-132,313 N.2.Geographical analysis of ‘Interest receivable and similar income’ (in EUR ‘000)

 Note O – Commissions receivable and Commissions payable (in EUR ‘000) Total 429,475(*) 361,557 Commissions payable -252,282(**) -180,975 (**) The variance in this caption is relating primarily to an increase in the risk remuneration amount in 2019 for credit enhancements provided. Note P – Net result on financial operations (in EUR ‘000) (*) In 2019, the Group has completed secondary market sales of its participations in three investment funds. As a result of the sales, the Group has recorded a gain at exit of EUR 000’ 102,576. Note Q – Other operating income (in EUR ‘000) Note R – General administrative expenses (in EUR ‘000) (*) Of which the amount for members of the Management Committee is EUR ‘000 2,706 at 31 December 2019 and EUR ‘000 2,927 at 31 December 2018. The number of persons employed by the Group was 3,964 at 31 December 2019 (3,899 at 31 December 2018).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Note T – Fair value of financial instruments(*)

At the balance sheet date, the Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the security liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2019 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	947	947
Loans and advances to credit institutions and customers, excluding loan substitutes	482,119	515,795
Treasury bills and debt securities portfolios including loan substitutes	46,874	47,425
Shares, other variable yield securities and participating interests	8,276	11,600
Total financial assets	**538,216**	**575,767**
Financial liabilities:		
Amounts owed to credit institutions and customers	9,083	9,079
Debts evidenced by certificates	449,322	497,376
Total financial liabilities	**458,405**	**506,455**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

At 31 December 2018 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	142	142
Loans and advances to credit institutions and customers, excluding loan substitutes	482,943	506,591
Treasury bills and debt securities portfolios including loan substitutes	50,038	50,337
Shares, other variable yield securities and participating interests	6,541	8,991
Total financial assets	**539,664**	**566,061**
Financial liabilities:		
Amounts owed to credit institutions and customers	6,018	6,017
Debts evidenced by certificates	455,384	492,081
Total financial liabilities	**461,402**	**498,098**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

Note U – Risk management

This note presents information about the Group's exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk to both the earnings and the economic value of the Bank's investments arising from adverse movements in interest rates that affects interest rates sensitive instruments, including gap risk, basis risk and option risk;
- Liquidity and funding risk - the risk that the Bank is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk stemming from the volatility in the economic value or income derived from the Bank's positions due to adverse movements in currency exchange rates; and
- Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events, which includes legal risk but excludes strategic and reputational risks.

FINANCIAL REPORT 2019

 U.1. Risk Management Organisation Each entity within the Group carries out its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Risk Management Directorate the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter, which is intended to provide a Group-wide view of the Group’s risks and an integrated approach to risk management. The Group is currently in the process of establishing a Group Risk Function to be exercised by a Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO shall report on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. On key risk policy matters related to Group Risks, the GCRO shall participate in all meetings of the EIB Management Committee and relevant meetings of the other EIB governing bodies, and be invited to relevant meetings of the EIF Board of Directors and to discussions with the EIF Management. The EIF shall report on Group Risk matters to the EIB through the GCRO. U.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice Guiding Principles, as published by the Bank. Within the Bank, the Risk Management Directorate (‘RM’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent from the Front Office and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (’TMR’), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All TMR proposals with credit risk implications are subject to an independent second opinion by the RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. U.1.1.1. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis. U.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. Furthermore, the long-term capital sustainability of the Banks strategy is assessed and monitored against these boundaries to ensure that the available capital is adequate to support the current and perspective business and policy objectives. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material market risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term.

 To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1.2. Risk Management Organisation of the Fund (EIF) The mission of the Fund is to provide access to risk financing for small and mid-size enterprises (‘SME’) finance for start-up, growth and development essentially within the European Union. Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. It therefore adapts them on an on-going basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk and compliance functions and (iii) audit and assurance. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advise the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings, chaired by the Chief Risk Officer, oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and general EIF policy matters. The Fund’s treasury management has mostly been outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in venture capital, private equity and mezzanine funds managed by mostly independent teams or acting under co-investment agreements in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed-and early-stage capital, but also investment in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s detailed internal guidelines approved by the governing bodies and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. The guarantees portfolio is valued according to a mark-to-model approach. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migration and provides the basis for appropriate management of transactions.The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to portfolio downgrades and defaults in the portfolio and related impacts on capital allocation and expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors.

U.2. Credit risk

Credit risk concerns mainly the Group's lending activities and, to a lesser extent, treasury instruments such as debt securities, certificates of deposit and interbank term deposits as well as the derivative and guarantee transactions of the Group.

The credit risk associated with the use of derivatives is analysed in the 'Derivatives' section (Note V).

Credit risk is managed in line with the detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the credit guidelines ensure an acceptable degree of diversification in the loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction.

The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund's Board of Directors or guidelines as set out under mandates.

Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders.

Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Group in case of the counterparty's insolvency.

The aggregate amount outstanding loans and guarantees granted by the Bank is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives ('AD') framework. At year-end 2019 EIB's Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 204.5% and under EU AD consolidated accounts stood at 208.9% (max. 250% under Article 16.5 of the Statute).

U.2.1. Loans

In order to measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security provided.

The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2019 is analysed below, including undisbursed portions.

Loans outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee [*]) are, as the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract).

[*] EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee are geographical or thematic lending frameworks decided by the Board of Governors. Lending under the EIB Own-Risk Facilities and Cotonou Infrastructure Package Guarantee is from the Bank's own resources, where the Bank has either full own risk or bears a residual risk due to credit enhancement.

The table below shows (in EUR million) the signed loans for projects inside and outside the European Union granted under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and under the risk-sharing operations:

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed [1]	Total 2019	Total 2018
States	0	0	0	0	57,489	**57,489**	**57,688**
Public institutions	33,530	22,821	274	185	83,850	**140,660**	**136,624**
Banks	36,880	23,674	22,188	20,064	29,882	**132,688**	**134,774**
Corporates	9,282	4,712	10,133	34,487	104,915	**163,529**	**163,911**
Total 2019[2][3][4]	**79,692**	**51,207**	**32,595**	**54,736**	**276,136**	**494,366**	
Total 2018[2][3][4]	**79,597**	**49,260**	**35,375**	**59,134**	**269,631**		**492,997**

(1) These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Group's right to access independent security.

(2) The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 3,965 million as of 31 December 2019 (2018: EUR 4,528 million).

(3) This amount does not include signed loan substitutes (2019: EUR 20,665 million; 2018: EUR 20,725 million).

(4) These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

2019 FINANCIAL REPORT

The Group did not record value adjustments in 2018 and 2019 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets upon maturity.

The disbursed exposure on borrowers located in the United Kingdom through the Group's lending activities, including guarantees, amounted to EUR 37.8 billion as at 31 December 2019 (2018: EUR 37.7 billion), while the disbursed exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.3 billion (2018: EUR 1.3 billion). The Group had no direct exposure to the United Kingdom acting as borrower neither at the end of December 2019 nor at the end of December 2018 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.2 billion as at the end of December 2019 (2018: EUR 2.1 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and the risk-sharing operations:

(in EUR million)	2019			2018		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	39	0	0	45
Belgium	0	0	75	0	0	90
Bulgaria	878	300	110	846	350	0
Croatia	599	300	3,058	623	300	2,889
Cyprus	931	242	1,423	915	239	1,440
Czech Republic	1,515	453	16	1,679	0	43
Denmark	0	0	244	0	0	45
Estonia	597	0	106	454	215	114
Finland	11	0	70	20	0	84
France	0	0	2,930	0	0	2,905
Germany	0	0	1,395	0	0	1,459
Greece	7,640	769	7,978	7,714	414	7,571
Hungary	5,726	1,381	958	5,798	1,040	1,216
Ireland	1,295	370	1,291	1,195	470	1,154
Italy	2,957	1,100	4,543	3,108	1,150	3,075
Latvia	345	400	30	349	200	38
Lithuania	1,529	0	53	1,289	300	54
Luxembourg	300	0	248	300	0	59
Malta	0	72	319	0	72	285
Netherlands	0	0	80	0	0	80
Poland	8,073	540	17,140	8,958	852	16,561
Portugal	1,229	400	4,129	1,264	400	4,520
Romania	1,526	2,130	0	1,682	2,130	0
Slovakia	1,951	989	50	1,895	1,140	50
Slovenia	569	400	1,769	589	400	1,757
Spain	5,506	400	24,302	4,873	1,200	26,159
Sweden	0	0	45	0	0	44
United Kingdom	0	0	2,174	0	0	2,068
Non EU–Countries	1,525	2,541	5,117(1)	1,379	1,886	5,792
Total	**44,702**	**12,787**	**79,692**	**44,930**	**12,758**	**79,597**

(1) Of which EUR 1,419 million are pledges of EU-Government Bonds on operations inside the EU (2018: EUR 1,560 million).

The table below shows (in EUR million) the signed loans for projects outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee):

Secured by:	31.12.2019	31.12.2018
Member States	4,267	4,064
European Union budget(1)	44,966	43,508
Total(2)(3)	**49,233**	**47,572**

(1) Of which EUR 3,965 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2018: EUR 4,528 million).

(2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

(3) Financial guarantees that have been granted by the Group for a total amount of EUR 462.9 million (2018: EUR 454.1 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

FINANCIAL REPORT 2019

 LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million) (including loans in the new Member States before accession) BREAKDOWN OF LOANS SIGNED BY GUARANTEE AGREEMENT 31.12.2019 31.12.2018 Total 75% Member States guarantee 4,231 4,006 Total Member States guarantee 4,267 4,064 Total 65% European Union budget guarantee 44,503 42,920 Total European Union budget guarantee 44,966 43,508 Total(1) 49,233 47,572 States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Group uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 20,110 million (2018: EUR 22,969 million), with the following composition:

As at 31 December 2019	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	**Total**
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	450	5	1	136	303	0	0	**895**
Aa1 to Aa3	1,180	83	30	891	206	0	0	**2,390**
A1	81	0	0	1,121	51	0	0	**1,253**
Below A1	11,683	0	385	1,351	973	0	0	**14,392**
Non-Rated	40	0	0	0	757	0	383	**1,180**
Total	**13,434**	**88**	**416**	**3,499**	**2,290**	**0**	**383**	**20,110**

As at 31 December 2018	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	**Total**
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	18	33	5	181	117	361	0	**715**
Aa1 to Aa3	1,225	89	4	962	164	0	0	**2,444**
A1	124	0	0	2,729	118	0	0	**2,971**
Below A1	14,476	0	412	32	824	0	0	**15,744**
Non-Rated	38	0	0	0	732	0	325	**1,095**
Total	**15,881**	**122**	**421**	**3,904**	**1,955**	**361**	**325**	**22,969**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December, according to the sectors of the contract is set out below:

	2019	**2018**
Sector		
Transports	128,786	131,009
Global Loans[(1)]	81,412	85,666
Energy	64,540	65,820
Health, education	34,512	33,087
Miscellaneous infrastructure	29,425	28,505
Water, sewerage	28,986	28,393
Industry	26,501	26,477
Services	17,491	16,413
Telecommunications	11,750	11,462
Agriculture, fisheries, forestry	3,660	3,639
Total [(2)]	**427,063**	**430,471**

(1) A global loan is a line of credit to an intermediary financing institution or a bank which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

(2) This amount does not include disbursed loan substitutes (2019: EUR 20,490 million, 2018: EUR 20,445 million).

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures on arrears follow-up are applied in a consistent manner to all loans managed by the EIB.

1. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States :

As of 31 December 2019, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 146.0 million (2018: EUR 176.4 million).

The outstanding principal amount related to these arrears is EUR 200.0 million as of 31 December 2019 (2018: EUR 214.5 million). These arrears on loans are covered by a loan loss allowance of EUR 164.9 million (2018: EUR 177.6 million).

FINANCIAL REPORT **2019**

2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States:

For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2019, these arrears above 90 days amount to EUR 2.3 million (2018: EUR 2.3 million).

2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States:

During 2019, EUR 54.8 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2018 were EUR 134.0 million and nil respectively.

During 2019, EUR 0.1 million of amounts previously invoked under the guarantees of the European Union or the Member States have been refunded. Corresponding amounts in 2018 were EUR 4.9 million.

Loan renegotiation and forbearance

The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading ('LG') of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the LG of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Group during the reporting period includes, but not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2019	31.12.2018
Number of contracts subject to forbearance practices	74	61
Carrying values (incl. interest and amounts in arrears)	3,570	3,030
of which being subject to value adjustments	1,218	1,008
Value adjustments recognised	379	393
Interest income in respect of forborne contracts	119	95
Exposures written off (following the termination/sale of the operation)	28	66

		Forbearance measures					
(in EUR million)	**31.12.2018**	Extension of maturities	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination [(1)]	**31.12.2019**
Public	957	0	0	10	133	-89	**1,011**
Bank	139	0	0	179	10	-20	**308**
Corporate	1,934	10	36	455	113	-297	**2,251**
Total	**3,030**	**10**	**36**	**644**	**256**	**-406**	**3,570**

(1) Decreases are explained by (i) repayments of capital, interest and amounts in arrears, (ii) write-off which occurred during the year on operations already considered as forborne as of 31 December 2018, and (iii) termination during the year.

U.2.2. Treasury

The credit risk associated with treasury (securities, commercial papers, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure if the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

2019 FINANCIAL REPORT

 Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: • delivery against payment; • verification of collateral; • the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and • organisation of substitute collateral provided that this meets all the contractual requirements. The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and issuers: Moody’s or equivalent ratingSecurities portfolio %Money Market Products % Collateral on treasury transactions Collateral received The treasury transactions include EUR 24,622 million (2018: EUR 10,023 million) of bilateral and tripartite reverse repurchase agreements, out of which for EUR 18,008 million (2018: 8,482 million) the Group received financial collaterals and for EUR 6,614 million (2018: EUR 1,541 million) commodities. Bilateral and tripartite repurchase agreements stood at 1,183 million at 31 December 2019 (2018: nil). The exposure is fully collateralised with subsequent call for additional collateral or release in accordance with the underlying agreement. The market value of the financial collateral portfolio at 31 December 2019 is EUR 18,544 million (2018: EUR 8,786 million), with the following classification: Reverse Repurchase Agreements Financial Collateral (in EUR million) At 31 December 2019Bonds Moody's or equivalent ratingGovernment Supra-nationalAgency* Secured Bonds (covered bonds) Bank and Corporate Bonds ABSTotal Aaa9951362675,8791,8514179,545 Aa1 to Aa357310027722687702,053 A141904403290792 Below A15,029043691305,982 Non Rated5301401050172 Total7,0692366066,1414,07541718,544 *New collateral bond category starting from 2019. Reverse Repurchase Agreements Financial Collateral (in EUR million) At 31 December 2018Bonds Moody's or equivalent ratingGovernmentSupra-national Secured Bonds (covered bonds) Bank and Corporate Bonds ABSTotal Aaa3101183,5962265874,837 Aa1 to Aa3561170036801,099 A1127002940421 Below A11,8440058502,429 Total2,8422883,5961,4735878,786 Securities deposited In the context of the Eurosystem’s monetary policy operations, the Group deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.1 billion as at 31 December 2019 (2018: EUR 3.1 billion). The market value of the collateral deposited (except to BCL) under bilateral and tripartite repurchase agreements stood at EUR 1,182 million as at 31 December 2019 (2018: EUR nil).

 U.2.3. Guarantees granted by the Group in respect of loans granted by third parties Credit risk arising from the Group’s guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statute and the detailed internal guidelines approved by the governing bodies. At year-end of 2019, the signed exposure guaranteed by the Group amounted to EUR 20.5 billion (2018: EUR 18.5 billion) out of which there is EUR 8.7 billion (2018: EUR 8.9 billion) of disbursed exposure of the loans guaranteed and such provisions on guarantees amount to EUR 19.8 million (2018: EUR 30.0 million). The managed in line with the detailed internal guidelines approved by the governing bodies Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. An interest rate risk that is particularly relevant for the Group is gap risk. Gap risk is the volatility in the economic value of, or in the income derived from, the Group’s term structure of interest rate sensitive instruments due to differences in the timing of their rate changes. The Group manages its global structural interest rate position on the basis of a notional reference portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in the treasury portfolios predominantly managed for yield-enhancement purposes. U.3.1. Interest rate risk on the Economic Value of the own funds of the Group The Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing the Group’s own funds according to a medium to long term investment profile, implying an own funds duration target within the range 4.5 – 5.5 years. Apart from the duration target for own funds, the Group’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. Regular stress testing at Group level is performed based on EBA standardised shock scenarios1. As of 31 December 2019, the impact of the EBA parallel up shock of the interest rate curves would reduce the economic value of own funds by EUR 7.88 billion (2018: EUR 7.80 billion) 2. Among the financial instruments in the Group’s portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity. 1 EBA/GL/2018/02. 2 The stress test is performed on all risk-sensitive banking book instruments, including the pension liabilities.

At cash flow level, all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2019 and 31 December 2018, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2019 (in EUR million)	**EUR**	**GBP**	**USD**	**Total(*)**
EUR Pay Notional	-2,263	-59	-2,360	-4,682
Average maturity date	21.10.2046	20.06.2022	04.08.2037	08.11.2041
Average expected maturity	25.08.2028	08.01.2021	06.10.2024	06.08.2026

(*) JPY was nil in 2019.

31.12.2018 (in EUR million)	**EUR**	**JPY**	**USD**	**Total(*)**
EUR Pay Notional	-2,645	-23	-2,660	-5,328
Average maturity date	06.08.2043	09.02.2032	05.02.2038	20.10.2040
Average expected maturity	15.04.2028	26.11.2030	30.07.2027	11.12.2027

(*) GBP was nil in 2018.

By risk factor involved:

31.12.2019		**Risk factor**		**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR Pay Notional	-533	-4,088	-61	-4,682
Average maturity date	21.05.2037	10.08.2042	16.09.2030	08.11.2041
Average expected maturity	20.02.2027	12.08.2026	16.09.2020	06.08.2026

31.12.2018		**Risk factor**		**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR Pay Notional	-651	-4,538	-139	-5,328
Average maturity date	01.11.2037	15.07.2041	16.09.2030	20.10.2040
Average expected maturity	09.11.2027	05.03.2028	04.10.2020	11.12.2027

U.3.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2019, the earnings would increase by EUR 76.4 million (2018: EUR 123.3 million) if interest rates were to increase by 100 basis points and decrease by EUR 82.3 million (2018: EUR 118.7 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal by deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricing.

FINANCIAL REPORT 2019

 U.4. Liquidity and funding risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. Liquidity risk management of the Bank Liquidity risk is managed in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Contingency Funding Plan (‘CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The CFP is regularly tested and benchmarked against principles of the Basel Committee for Banking Supervision and other applicable best practice. The CFP is approved annually by the Board of Directors. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The Bank computes daily the liquidity coverage ratio (‘LCR’) in line with EU CRR requirements both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the Bank on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2019 the liquidity coverage ratio stood at 483.4% (2018: 182.4%). Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity of the Fund to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. Liquidity risk measurement The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

 Liquidity risk (in EUR million) Maturity at 31 December 20193 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2019 Assets: Cash in hand, balances with central banks and post office banks9470000947 Treasury bills and other bills eligible for refinancing with central banks7,1189,15911,3616,799034,437 Other loans and advances: - Current accounts5440000544 - Credit institutions47,0736,78200053,855 - Customers 965 0 0 0 0 965 48,5826,78200055,364 Loans: - Credit institutions3,34112,12353,88440,4153109,766 - Customers 5,393 20,108 101,149 190,294 45 316,989 Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2020 – 2022 would amount to EUR 3.1 billion. Liquidity risk (in EUR million) Maturity at 31 December 20183 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2018 Assets: Cash in hand, balances with central banks and post office banks1420000142 Treasury bills and other bills eligible for refinancing with central banks6,6548,06512,1546,909033,782 Other loans and advances: - Current accounts9450000945 - Credit institutions47,4173,97700051,394 - Customers 405 48 0 0 0 453 48,7674,02500052,792 Loans: - Credit institutions3,08811,58156,59544,35310115,627 - Customers 4,374 19,126 98,497 192,468 59 314,524

U.5. Foreign exchange rate risk

The foreign exchange (FX) risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of foreign exchange rates. The Group is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedge instruments.

In compliance with its Statute, the EIB does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Group are kept within tight limits.

The foreign exchange risk implicit in interest margin accruing in currencies different from EUR is regularly hedged. The hedging programme addresses the interest rate loan margins expressed in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2019	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2019
Assets:						
Cash in hand, balances with central banks and post office banks	947	0	0	0	0	**947**
Treasury bills and other bills eligible for refinancing with central banks	26,830	3,227	4,380	0	7,607	**34,437**
Other loans and advances:						
- Current accounts	420	33	8	83	124	**544**
- Credit institutions	37,311	2,606	5,139	8,799	16,544	**53,855**
- Customers	375	0	0	590	590	**965**
	38,106	2,639	5,147	9,472	17,258	**55,364**
Loans:						
- Credit institutions	87,637	1,972	12,979	7,178	22,129	**109,766**
- Customers	251,875	35,218	9,430	20,466	65,114	**316,989**
	339,512	37,190	22,409	27,644	87,243	**426,755**
Debt securities including fixed-income securities	4,914	253	1,726	5,544	7,523	**12,437**
Shares, other variable-yield securities and participating interests	6,458	914	626	278	1,818	**8,276**
Other assets	13,277	1,373	1,316	1,025	3,714	**16,991**
Total assets	**430,044**	**45,596**	**35,604**	**43,963**	**125,163**	**555,207**
Liabilities:						
Amounts owed to credit institutions	7,355	0	118	0	118	**7,473**
Amounts owed to customers	1,474	2	58	76	136	**1,610**
Debts evidenced by certificates:						
- Debt securities in issue	233,518	45,599	111,047	45,520	202,166	**435,684**
- Others	8,725	15	838	4,060	4,913	**13,638**
	242,243	45,614	111,885	49,580	207,079	**449,322**
Capital, reserves, profit and minority interest	75,098	0	0	0	0	**75,098**
Other liabilities	17,244	1,912	1,362	1,186	4,460	**21,704**
Total liabilities	**343,414**	**47,528**	**113,423**	**50,842**	**211,793**	**555,207**
Off balance sheet currency swaps	**-86,769**	**2,006**	**77,838**	**6,925**	**86,769**	
Net position	**-139**	**74**	**19**	**46**	**139**	

2019 FINANCIAL REPORT

Foreign exchange position (in EUR million)

Currency at 31 December 2018	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2018
Assets:						
Cash in hand, balances with central banks and post office banks	142	0	0	0	0	**142**
Treasury bills and other bills eligible for refinancing with central banks	28,863	2,478	2,416	25	4,919	**33,782**
Other loans and advances:						
- Current accounts	861	44	7	33	84	**945**
- Credit institutions	38,245	616	5,249	7,284	13,149	**51,394**
- Customers	409	0	0	44	44	**453**
	39,515	660	5,256	7,361	13,277	**52,792**
Loans:						
- Credit institutions	93,864	2,024	12,174	7,565	21,763	**115,627**
- Customers	250,342	35,263	9,269	19,650	64,182	**314,524**
	344,206	37,287	21,443	27,215	85,945	**430,151**
Debt securities including fixed-income securities	4,101	1,966	2,771	7,418	12,155	**16,256**
Shares, other variable-yield securities and participating interests	5,205	712	421	203	1,336	**6,541**
Other assets	16,652	372	338	260	970	**17,622**
Total assets	**438,684**	**43,475**	**32,645**	**42,482**	**118,602**	**557,286**
Liabilities:						
Amounts owed to credit institutions	3,877	1	251	87	339	**4,216**
Amounts owed to customers	1,671	4	70	57	131	**1,802**
Debts evidenced by certificates:						
- Debt securities in issue	234,328	45,409	117,355	44,611	207,375	**441,703**
- Others	7,974	106	1,027	4,574	5,707	**13,681**
	242,302	45,515	118,382	49,185	213,082	**455,384**
Capital, reserves, profit and minority interest	72,636	0	0	0	0	**72,636**
Other liabilities	21,523	919	382	424	1,725	**23,248**
Total liabilities	**342,009**	**46,439**	**119,085**	**49,753**	**215,277**	**557,286**
Off balance sheet currency swaps	**-96,633**	**2,937**	**86,426**	**7,270**	**96,633**	
Net position	**42**	**-27**	**-14**	**-1**	**-42**	

U.6. Operational risk

Operational Risk is the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events that are neither market- nor credit-related, which includes legal risk but excludes strategic and reputational risks.

Operational risk is inherent in the Group's activities and can manifest itself in various ways, including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, the third party outsourcing failures or fraudulent acts. The goal is to keep operational risk at minimum levels in light of the Group's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk functions ('OPR') in EIB and EIF Risk Management and Internal Controls and Assertion Division in Financial Control at EIB are responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework lies with all the Departments of the Group. The key elements of the framework of Best Banking Practices ('BBP') as recommended by Basel Committee on Banking Supervision ('BCBS') are risk identification, assessment, monitoring as well as risk control and mitigation.

The Group employs an assessment methodology that takes into account all available information such as internal loss history, scenario analysis and the business and control environment, notably through a set of operational risk indicators. Specifically, OPR analyses the significant operational risk events that have or could lead to actual operational risk losses and areas of emerging risk.

The EIB uses the Statistical Analysis System ('SAS') to monitor on an on-going basis operational risk exposures and loss events by major business processes.

The management of operational risk is carried out at all levels within the Group and is the responsibility of all the Departments. In terms of reporting, at EIB, an Operational Risk report goes to Audit Committee, Management Committee and Directors General. In addition, losses above EUR 0.1 million are immediately escalated to the President. At EIF, OPR provides regular reporting to the Audit Board, EIF committees and management.

FINANCIAL REPORT **2019**

Note V – Derivatives

The Group uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to the trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Group's swaps are concluded with a view to hedging bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The Group also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management ('ALM') position (ALM hedging activity) (see note V.1.).

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control.

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position.

V.1. Funding and asset liability management ('ALM') derivatives

The derivatives used in the context of funding and ALM hedging activities are:

Currency swaps;
Interest rate swaps; and
Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (including structured swaps – see Note V.1.3 and excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2019 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2019**
Notional amount (receivable)	40,347	116,134	39,584	23,675	**219,740**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-197	1,537	1,990	1,248	**4,578**

Currency swaps at 31 December 2018 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2018**
Notional amount (receivable)	40,522	107,503	41,882	20,958	**210,865**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-617	-244	2,124	1,435	**2,698**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 1,350 million as at 31 December 2019 (2018: EUR 1,513 million).

2019 FINANCIAL REPORT

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including structured swaps – see Note V.1.3 and including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2019 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2019**
Notional amount	65,329	215,856	125,751	133,743	**540,679**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	231	5,260	5,683	1,208	**12,382**

Interest rate swaps at 31 December 2018 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2018**
Notional amount	58,521	207,711	137,869	131,579	**535,680**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	248	3,110	5,350	152	**8,860**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -803 million as at 31 December 2019 (2018: EUR -406 million).

V.1.3. Structured swaps

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		**Stock exchange index**		**Special structure coupon or similar**	
	2019	2018	**2019**	2018	**2019**	2018
Number of transactions	**138**	156	**1**	1	**264**	266
Notional amount (in EUR million)	**5,049**	5,796	**500**	500	**19,770**	21,420
Fair value (i.e. net discounted value including CVA, DVA and COLVA) (in EUR million)	**681**	376	**17**	-28	**-2,627**	-2,473

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Group would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising from the use of such instruments.

FINANCIAL REPORT 2019

- **Contractual framework:**

All of the Group's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 21,104 million as at 31 December 2019 (2018: EUR 15,174 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

	Swap collateral (in EUR million)			
Moody's equivalent rating	Bonds		Cash	**Total 2019**
	Government	Agency, supranational, covered bonds		
Aaa	1,509	2,765	0	**4,274**
Aa1 to Aa3	4,643	0	0	**4,643**
A1 to A3	674	0	0	**674**
Baa1 to Baa3	4,605	0	0	**4,605**
Below Baa3	621	0	0	**621**
Non-Rated	0	0	6,287	**6,287**
Total 2019	**12,052**	**2,765**	**6,287**	**21,104**

	Swap collateral (in EUR million)			
Moody's equivalent rating	Bonds		Cash	**Total 2018**
	Government	Agency, supranational, covered bonds		
Aaa	1,870	1,628	0	**3,498**
Aa1 to Aa3	3,684	0	0	**3,684**
A1 to A3	1,355	0	0	**1,355**
Baa1 to Baa3	2,046	0	0	**2,046**
Below Baa3	468	0	0	**468**
Non-Rated	0	0	4,123	**4,123**
Total 2018	**9,423**	**1,628**	**4,123**	**15,174**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Group measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision ('BCBS') sponsored by the BIS.

The Group computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2019 the current unsecured exposure stood at EUR 816 million (EUR 746 million as of 31 December 2018).

In addition, the Group computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2019 the Potential Future Exposure at origin stood at EUR 10,354 million (EUR 10,137 million as of 31 December 2018).

2019 FINANCIAL REPORT

 • Limits: The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3). The derivatives portfolio is valued and compared against limits on a daily basis. The following table provides a breakdown of counterparties by internal rating. V.2.As part of liquidity management The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short-term currency swaps receivable stood at EUR 35,633 million at 31 December 2019 against EUR 41,161 million at 31 December 2018. The fair value of these contracts was EUR 445 million at 31 December 2019 (2018: EUR 36 million). The notional amount of short-term currency forwards was EUR 528 million at 31 December 2019 (2018: EUR 539 million). The fair value of these contracts was EUR -37 million at 31 December 2019 (2018: EUR -2 million).

 Note X – Related party transactions X.1.Participating interest The amounts included in the consolidated financial statements concerning participating interests are disclosed as follows: The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel. Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

 (1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee. (2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors. (3) For the year 2019, a net income is reported due to the fact that the Group recorded a release of Termination benefits accruals related to prior years. The benefits expensed for the year 2019 amount to EUR '000 744. There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind. Open balances with key management personnel as at 31 December 2019 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end: Other liabilities (Note G) 16,095 20,161 Note Y – Post balance sheet events Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the EIB currently continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. Moreover, the quality of the EIB’s loan portfolio currently remains high as it relies on a risk management strategy based on adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. The ultimate impact on the EIB of the COVID-19 pandemic is difficult to predict at this stage. The EIB continues to monitor the situation closely and to consider other supportive measures and programs in response to the pandemic. Except the above mentioned element, there have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2019.

 Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.5. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. Z.6. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs”) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. The EIB prepares separate financial statements for each Fund of Fund. Z.7. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.8. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank.

 JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.9. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. Z.10. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. Z.11. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. Z.12. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. Z.13. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. Z.14. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.15. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. Z.16. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece.

 Z.17. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. Z.18. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. Z.19. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.20. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares separate combined financial report for the PPF. Z.21. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.22. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. Z.23. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. Z.24. REG This corresponds to two regional mandates, Smart Finance for Smart Buildings (‘SFSB’) Malta and Irish Economic Robustness Investment Platform (‘Irish SMEs’). Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF).

 Smart Finance for Smart Buildings Programme (‘SFSB’), a joint initiative between the European Commission and the EIB Group that aims at fostering investment in energy efficient measures related to buildings for both households and businesses. However, due to the Maltese market size, the scope of the mandate could be enlarged to energy efficiency measures not strictly related to buildings and, therefore, beyond the focus of the SFSB. Z.25. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. Z.26 NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. Z.27. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. Z.28. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. Z.29. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.30. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. Z.31. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. Z.32. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund.

 Z.33. Private Finance for Energy Efficiency Instrument (‘PF4EE’) The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. Z.34. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.35. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. Z.36. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.37. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. Z.38. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. Z.39. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.40. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window.

 Z.41. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. Z.42. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.43. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (‘the EIAH Agreement’). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.44. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). The Agriculture Platform in Italy is using Structural funds from European Agricultural Fund for Rural Development (‘EARFD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. Z.45. National Promotional Institutions (‘NPI’) This is the second programme with CDP (Italy) Social Impact Investing in the framework of the partnership between EIF and CDP. The focus of this programme signed as of 29 November 2017 will be the domain of social finance in Italy. It is a multi-product tailored investment programme that will include equity investments into intermediaries, direct equity and debt investments. Z.46. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. Z.47. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.48. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF.

 Z.49. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. Z.50. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. Z.51. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. Z.52. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. Z.53. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017 EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. Z.54. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. Z.55. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Turkey (‘TUBITAK’), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. Z.56. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. Z.57. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain.

 Z.58. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. Z.59. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.60. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German Mid-Caps. Z.61. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. Z.62. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. Z.63. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. Z.64. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. The EIF prepares separate financial statements for SME Guarantee Facility. Z.65. Research and Innovations Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. Z.66. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS.

Statement of Special Section[1]

as at 31 December 2019 and 2018 (in EUR '000)

ASSETS	31.12.2019	31.12.2018
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	**13,073**	**24,483**
Risk capital operations		
- amounts to be disbursed	21,614	29,260
- amounts disbursed	32,978	38,168
	54,592	**67,428**
Total[2]	**67,665**	**91,911**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	71	71
Operations from risk capital resources		
- amounts disbursed	419	419
Total[3]	**490**	**490**
· Lomé Conventions		
Operations from risk capital resources		
- amounts disbursed	135,357	163,907
Total[4]	**135,357**	**163,907**
Total	**203,512**	**256,308**

LIABILITIES	31.12.2019	31.12.2018
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	46,051	62,651
- Yaoundé Conventions	490	490
- Lomé Conventions	135,357	163,907
Total funds under trust management	**181,898**	**227,048**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	21,614	29,260
Total funds to be disbursed	**21,614**	**29,260**
Total	**203,512**	**256,308**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2019 EUR '000 256,081 (2018: EUR '000 277,143).
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2019 EUR '000 41,578 (2018: EUR '000 47,968).

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Following a call received in 2019, total amount of the EU guarantee issued is EUR nil as at 31 December 2019 (2018: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2019 (2018: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

2019 FINANCIAL REPORT

Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840,457
less:	exchange adjustments	55,409	
	cancellations	176,927	
	repayments	539,337	
			-771,673
			68,784

Note (3): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139,483	
Contributions to the formation of risk capital		2,503	
Initial amount:			141,986
add:	capitalised interests	1,178	
	exchange adjustments	9,823	
			11,001
less:	cancellations	3,310	
	repayments	149,187	
			-152,497
			490

Note (4): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories ('ACP-OCT') under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3,116,097	
Equity participations		121,002	
Initial amount:			3,237,099
add:	capitalised interests		9,548
less:	cancellations	741,842	
	repayments	2,313,728	
	exchange adjustments	55,720	
			-3,111,290
			135,357

FINANCIAL REPORT 2019

INDEPENDENT AUDITOR´S REPORT

To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK
98-100, boulevard Konrad Adenauer L-2950 Luxembourg

REPORT OF THE RÉVISEUR D'ENTREPRISES AGRÉÉ

Report on the audit of the consolidated financial statements

Opinion

We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiary (the "Group"), which comprise the consolidated balance sheet as at 31 December 2019, and the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information.

In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2019, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated financial statements of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the "Directives").

Basis for Opinion

We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession ("Law of 23 July 2016") and with International Standards on Auditing ("ISAs") as adopted for Luxembourg by the "Commission de Surveillance du Secteur Financier" ("CSSF"). Our responsibilities under the Law of 23 July 2016 and ISAs are further described in the «Responsibilities of "Réviseur d'Entreprises agréé" for the audit of the consolidated financial statements » section of our report. We are also independent of the Group in accordance with the International Ethics Standards Board for Accountants' Code of Ethics for Professional Accountants ("IESBA Code") as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

1 Value adjustments of loans to customers and credit institutions

Description

As at 31 December 2019, the Group reports loans accounted for at cost of EUR 427,235 million representing 77% of total assets and recognized individually assessed value adjustments on loans amounting to EUR 480 million.

The Group reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded.

These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded.

2019 FINANCIAL REPORT

These critical judgments include matters such as the identification and assessment of potential indicators of impairment, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied.

The key inputs and assumptions used by Management in its assessment of loan value adjustments are detailed in note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in note A.2.7.1 and the detail of specific value adjustments in note D.2.

The loans accounted for at cost are disclosed in note D.1 to the consolidated financial statements as well as the accounting policy for the loans in note A.2.7.1.

How our audit addressed the area of focus

Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans.

For a sample of loans with specific allowances for value adjustment, we evaluated the Group's individual assessment of each loan by specifically challenging the Group's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years.

We also tested a sample of individually significant exposures potentially impaired for which no value adjustment had been recorded as well as a sample of exposures which had not been identified by the Group as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals.

We assessed the disclosures in the consolidated financial statements in relation to allowance for value adjustment of loans with reference to the requirements of the prevailing accounting standards.

Other information

The Management is responsible for the other information. The other information comprises the information included in the sections called "Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control", but does not include the consolidated financial statements and our report of "Réviseur d'Entreprises agréé" thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard.

Responsibilities of the Management and Those Charged with Governance for the consolidated financial statements

The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group's financial reporting process.

Responsibilities of the Réviseur d'Entreprises agréé for the audit of the consolidated financial statements

The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of "Réviseur d'Entreprises agréé" that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it

FINANCIAL REPORT 2019

 exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain profes-sional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncer-tainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of “Réviseur d’Entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclo-sures are inadequate, to modify our opinion. Our conclu-sions are based on the audit evidence obtained up to the date of our report of “Réviseur d’Entreprises agréé”. How-ever, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial state-ments represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we iden-tify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communi-cate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial state-ments of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would rea-sonably be expected to outweigh the public interest bene-fits of such communication. Luxembourg, 18 March, 2020 KPMG Luxembourg, Société coopérative Cabinet de révision agréé S. Chambourdon

 STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH THE GENERAL PRINCIPLES OF THE ‘DIRECTIVES’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2019 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consoli-dated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, • convened on a regular basis with the Heads of Directo-rates and relevant services including, the Financial Controller, the Directors General of Risk Management, Transac-tion Monitoring and Restructuring and Compliance, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the docu-ments which it deemed necessary to examine in the dis-charge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the consolidated financial statements for the financial year ended 31 December 2019 adopted by the Board of Directors on 18 March 2020, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure,

 to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the con-solidated balance sheet as at 31 December 2019, the con-solidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Invest-ment Bank as of 31 December 2019, and of the consoli-dated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 18 March, 2020 Audit Committee J. SUTHERLAND L. BALOGH M. MACIJAUSKAS V. IUGA P. KRIERN. FERNANDES U. CERPSD. PITTA FERRAZ

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 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS as at 31 December 2019

 Consolidated balance sheet as at 31 December 2019 (in EUR ’000) The accompanying notes form an integral part of these consolidated financial statements.

Consolidated balance sheet (continued)

as at 31 December 2019 (in EUR '000)

Liabilities and equity		31.12.2019		31.12.2018
Liabilities				
1. **Amounts owed to credit institutions** (Note H.1)				
a) repayable on demand	6,284,469		4,121,680	
b) with agreed maturity or periods of notice	1,184,732		93,459	
		7,469,201		**4,215,139**
2. **Amounts owed to customers** (Note H.2)				
a) repayable on demand	1,594,508		1,791,083	
b) with agreed maturity or periods of notice	15,540		10,976	
		1,610,048		**1,802,059**
3. **Debts evidenced by certificates** (Note I)				
a) debt securities in issue	476,380,419		473,902,448	
b) others	16,946,697		16,129,401	
		493,327,116		**490,031,849**
4. **Derivative liabilities** (Note Q)		**32,525,648**		**31,162,762**
5. **Other liabilities** (Note G.2)		**2,098,163**		**1,738,632**
6. **Deferred income** (Note F)		**373,072**		**383,231**
7. **Provisions**				
a) pension plans and health insurance scheme (Note J)	7,892,289		5,703,104	
b) provisions for guarantees issued and commitments (Note D)	74,091		91,294	
		7,966,380		**5,794,398**
Total liabilities		**545,369,628**		**535,128,070**
Equity				
8. **Capital** (Note W)				
a) subscribed	243,284,155		243,284,155	
b) uncalled	-221,585,020		-221,585,020	
		21,699,135		**21,699,135**
9. **Consolidated reserves**				
a) reserve fund	24,328,415		24,328,415	
b) additional reserves	8,000,597		6,964,454	
c) fair value reserve	712,446		771,949	
d) special activities reserve	10,777,675		9,626,707	
e) general loan reserve	2,170,177		2,736,047	
		45,989,310		**44,427,572**
10. **Profit for the financial year** (Note K)		**2,957,590**		**3,360,347**
Total equity attributable to the equity holders of the Bank		**70,646,035**		**69,487,054**
Total equity		**70,646,035**		**69,487,054**
Total liabilities and equity		**616,015,663**		**604,615,124**

The accompanying notes form an integral part of these consolidated financial statements.

2019 FINANCIAL REPORT

 Consolidated income statement for the year ended 31 December 2019 (in EUR ‘000) (1) For the year ended 31 December 2019, Interests and similar income included EUR '000 7,390,859 (2018: EUR '000 7,503,690) calculated on assets held at amortised cost based on effective interest method. (2) For the year ended 31 December 2019, Result on financial operations included EUR '000 8,327 (2018: EUR nil) net gains resulting from the derecognition of financial assets measured at amortised cost. The accompanying notes form an integral part of these consolidated financial statements.

 Consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2019 (in EUR ’000) The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of changes in equity for the year ended 31 December 2019 (in EUR ’000) Subscribed Uncalled Reserve Additional Fair value capital capital Fund reserves reserve ctivitiesre reserve serveyear before appropriation Total controlling co interests nsolidated equity Result for the Non-Total 164 FINANCIAL REPORT 2019 The accompanying notes form an integral part of these consolidated financial statements.

Consolidated cash flow statement

for the year ended 31 December 2019 (in EUR '000)

	2019	2018
A. Cash flows from operating activities:		
Profit for the financial year	**2,957,590**	**3,360,941**
Adjustments for:		
Change in impairment on loans and advances and provisions for guarantees	-95,472	190,924
Depreciation and amortisation on property, furniture and equipment and intangible assets, and write-off	83,870	42,873
Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities	1,193	15,312
Change in fair value adjustment of debt securities	-135,173	28,152
IFRS adjustments on loans and associated swaps	-2,233	556,820
IFRS adjustments on borrowings and associated swaps	-129,812	-717,756
IFRS adjustments on other derivatives	579,069	-376,083
Net interest income	-2,919,315	-3,109,125
Effect of exchange rate changes	-1,615	-4,919
Profit/(loss) on operating activities	**338,102**	**-12,861**
Disbursements of loans and advances to credit institutions and customers	-43,583,030	-46,720,967
Repayments of loans and advances to credit institutions and customers	46,502,444	50,762,627
Change in deposits with central banks	30,808	20,650
Change in treasury portfolios	5,387,180	-1,109,604
Change in amounts owed to credit institutions and customers	3,064,416	-923,707
Change in provisions for pension plans and health insurance scheme	550,344	359,377
Change in provisions for guarantees issued and commitments	-10,199	-25,359
Change in interest accrued on cash and cash equivalents	22,554	76,519
Change in other assets and other liabilities	188,761	153,974
Interest received	22,872,120	23,417,469
Interest paid	-20,379,662	-20,056,165
Net cash used from/(used in) operating activities	**14,983,838**	**5,941,953**
B. Cash flows from investing activities:		
Securities in Long Term Hedge Portfolio purchased during the year	-720,000	-524,088
Securities from Long Term Hedge Portfolio matured during the year	139,600	16,800
Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	-3,889,925	-3,709,716
Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	3,830,869	3,081,888
Additions on shares and other variable-yield securities	-2,350,011	-2,264,355
Reflows on shares and other variable-yield securities	680,031	1,017,072
Purchase of property, furniture and equipment and intangible assets	-37,999	-36,637
Net cash used from/(used in) investing activities	**-2,347,435**	**-2,419,036**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	141,610,413	102,838,534
Redemption of debts evidenced by certificates	-152,891,158	-100,519,723
Member States' contribution	0	25,983
Purchase of EIF shares	0	-4,758
Sale of EIF shares	2,201	1,298
Return on capital EUMPF	0	33,923
Dividend paid to non-controlling interests	-4,331	-4,519
Payment of lease liabilities	-39,150	0
Net cash used from/(used in) financing activities	**-11,322,025**	**2,370,738**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**58,342,332**	**51,760,118**
Net cash from:		
Operating activities	14,983,838	5,941,953
Investing activities	-2,347,435	-2,419,036
Financing activities	-11,322,025	2,370,738
Effects of exchange rate changes on cash held	578,658	688,559
Cash and cash equivalents at end of financial year	**60,235,368**	**58,342,332**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	836,165	32
Money market securities maturing within three months (Note B.2)	10,817,964	9,575,785
Loans and advances to credit institutions and customers:		
Repayable on demand	544,317	944,701
Other loans and advances (Note C)	48,036,922	47,821,814
	60,235,368	**58,342,332**

2019 FINANCIAL REPORT

 Consolidated cash flow statement (continued) for the year ended 31 December 2019 (in EUR ‘000) (In EUR '000)2018Cash flowsExchange adjustments Non-cash changes Fair value adjustment and accrued interest on financial liabilities Other changes2019 Long-term borrowings479,939,798-12,273,5995,205,3439,357,5800482,229,122 Lease liability*190,460-39,1501105304,562156,512 Short-term borrowings10,092,051992,85413,0890011,097,994 Total liabilities from financing activities 490,222,309-11,319,8955,218,5429,358,1104,562493,483,628 * Lease liability opening balance adjustment. For details refer to Note A.5 Transition disclosures – IFRS 16 The accompanying notes form an integral part of these consolidated financial statements.

 European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2019 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiary is defined as the ‘Group’. The subsidiary held by the Bank is disclosed in Note B.4.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank Group’s consolidated financial statements (the ’Financial Statements’) have been prepared on a going concern basis and in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 18 March 2020 and authorised their submission to the Board of Governors for approval by 24 April 2020. A.1.2. Basis of measurement The consolidated financial statements have been prepared on an amortised cost basis, except for derivative financial instruments, financial assets at fair value through other comprehensive income, financial assets and liabilities designated at fair value through profit or loss, financial instruments mandatorily measured at fair value through profit or loss and financial guarantees, which have been measured at the higher of the amount initially recognised less amortisation (when appropriate) under IFRS 15 and the loss allowance determined in accordance with IFRS 9. The receiver leg is measured at fair value through profit or loss by discounting the future cash flows according to IFRS 9. The amortised cost (‘AC’) of financial assets and financial liabilities, designated as hedged items in qualifying fair value hedging relationships, are adjusted for hedging gains or losses. The liability for the defined-benefit obligation is recognised as the present value of the defined-benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.1.3. Bank’s exposure to the United Kingdom and EIB’s relationship with the UK On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (“EU”) pursuant to Article 50 of the Treaty on European Union (“TEU”). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (“EIB”) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement covered both the paid-in part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the paid-in part was financed by converting EIB reserves into paid-in subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the paid-in portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Committee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the paid-in capital of the EIB in twelve annual instalments. Except for such repayment of the UK paid-in capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of EIB, as well as the preparations for such withdrawal had no material impact on the consolidated financial statements of the EIB as of 31 December 2019, and for the year then ended. A.2. Significant accounting judgments and estimates In preparing the consolidated Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Fair value of financial instruments Where the fair values of financial instruments recorded on the consolidated balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives (Note A.4.6). Impairment losses on financial instruments The expected credit loss (‘ECL’) measurement requires management to apply significant judgments, in particular, the assessment of a significant increase in credit risk since initial recognition, the incorporation of forward looking information and further the estimation of the amount and timing of future cash flows and collateral values when determining impairment losses. These estimates are driven by a number of factors, which can result in significant changes in the timing and amount of allowance for credit loss to be recognized (Note A.4.4). Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • recent arm’s length market transactions; • current fair value of another instrument that is substantially the same; • the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or • other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data (Note A.4.6). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (Note A.4.14). Consolidation of entities in which the Group holds an interest The Group made significant judgments that none of the entities (except for the European Investment Fund (‘EIF’)) in which it holds an interest, are controlled by the Group at the end of the year. This is due to the fact that in all such entities, either the General Partner or the Fund Manager or the Management Board have sole responsibility for the management and control of the activities and affairs of the partnership and have the power and authority to do whatever necessary to carry out the purpose and objectives of the partnership in compliance with the investment and policy guidelines (Note B.4). A.3. Changes in accounting policies Except for the changes below, the Group has consistently applied the accounting policies set out in Note A.4. to all periods presented in these consolidated financial statements. The Group has adopted the following new standards and amendments to standards:

 Standards adopted The following interpretations as well as the amendments to and revision of existing standards became effective for the Group’s consolidated financial statements as of 1 January 2019: IFRS 16 Leases The Group has adopted IFRS 16 as from 1 January 2019. The Group elected to apply the standard to its leases using the modified retrospective approach, at the date of initial application. Therefore, the comparative information has not been restated and continues to be reported under IAS 17 and IFRIC 4. No transition impact had to be recorded in EIB's own funds. Additionally, the disclosure requirements in IFRS 16 have not been applied to comparative information (Notes A.4.18 and A.5). Prepayment Features with Negative Compensation - Amendments to IFRS 9 The amendments clarify, that a financial asset passes the Solely Payments of Principal and Interest (‘SPPI’) criterion, regardless of the event or circumstance that causes the early termination of the contract and irrespective of which party pays or receives reasonable compensation for the early termination of the contract. The basis for conclusions to the amendments clarified that the early termination can result from a contractual term or from an event outside the control of the parties to the contract, such as a change in law or regulation leading to the early termination of the contract. The adoption of the amendment had no material impacts on Group’s consolidated financial statements. Long-term Interests in Associates and Joint Ventures (Amendments to IAS 28) The amendments clarify that an entity applies IFRS 9 to long-term interests in an associate or joint venture to which the equity method is not applied but that, in substance, form part of the net investment in the associate or joint venture (long-term interests). This clarification is relevant because it implies that the expected credit loss model in IFRS 9 applies to such long-term interests. The amendments also clarify that, in applying IFRS 9, an entity does not take account of any losses of the associate or joint venture, or any impairment losses on the net investment, recognised as adjustments to the net investment in the associate or joint venture that arise from applying IAS 28 Investments in Associates and Joint Ventures. The amendments had no material impact on Group’s consolidated financial statements. Plan Amendment, Curtailment or Settlement (Amendments to IAS 19) The amendments specify that when a plan amendment, curtailment or settlement occurs during the annual reporting period, an entity is required to: •Determine current service cost for the remainder of the period after the plan amendment, curtailment or settlement, using the actuarial assumptions used to remeasure the net defined benefit liability reflecting the benefits offered under the plan and the plan assets after that event; • Determine net interest for the remainder of the period after the plan amendment, curtailment or settlement using: the net defined benefit liability reflecting the benefits offered under the plan and the plan assets after that event; and the discount rate used to remeasure that net defined benefit liability. This amendment had no impact on Group’s consolidated financial statements. Annual Improvements to IFRSs 2015–2017 Cycle (Amendments to IFRS 3, IFRS 11) These amendments had no material impact on the consolidated financial statements of the Group. Standards issued but not yet adopted Definition of Material - Amendments to IAS 1 'Presentation of financial statements' and lAS 8 'Accounting policies, changes in accounting estimates and errors' Effective for annual periods beginning on or after 1 January 2020. The amendments clarify the definition of ‘material’ and align the definition used in the Conceptual Framework and the standards themselves. The amended definition states that 'Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.' The amendment also clarifies the meaning of 'primary users of general purpose financial statements' to whom those financial statements are directed, by defining them as 'existing and potential investors, lenders and other creditors' that must rely on general purpose financial statements for much of the financial information they need. The amendments are effective for annual periods beginning on or after 1 January 2020. The Group did not adopt these amendments early and does not expect it to have a significant impact on the Group’s consolidated financial statements. Interest Rate Benchmark Reform - Amendments to IFRS 9, IAS 39 and IFRS 7 In September 2019, the IASB issued amendments to IFRS 9, IAS 39 and IFRS 7, which provide temporary reliefs that would enable hedge accounting to continue during the period of uncertainty before the replacement of an existing interest rate benchmark with an alternative nearly risk-free interest rate (a RFR).

 The amendments to IFRS 9 include a number of reliefs, which apply to all hedging relationships that are directly affected by the interest rate benchmark reform. The first three reliefs provide for: • The assessment of whether a forecast transaction (or component thereof) is highly probable; • Assessing when to reclassify the amount in the cash flow hedge reserve to profit and loss; • The assessment of the economic relationship between the hedged item and the hedging instrument. For each of these reliefs, it is assumed that the benchmark on which the hedged cash flows are based are not altered as a result of IBOR reform. The fourth relief provides that, a non-contractually specified risk component only needs to be separately identifiable need at initial hedge designation and not on ongoing basis. Application of the reliefs is mandatory and the reliefs continue indefinitely in the absence of any of the events described in the amendments. The amendments also introduce specific disclosure requirements for hedging relationships to which the reliefs are applied. The amendments are effective for annual periods beginning on or after 1 January 2020. The Group did not adopt these amendments early and established a cross-services IBOR working group to assess the impact and manage its transition. Amendments to References to Conceptual Framework in IFRS Standards – effective 1 January 2020. The revised Conceptual Framework sets out a comprehensive set of concepts for financial reporting, standard setting, guidance for preparers in developing consistent accounting policies and assistance to others in their efforts to understand and interpret the standards. The revised Conceptual Framework for Financial Reporting is not a standard, and none of the concepts override those in any standard or any requirements in a standard, but mainly has the purpose to assist the Board in developing standards, to help preparers develop consistent accounting policies if there is no applicable standard in place and to assist all parties to understand and interpret the standards. The Conceptual Framework includes some new concepts, provides updated definitions and recognition criteria for assets and liabilities and clarifies some important concepts. Conceptual Framework, it is effective for annual periods beginning on or after 1 January 2020. The Group did not adopt the revised Conceptual Framework early and does not expect it to have a significant impact on the Group’s consolidated financial statements. A.4. Summary of significant accounting policies A.4.1. Basis of consolidation Subsidiaries Subsidiaries are all entities directly or indirectly controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. All significant subsidiaries are included in the consolidated financial statements under IFRS, while entities immaterial to the Group are excluded from the scope of consolidation. The financial statements of any subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. These consolidated financial statements comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank holds 58.53% (2018: 58.64%) of the subscribed capital of the EIF and therefore has applied the principles provided for under IFRS 10 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. Following the full redemption during 2018 of the remaining Senior Units outstanding that the Bank held in its former subsidiary, EU Microfinance Platform FCP FIS (“EUMPF”), EUMPF is no longer included anymore in the scope of consolidation for the purposes of the 2018 and 2019 EIB Group Consolidated Financial Statements. Commitment on EIF shares held by third party investors Under the terms of a replacement share purchase undertaking (“RSPU”) in respect of the 1,866 shares held by the EIF’s non-controlling shareholders (2018: 1,861 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of the EIF and corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit for the year, net of the dividend decided by the EIF’s General Meeting (see also Note G). Under IFRS, the RSPU is considered as a written put option over non-controlling interest reflecting a contractual obligation to pay cash in the future to purchase the EIF shares from minority shareholders. As per IAS 32, such an arrangement gives rise to a financial liability in the amount of the present value of the redemption amount even if the payment of that cash is conditional on the option being exercised by the holder. Accordingly, under IFRS, the commitment is reclassified from non-controlling interest and a corresponding financial liability in the amount of the fair value of the option’s exercise price (equivalent to the yearly established agreed price) is recognized under “Other liabilities” and attributed to owners of the parent. Subsequently, this financial liability is measured in accordance with IFRS 9, i.e. any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the consolidated income statement under “Interest expense and similar charges”. Any excess or deficit of non-controlling interest over the agreed price is reclassified to “consolidated reserves”.

 Interests in associates and joint ventures The Group’s interests in investees comprise interests in associates and joint ventures. Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than the rights to its assets and obligations for its liabilities. The accounting treatment for associates and joint ventures is further explained in Note A.4.8.6. Transactions eliminated on consolidation After aggregation of the balance sheet and the income statement accounts, all intra-group balances and transactions, income and expenses resulting from intra-group transactions are eliminated. A.4.2. Foreign currency translation The consolidated Financial Statements are presented in euro (‘EUR’), as the functional currency of the Group and unit of measurement for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the consolidated income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement. A.4.3. Classification and measurement Financial assets and financial liabilities At initial measurement, the Group measures a financial asset or a financial liability at fair value plus or minus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. The fair value at initial recognition is generally its cost. On initial recognition, a financial asset is classified as measured at amortized cost (‘AC’), fair value through other comprehensive income (‘FVOCI’) or FVTPL and a financial liability is classified as measured at AC or FVTPL. Under IFRS 9, classification starts with determining whether the financial asset shall be considered as a debt or equity instrument. IFRS 9 refers to the definitions in IAS 32 Financial Instruments: Presentation. Debt instruments are those instruments that meet the definition of a financial liability from the issuer’s perspective according to IAS 32, such as loans, government and corporate bonds. A debt instrument is classified at amortised cost if it meets both of the following conditions and is not designated as at fair value through profit or loss: • the asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and •the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding (SPPI criteria). A debt instrument is classified at fair value through other comprehensive income only if it meets both of the following conditions and is not designated as at fair value through profit or loss: •the asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and •the contractual terms of the financial asset give rise on specific dates to cash flows that are fulfilling the SPPI criteria. The above requirements should be applied to an entire financial asset, even if it contains an embedded derivative. Equity instruments are instruments that meet the definition of equity from the issuer’s perspective according to IAS 32, that is, instruments that do not contain a contractual obligation to pay and that evidence a residual interest in the issuer’s net assets. On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in other comprehensive income. This election is made on an investment-by-investment basis. All other financial assets are classified as measured at fair value through profit or loss.

 A financial liability is measured at amortised cost except for financial liabilities • that meet the definition of held for trading (e.g. derivative liabilities); and • that are designated as measured at fair value through profit or loss. In addition, on initial recognition, the Group may irrevocably designate a financial asset or liability that otherwise meets the requirements to be measured at amortised cost as at fair value through profit or loss (so called “fair value option”, ‘FVO’) if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise or if the financial assets and financial liabilities are managed and its performance is evaluated on a fair value basis. The main financial instruments designated at the FVO are hedged loans and debts evidenced by certificates that are not eligible for hedge accounting. For the purpose of disclosure requirements, the Group has defined the classes of financial instruments based on similarity of characteristics. Business model assessment EIB Group makes an assessment of the objective of a business model in which a debt instrument is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes: •the stated policies and objectives for the portfolio and the operation of those policies in practice. In particular, whether management´s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realising cash flows through the sale of the assets; • how the performance of the portfolio is evaluated and reported to the Group’s management; •the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed; and • the frequency, volume and timing of sales in prior periods, the reasons for such sales and its expectation about future sales activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of how the Group’s stated objective for managing the financial assets is achieved and how cash flows are realised. Solely payment of principal and interests (‘SPPI’) criteria For the purpose of this assessment, ‘principal’ is defined as the fair value of the debt instrument on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, EIB Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. Derecognition The Group derecognises a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expired. On derecognition of a financial asset or financial liability, the difference between the carrying amount of the asset or liability (or the carrying amount allocated to the portion of the asset or liability derecognised) and the sum of (i) the consideration received or paid and (ii) any cumulative gain or loss that had been recognised in other comprehensive income is recognised in profit or loss except for the cumulative gains or losses recognised in other comprehensive income for equity investments measured at fair value through other comprehensive income which are transferred to the additional reserves rather than to the income statement on disposal. Reclassification Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Group changes its business model for managing financial assets. Modification A financial asset measured at amortised cost is considered modified when its contractual cash flows are renegotiated or otherwise modified. Renegotiation or modification may or may not lead to derecognition of the old and recognition of the new financial instrument. A substantial contractual modification on the cash flows of a financial asset measured at amortised cost which results in the derecognition of the financial asset, leads to the recognition of the new financial asset at its fair value, and the recording of the modification gain or loss impact in the consolidated income statement under “Result on financial operations”. Offsetting The Group offsets financial assets and liabilities in the Group's consolidated balance sheet if the corresponding criteria under IAS 32 are met. Furthermore, the financial assets and liabilities might be subject to a legally enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet. The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. A.4.4. Impairment IFRS 9 is based on a forward-looking ‘expected credit loss’ (‘ECL’) model. This requires judgment as to how changes in economic factors affect expected credit losses, which are determined on a probability-weighted basis.

 Within the Group, the IFRS 9 impairment model applies to financial assets measured at amortised cost as well as to off-balance sheet commitments. Under IFRS 9, loss allowances are measured on either of the following bases: • 12-month ECL’s: these are the ECLs that result from possible default events within the 12 months after the reporting date; and • Lifetime ECL’s: these are the ECLs that result from all possible default events over the expected life of a financial instrument. The IFRS 9 standard sets out a “three-stage” model for impairment based on changes in credit quality since initial recognition. Financial instruments are classified in Stage 1 except for those instruments for which significant increase in credit risk (‘SICR’) since initial recognition is identified. This includes both quantitative and qualitative information and analysis, based on the Group’s expertise, including forward-looking information. Further details on credit risk policies are detailed under Note S.2. The Group’s assessment of the significant increase in credit risk is based on a sequential approach which is using counterparty or instrument specific information consistent to the policies laid out in the Credit Risk Guidelines (‘CRG’) and the Financial Monitoring Guidelines and Procedures (‘FMGs’), notably covering watch list, internal rating and arrears (30 days past due). If significant increase in credit risk has occurred, the financial instrument is moved to Stage 2 but is not yet deemed to be credit-impaired. If the financial instrument is credit-impaired, the financial instrument is then moved to Stage 3. To identify Stage 3 exposures, the Bank determines whether or not there is objective evidence of credit default event. For that, the Group considers a financial asset to be in default when the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group or the borrower is past due more than 90 days on any material credit obligation to the Group. In this respect, a financial asset is considered credit impaired when it is determined that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s characteristics, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to the consolidated income statement. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established impairments or directly to the consolidated income statement and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to the consolidated income statement. Measuring ECL – Inputs, Assumptions and Techniques Lifetime ECL measurement applies to stage 2 and stage 3 assets, while 12-month ECL measurement applies to stage 1 assets. The measurement of the expected credit losses were performed based on the following credit risk parameters: • Probability of default (‘PD’); • Loss Given default (‘LGD’); and • Exposure at default (‘EAD’). The probability of default represents the likelihood of a counterpart defaulting on its financial obligation, either over the next 12 months, or over the remaining lifetime of the obligation. PD is an estimate at a certain date, which is calculated based on statistical rating models, and assessed using rating tools tailored to the various categories of counterparties and exposures. Ratings are primary input into the determination of the term structure of probability of default for exposures. The Group collects performance and default information about its credit risk exposures. The collected data are segmented by industry and region. Different industries and regions reacting in a homogenous manner to changes in the credit conditions and macroeconomic environment are analysed together. The Group employs statistical models to estimate the multi-period probability of default incorporating macroeconomic projections. The loss given default represents the expectation of the ratio of the loss on an exposure due to the default of a counterparty to the amount outstanding at default. Loss given default can be also defined as “1 - Recovery Rate”. LGD estimates are determined mainly by geography and by type of counterparty, with five main exposure classes: Sovereigns, Public Institutions, Financial Institutions, Corporate and Project Finance. LGD values can be further adjusted based on the product and contract specific features of the exposure. The Group incorporates forward-looking information into both its assessment of whether the credit risk of an instrument has increased significantly since its initial recognition and its measurement of expected credit losses. For the measurement of ECL, the Group has developed a conditional modelling approach for calculating PD term structures involving: • the definition of an economically reasonable link function between the credit cycle and macroeconomic variables, and •a set of three macro-economic scenarios (one baseline and two scenarios reflecting downturn and upturn in the economy) with multi-year potential realization for the GDP and their associated likelihoods. To generate macroeconomic scenarios, the Bank uses a macro semi-structural multi-country and multi-equation model of the global economy with country specific blocks. The central / baseline scenario is designed to be consistent with the most recent European Commission (EC) forecasts. The upward and downward scenarios are designed around the central scenario by the deployment of the multi-country/multi-equation model. The scenarios are derived shocking GDP, which is the key measure of economic activity. The shocks to real GDP are calibrated to replicate the past volatility of the variable. Also expert judgment is applied, when appropriate, to refine the size and persistency of GDP shocks. As a result, shocks are determined together with a decay function to determine the impact of the shocks over time. Probabilities attached to each scenario are defined reflecting market (volatility) indicators and internally developed indicators/trackers deployed in a consistent manner over time to capture uncertainty.

 The EAD represents the expected exposure in the event of a default EAD and is based on the current exposure to the counterparty and potential changes to the current amount allowed under the contract including amortisation. The EAD of a financial asset is its gross carrying amount. For lending commitments and financial guarantees, the EAD includes the amount drawn, as well as potential future amounts that may be drawn under the contract. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.4.5. Derivatives and hedging activities The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Accrued interest on derivatives is part of the fair value recorded. Fair values are obtained from market inputs, discounted cashflow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time the value of money, yield curve and volatility of the underlying. Changes in the fair value of derivatives are included in “Result on financial operations”. The Group’s hedging activities are designed to mitigate interest rate and currency risk by using swaps to convert the interest rate risk profile, on both assets and liabilities, into standard floating rate risk. Where the Group enters into a micro-hedge, each hedge relationship includes one or multiple hedged items, hedged fully or partially. Dependent on the hedging instrument, the hedged risk of the hedged item is determined as follows: • in case of using interest rate swap, only the interest rate risk with respect to the benchmark interest rate curve of the hedged item is hedged; and •in case of using a currency interest rate swap, the interest rate risk with respect to the benchmark interest rate curve and the currency risk with respect to the benchmark currency of the hedged item are hedged. From the three types of hedging relationships recognised by IFRS 9, the Group currently only applies fair value hedge accounting. A fair value hedge is a hedge arrangement to mitigate risk related to changes in fair value of a recognised asset or liability or an unrecognised firm commitment, or a component of any such item, that is attributable to a particular risk and could affect profit or loss. The objective of hedge accounting is to represent, in the financial statements, the effect of the Group’s risk management activities that use financial instruments, on a micro-basis, to manage exposures arising from particular risks that could affect profit or loss. The Group also hedges interest rate risk and basis risk on a macro basis as part of asset-liability management without application of hedge accounting. To qualify for hedge accounting, a hedge relationship has to consist of eligible hedging instruments and eligible hedged items. A derivative measured at fair value through profit or loss may be designated as a hedging instrument. The Group uses the following eligible hedging instruments and combinations of them: • Interest rate swaps; and • Currency swaps. A qualifying hedging instrument is designated in its entirety as a hedging instrument, with the exception that the foreign currency basis spread in case of currency swaps, which is separated and excluded from the designation. A hedged item can be a recognised asset or liability or an unrecognised firm commitment. The hedged item can be a single item or a group of items and can also be a component of such an item or group of items. The following eligible hedged items are designated by the Group: • Borrowings; • Loan substitutes; and • Loans. The Group may also designate as hedged item or hedging instrument components of nominal amount of the aforementioned eligible financial assets and liabilities. On initial designation of the hedging relationship, the Group documents the relationship between hedging instruments and hedged items, including the risk management objective and strategy in undertaking the hedge, together with the method that will be used to assess the effectiveness of the hedging relationship on a continuous basis. A hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements: • there is an economic relationship between the hedged item and the hedging instrument; • the effect of credit risk does not dominate the value changes that result from that economic relationship; and •the hedge ratio of the hedging relationship is the same as that resulting from the quantity of hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item.

 In order to show an economic relationship between the hedged item and the hedging instrument the Group performs a qualitative analysis by assessing whether the critical terms of the hedging instrument and the hedged item match or are closely aligned, in which case the hedging relationship can be assumed highly effective. In order to show that the component of the fair value change due to credit risk is not dominating over the total fair value change, the Group is assessing the creditworthiness holistically considering all circumstances for both hedged items and hedging instruments. In case an economic hedge relation does not qualify for a hedge relation according to IFRS 9, the Group designates the hedged item irrevocably at the fair value option (FVO) at deal inception to reduce a potential accounting mismatch, i.e. the hedged items are measured subsequently at fair value through profit or loss (FVTPL). When the Group designates a financial liability as the fair value option (FVO), the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in other comprehensive income in the “fair value reserve” (Note R). As long as a fair value hedge meets the qualifying criteria mentioned above, the hedging relationship shall be accounted for as follows: •the fair value gain or loss on the hedging instrument shall be recognised on consolidated balance sheet and in the consolidated profit and loss account; and •the fair value hedge gain or loss on the hedged item shall adjust the carrying amount of the hedged item (if applicable) and be recognised in the consolidated profit and loss account (so called “basis adjustment”). When a hedged item is an unrecognised firm commitment the cumulative change in the fair value of the hedged item subsequent to its designation is recognised as an asset or a liability (recognised under respective consolidated balance sheet line, e.g. loans and advances to customers) with a corresponding gain or loss recognised in the consolidated profit and loss account. The designation of the hedge relationship and the calculation of the fair value of the hedged item start at trade date. As allowed by IFRS 9, the Group separates the fair value of the foreign currency basis spread (‘CBS’) from the hedging instrument (‘CCIRS’) and applies a special treatment known as the cost of hedging approach, to the extent that it interrelates to the hedged item. The initial CBS of the hedging instrument, measured and stored at the date of designation, is amortised linearly over the residual lifetime of the hedge. Subsequent changes in the fair value of the CBS are recognised directly in a separate account within other comprehensive income. The fair value of the CBS converges at maturity to zero and therefore no amount recorded in other comprehensive income will have to be reclassified to the consolidated profit and loss account. Typical reasons for a (partial) de-designation of a hedge relation are amendments of the contractual terms of the hedged items and/or hedging instruments, which lead to a violation of the hedge effectiveness criteria, partial prepayments/buy-backs/early expirations and an increase of credit risk, which lead to dominance of credit component of hedged item or hedging instrument. Termination may occur in case of full prepayment/full buy-back of the hedged item or any other event that will cause the hedged item to disappear from the consolidated balance sheet. Hedge ineffectiveness is defined as the difference between the hedging gains or losses of the hedging instrument and the hedged item. Possible sources of ineffectiveness are as follows: • the CVA/DVA/CollVA of the swap, which is not reflected in the fair value of the hedged item attributable to the change in interest rate; • the different discount and forward curves used for the valuation of the hedging instruments and the hedged items; and • minor deviations (within accepted thresholds) of the critical terms. The profit or loss result of hedge accounting, which is recognised within “Result on financial operations” in the consolidated income statement, is also impacted by the amortisation of initial CBS, due to the cost of hedging approach. Also included within this caption of the consolidated income statement are the gains and losses attributable to derivatives that the Group uses for hedging interest-rate risk on a macro basis, but for which the Group does not apply hedge accounting. A.4.6. Fair value of financial instruments Derivative financial instruments are initially recognised using the trade date basis. Non-derivative financial instruments are initially recognised using the settlement date basis. Fair value of financial instruments Fair value is the price that would be received on selling an asset or paid on transferring a liability in an orderly transaction between market participants at the measurement date in the principal, or in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk. When applicable, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an on-going basis. Where the fair values of financial assets and financial liabilities recorded on the consolidated balance sheet cannot be derived from active markets, they are determined using valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction. Portfolios of financial assets or financial liabilities that are exposed to market or credit risk that are managed by the Group on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received on selling a net long position or paid on transferring a net short position for a particular risk exposure. These portfolio level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio. The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: • Level 1: inputs that are unadjusted quoted market prices in active markets for identical instruments to which the Group has access; •Level 2: inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data; and •Level 3: inputs that are not observable. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. The Group recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. A.4.7. Fee and commission income The Group earns fee and commission income from a diverse range of services it provides to its customers, which are accounted for in accordance with IFRS 15. The Group recognizes the revenue when performance obligations are satisfied by transferring control of the promised service to the customer. As a general rule, customer obtains control when it has the ability of direct use or ability of obtaining substantially all the benefits from this service. In some circumstances, judgment might be needed to determine when control transfers. Fee and commission income can be divided into two broad categories based on the following: • Over time: the Group satisfies the performance obligation and, therefore, transfers control over time; and • Point in time: the Group satisfies the performance obligation and transfers control to the customer at a point in time. The Group earns fee and commission income from a diverse range of services it provides to its customers, which are accounted for in accordance with IFRS 15. Main sources of commission income are guarantees, loans and services provided for third party mandates. The amount of commission income received is fixed or variable, based on certain criteria depending on different variable components such as percentage (%) of the EU contribution committed or linked to this single performance obligation. If the consideration includes a variable amount, the Group estimates the amount of consideration to which it will be entitled to in exchange for transferring the services to the customer. The variable consideration is estimated at contract inception and constrained to an extent that is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved. Fee and commission income from revenues that are satisfied over time is recognised on an accruals basis over the service period. Fee and commission income earned from providing or fulfilling point-in-time services is recognised when the service has been completed. Regarding the performance obligations satisfied over time, the Group uses the “Input Method” to recognise income on the basis of its efforts or inputs to the satisfaction of these performance obligations and recognise over the time such fees. Regarding the performance obligations, maximum amounts, or “caps” on management fees are applicable to certain mandates. Where this applies, management fees will likely cease to be received before the end of the mandate, which is typically in 15 to 25 years, and will be paid over a limited timeframe such as in the first few years of the mandate, and which is therefore not correlated with the services performed and costs incurred by the Group. To address this issue, the Group uses a deferred income policy (further referred to as “contract liabilities mechanism”). The contract liabilities mechanism is based on the total costs to be incurred by the Group in relation to the mandate using ex-ante financial models for all new mandates as part of their approval process. This deferral policy ensures sustainable operations and revenue recognition based on percentage of completion of the contract. Respective adjustments are recorded in the consolidated balance sheet under “Deferred income”. A.4.8.Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities The consolidated balance sheet captions “Treasury bills and other bills eligible for refinancing with central banks” and “Debt securities including fixed-income securities” include: • debt securities measured at amortised cost; • debt securities mandatorily measured at fair value through profit or loss; and • debt securities designated to be measured at fair value through profit or loss. A.4.8.1. Treasury monetary portfolio The treasury monetary portfolio (‘TMP’) of the Group is held for the purpose of: •being the primary liquidity buffer for the Bank, timely providing the cash needed in any currency for which the Bank has implemented a treasury activity; •covering the relevant transfer price, compatibly with the conditions of the financial markets and the respect of the previous - overarching – objective of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of twelve months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. The securities in this portfolio are held with the intention to collect contractual cash flows and classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume.

 A.4.8.2. Securities liquidity portfolio The securities liquidity portfolio (‘SLP’) comprises listed debt securities issued or guaranteed by financial institutions. As the business model of the portfolio is largely driven by an active management of the Group making use of derivatives and sales of long term asset in order to allow for a rapid readjustment of the duration and the mitigation of credit risks by moving the asset class allocation, the securities in this portfolio are mandatorily measured at fair value through profit or loss. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value are reported in the account “Result on financial operations”. Interest income from the SLP assets is included in “Interest and similar income”. The determination of fair values of SLP assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management estimates, as applicable. A.4.8.3. Long-term hedge portfolio The Long-term hedge portfolio (‘LTHP’) serves two main purposes: • to manage the interest rate risk position of the Bank, in line with the applicable asset and liability management (‘ALM’) strategy; and •to be a liquidity reserve for the Bank, composed of highly-rated liquid bonds. It consists of securities issued or guaranteed by: • governments of the European Union Member States, G10 countries and their agencies or, • supranational public institutions, including multinational development banks. They have been purchased with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.4 EIF Operational Portfolio The EIF Operational Portfolio has the following two objectives: • to provide returns commensurate with the long term nature of the investments; and • serve as a 2nd line of liquidity. It consists of investments in long-term debt instruments, e.g. bonds, notes and other obligations. The securities in this portfolio are held with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.5 Loan substitute portfolio and ABS Portfolio EIF The loan substitute portfolio and ABS Portfolio EIF mainly consists of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’) or trust vehicles with the intention of holding them to maturity and to collect the contractual cash flows. A loan substitute can take the form of a contractually linked or single tranche instrument. Where an investment in this portfolio meets the SPPI criterion, it is classified at amortised cost unless has the nature of a fixed rate loan substitute and qualifies for hedge accounting (Note A.4.5) in which case it is designated in a hedge relation and the amortised cost is adjusted for the fair value attributable to the risks being hedged. The hedge fair value measurement is based on discounted cashflow technique. Economically hedged loan substitutes that cannot be included in hedge accounting are designated irrevocably to the fair value option to reduce the accounting mismatch due to the classification of the hedging instrument at fair value through profit or loss. Contractually linked or single tranche instruments included in the loan substitute portfolio not fulfilling the SPPI criterion are measured at fair value through profit or loss. Front-end fees on loan substitutes are deferred and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan substitute. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan substitute. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. Impairment on debt securities The Group assumes that the credit risk on treasury portfolios has not increased significantly since initial recognition due to inherent low credit risk. The credit risk associated with treasury debt securities (securities, commercial paper, etc.) is managed by selecting sound counterparties and issuers with a minimum rating at the outset set above investment grade per internal policies. Further, a regular assessment is performed to ensure that at each financial reporting date, the treasury assets meet the low credit risk criteria (see Note S.2.4). Consequently, the loss allowances relating to treasury assets measured at amortized cost are determined at an amount equal to 12-month ECL. As regards the loan substitutes, the ECL impairment model applied on loans and advances equally applies to instruments within the loan substitute portfolio measured at amortised cost as well as to related undisbursed commitments. Respective loss allowances under IFRS 9 are calculated on either 12-month ECLs or Lifetime ECLs as per the impairment model explained in Note A.4.4.

 A.4.8.6 Shares and other variable-yield securities This caption in the consolidated balance sheet includes: • instruments mandatorily measured at fair value through profit or loss; and • instruments designated as at fair value through other comprehensive income. The Group’s equity portfolio is mainly composed of venture capital operations, investment funds and participation in the EBRD and is carried at fair value. Venture capital and investment funds Venture capital (‘VC’) operations and investment funds are measured mandatorily at fair value through profit or loss with changes in the fair value recorded in “Result on financial operations”. The undrawn but committed part of these investments is recorded as consolidated off-balance sheet commitments at their nominal value. The fair value is determined by applying the aggregated net asset value (‘NAV’) method (thereby assuming that, despite the absence of readability ascertainable market value, NAV is the best estimate of the fair value). This valuation method implicitly assumes that if the NAVs of underlying funds (as derived from the latest available before year-end fund managers’ reports) can be considered to be the best estimate of the fair value as determined under IFRS 13, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IFRS 13. The fair value is determined by applying either the Group’s percentage ownership in the underlying vehicle to the net asset value reflected in the most recent report adjusted for cash flows or, where available, the precise share value at the same date, submitted by the respective fund manager. In order to bridge the interval between the last available NAVs and the year-end reporting, a subsequent event review procedure is performed and if materially different the reported NAVs are adjusted. For specific investments where NAVs cannot readily be determined, other guidelines (for example the international private equity and venture capital valuation guidelines, International Private Equity and Venture Capital Valuation (‘IPEV’) Guidelines, as published by European Private Equity and Venture Capital Association (‘EVCA’) might be used and more detailed monitoring and review will be required. In accordance with this method, the funds are internally classified into three categories: •Category I – funds that have adopted the fair value requirements of IFRS 13 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; •Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IFRS 13, for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; and • Category III – funds that have not adopted the fair value requirements of IFRS 13 or any other valuation guidelines in line with IFRS 13. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Interests in joint ventures and associates The Group complies with conditions to use the private equity and similar entities exemption in IAS 28 and IFRS 11 and does not use equity accounting on, or proportionately consolidate investments in joint ventures, if any. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IFRS 9, with changes in fair value being recognised in the consolidated income statement during the period of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such a fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or venture capital fund do not determine the policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice. In addition, the Group is exposed to variability of returns from these investments. Therefore, in considering whether it has control, the Group considers whether it manages key decisions that most significantly affect these investments’ returns. As a result and according to IFRS 10, the Group has concluded that it does not control those vehicles. Participation in EBRD The Group also holds a participation in the EBRD for which the Group’s management has elected to irrevocably designate it at fair value through other comprehensive income as this investment was made for long-term strategic purposes. At initial recognition, the Group measures this participation at their fair value plus transaction costs. Subsequently, changes in fair value gains and losses including foreign currency translation gains and losses are recognised in other comprehensive income and are never reclassified to profit or loss, even on disposal. Capital subscribed by the Group but uncalled from the investment in EBRD is recorded as consolidated off-balance sheet commitments.

 A.4.9. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers include loans where money is provided directly to the borrower. Loans and advances are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded as consolidated off-balance sheet commitments at their nominal value. Where loans meet the eligibility criteria of hedge accounting (Note A.4.5), the fair value hedge gain or loss on the loans shall adjust their carrying amount and be recognised in the consolidated profit and loss account in “Result on financial operations”. Where loans meet the eligibility criteria of the fair value option or do not meet the criteria for being classified at amortised cost or fair value through other comprehensive income (Note A.4.3), they are designated on initial recognition as at fair value through the consolidated profit and loss account, and are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the consolidated balance sheet. Changes in fair value are recorded in “Result on financial operations”. A.4.9.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated profit and loss account under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.9.2. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest on reverse repurchase agreements is recognised as interest income or expense over the life of each agreement. A.4.9.3. Fees on loans Front-end fees on loans are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan. A.4.9.4. Interest subsidies Interest subsidies received in advance (Note F) are deferred and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.10. Impairments on loans and advances Within the Group, the expected credit loss impairment model applies to loans and advances measured at amortised cost as well as to consolidated off-balance sheet commitments. Loss allowances, under IFRS 9, are measured on either 12-month ECL or Lifetime ECL as per the impairment model, which is analysed in note A.4.4. A.4.11. Financial guarantees Financial guarantee contracts require the Group to make specified payments to reimburse the holder for a loss it incurs if a specified debtor fails to make payments when due in accordance with the terms of a debt instrument. Signed financial guarantees are generally accounted and disclosed as off-balance sheet items. Financial guarantees are initially accounted for using the gross approach with offsetting of the receiver and the payer leg and recognised in the consolidated balance sheet at fair value. As EIB Group’s financial guarantee contracts are issued to unrelated parties in a stand-alone arm's length transaction, their fair value at inception is deemed to equal the premium received. At initial recognition, the obligation to pay corresponds to the net present value ('NPV') of expected premium inflows or the initial expected loss. Subsequently, financial guarantees are accounted for using the gross approach with future premiums to be received recorded separately as a financial asset and measured at fair value while the financial liability is measured at the higher of: • the amount of the loss allowance as determined under IFRS 9; and • the amount initially recognised i.e. NPV less, where appropriate, cumulative amortization recognised in accordance with the principles of IFRS 15.

 Where eligible, the net present value (‘NPV’) of expected premium inflows and the amount of the excepted payment obligations are offset. As per IAS 32, a financial asset and a financial liability shall be offset (net presentation) and the net amount presented in the statement of financial position when, and only when, an entity: • currently has a legally enforceable right to set off the recognised amounts; and • intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously. In case the measurement of a financial guarantee contract results in a net asset position, the respective guarantee is presented in the consolidated balance sheet under “Other assets”. In case the measurement of a financial guarantee results in a net liability position, the respective operations are presented in the consolidated balance sheet: • Under “Other liabilities” for contracts for which the amortized initial NPV is higher than the 12-months ECL or lifetime ECL; • Under “Provision for guarantees issued and commitments” for contracts that are credit-impaired and hence a loss allowance based on lifetime ECL is recognised. When a financial guarantee is not eligible for net presentation the asset side and liability side are presented separately on the Group’s balance sheet. Any increase or decrease in the “Other assets” or “Other liabilities” relating to financial guarantees is recognised in the consolidated income statement under “Result on financial operations”. Any increase or decrease in the “Provision for guarantees issued and commitments” relating to financial guarantees other than the settlement of guarantee calls is recognised in the consolidated income statement under "Change in impairment on loans and advances and provisions for guarantees, net of reversals". Any premiums received are recognised in the consolidated income statement in "Fee and commission income". Any upfront fees received are recognised in "Deferred income" in the consolidated balance sheet and amortised in the consolidated income statement on a straight-line basis over the life of the financial guarantee. A.4.12. Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years. A.4.13. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.4.14. Pension plans and health insurance scheme The Group operates defined-benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined-benefit pension plan is based on the current service cost and interest cost as determined by qualified external actuaries. A.4.14.1. Pension plans for staff The Bank’s main pension plan is a defined-benefit pension plan funded by contributions from staff and from the Bank, covering all Bank employees.

 Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2019, with an extrapolation to 31 December 2019. The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits are recognised in full in “Other comprehensive income”. Net interest cost is recognised in the consolidated income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined-benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined-benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by a contribution from the Fund and its employees. Entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined-benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s consolidated balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.14.1). A.4.14.4. Optional supplementary provident scheme The optional supplementary provident scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”. A.4.15. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the consolidated financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the consolidated income statement as “Interest expense and similar charges” or “Interest and similar income” if interest rate is negative using the effective interest method. A.4.15.1. Repurchase operations (repos) A repurchase operation is one under which the Group borrows liquid funds from a credit institution and provides instead collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.4.9.2. This type of operation is considered for the purposes of the Group to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions-b) with agreed maturity or periods of notice”. Interest on repurchase agreements is recognised as interest expense or income over the life of each agreement. A.4.16. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is amortised over the lifetime of the borrowings using the effective interest method. Borrowings are designated in a hedge relation in case they are eligible for hedge accounting under IFRS 9 (Note A.4.5) and their amortised cost is subsequently adjusted for the fair value attributable to the risks being hedged. Firm commitments in borrowings with a settlement date in the future may be hedged and designated to hedge accounting as well. The hedge fair value of borrowings is calculated based on a discounted cash flow method. Where borrowings are not included in hedge accounting and meet the eligibility criteria of the fair value option and have been designated on initial recognition as such, they are measured at fair value through profit or loss. The fair value measurement technique employed, in the event of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. When the Group designates a borrowing as at fair value through profit or loss, the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in other comprehensive income. On initial recognition of the financial liability, the Group assesses whether presenting the amount of change in own credit adjustment in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. This assessment is made by comparing: • The expected changes in the fair value of the borrowing related to changes in own credit adjustment; with • The impact of profit or loss of expected changes in fair value of the related instruments. Amounts presented in the other comprehensive income are not subsequently transferred to profit or loss. When these instruments are derecognised, the related cumulative amount in the other comprehensive income is transferred to the Group’s additional reserves. Combined debt instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded swap agreements to fully hedge the exposure. Interest expense on debt instruments is included under the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.17. Prepayments – Deferred income These accounts comprise: • Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year; • Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.18. Leases Policy applicable from 1 January 2019 At inception of a contract, the Group assesses whether a contract is a lease, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. After the commencement date, the Group recognises a right-of-use asset and a lease liability. The lease liability is measured at the present value of the lease payments, which comprise the contractual future fixed and variable lease payments, payments to be made under residual value guarantees, exercise price of a purchase option and penalties for termination. The lease liability is discounted using the Group’s incremental borrowing rate. Subsequently, the lease liability is measured at amortised cost using the effective interest method and is adjusted to reflect the lease payments made and interest from unwind of lease liability, with further re-measurements to reflect any reassessment or lease modifications. The right of use assets is measured at the amount of the initial measurement of the lease liability mentioned above, initial direct costs incurred by the lessee, any lease payments made at or before the commencement date, less any lease incentives received and any dismantling costs (at termination date, if any). EIB Group elected by class of underlying asset, not to separate non-lease components from lease components, and instead account for each lease component and any associated non-lease components as a single lease component. Subsequently, the Group carries the right-of-use asset applying a cost model, depreciating the right-of-use asset from the commencement date to the end of the lease agreements and assessing for any impairment, on an annual basis in accordance with IAS 36. As a lessee, the Group has grouped its leased assets in scope for IFRS 16 accounting, into two class of assets a) real estate (both commercial buildings and residential houses) and b) cars. The grouping was done, based on underlying assets which are of similar characteristics, nature and use in an EIB’s Group operations. The Group presents right-of-use assets under “Property, furniture and equipment” and corresponding lease liability in “Other liabilities” in the statement of financial position. Short-term leases and leases of low-value assets The Group has elected not to recognise right-of-use assets and lease liabilities for leases of low-value assets and short-term leases (e.g. IT and office equipment). The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term. Policy applicable before 1 January 2019 For contracts entered into before 1 January 2019, the Group determined whether the arrangement was or contained a lease based on the IAS 17. In the comparative period, as a lessee the Group classified leases that transferred substantially all of the risks and rewards of ownership as finance leases. Further, the leased assets were measured initially at an amount equal to the lower of their fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the assets were accounted for in accordance with the accounting policy applicable to that asset. Operating leases were not recognised in the Group’s statement of financial position. Payments made under operating leases were recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received were recognised as an integral part of the total lease expense, over the term of the lease. A.4.19. Reserves A.4.19.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.4.19.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.19.3. Fair value reserve The fair value reserve includes the fair value attributable to changes in own credit risk for financial liabilities designated at fair value option, the fair value of the currency basis spread and the fair value changes attributable to equity investments designated at fair value through other comprehensive income.

 A.4.19.4. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is adjusted on a yearly basis through the appropriation of the statutory results of the Bank. A.4.19.5. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Bank’s policy guidelines. This reserve is adjusted on a yearly basis, according to the evolution of the underlying assets, through the appropriation of the statutory results of the Bank. It is also noted that, with the introduction of IFRS 9, provisions for expected credit losses are accounted for on the Group financial assets measured at amortised cost as well as on the Group consolidated off-balance sheet commitments. The latter affects the consolidated income statement and should not be confused with the general loan reserve which represents a notional allocation within the own funds and concerns the loan and guarantee operations granted by the Bank. A.4.20. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.4.21. Interest income and expense Interest income and interest expense are recognised in the consolidated income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial instrument and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial instrument. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. The Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.1), fair value movements on the EIF put option are presented under “Interest expense and similar charges”. A.4.22. Income from shares and other variable-yield securities “Income from shares and other variable-yield securities” is mainly composed by reflows exceeding the capital. A.4.23. Cash and cash equivalents Cash and cash equivalents are disclosed in the consolidated cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits that are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Group in the management of its short-term commitments. Items under cash and cash equivalents are carried at amortised cost in the consolidated financial statements. A.5. Transition disclosures – IFRS 16 Definition of a lease On transition to IFRS 16, the Group elected to apply the practical expedient to grandfather the assessment of which transactions were previously identified as leases applying IAS 17, to qualify as lease agreements in accordance with IFRS 16. For all leases entered after 01 January 2019 the Group now assesses whether a contract is or contains a lease, as explained in Note A.4.18. As a lessee Under new standard, the Group recognises right-of-use assets and lease liabilities for leases which fall under IFRS 16 scope. On transition, these lease liabilities were measured at the present value of the remaining lease payments, discounted at the Group’s incremental borrowing rate as at 1 January 2019. Right-of-use assets are measured at an amount equal to the lease liability. No adjustment was recognised on retained earnings, as no prepayment or accrued lease payment, relating to those lease were recognised in the statement of financial position immediately before the date of initial application. At the transition period the Group used the following practical expedients to leases previously classified as operating leases under IAS 17, as mentioned below. - did not recognise right-of-use assets and liabilities for leases of low value assets and with the short lease term of less than 12 months (e.g. IT and office equipment); - excluded initial direct costs from the measurement of the right-of-use asset at the date of initial application; and used hindsight when determining the lease term. - the Group has elected not to separate non-lease components and account for the lease and associated non-lease components as a single lease component.

 The impact on transition is summarised below. in EUR '000 01.01.2019 Right -of-use assets - property, plant and equipment190,460 Lease liabilities - other liabilities(190,460) When measuring lease liabilities for leases that were classified as operating leases, the Group discounted lease payments using its incremental borrowing rate at 1 January 2019. The weighted average rate applied is 0.27%.

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio, shares and other variable-yield securities and interest in other entities (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 947,155 at 31 December 2019 (2018: EUR '000 141,830).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 110,990 as at 31 December 2019 (2018: EUR '000 141,798).

B.2. Debt securities portfolio

The details of each portfolio as at 31 December 2019 and 2018 are as follows:

	31.12.2019	31.12.2018
Treasury bills and other bills eligible for refinancing with central banks	34,569,333	33,860,192
Debt securities including fixed-income securities	12,519,706	16,297,744
Total debt securities(*)	**47,089,039**	**50,157,936**

(*) Of which EUR '000 8,768,486 are unlisted as at 31 December 2019 (2018: EUR '000 8,929,369).

At 31.12.2019	Classification	Book value	Fair value
LTHP	AC	1,736,672	1,847,092
TMP			
- Money market securities	AC	19,323,516	19,322,597
SLP			
- P1: Fixed rate portfolio	Mandatorily at FVTPL	3,536,999	3,536,999
- P2: Floating rate portfolio	Mandatorily at FVTPL	389,065	389,065
Operational portfolio – EIF	AC	1,237,900	1,251,369
ABS Portfolio EIF	Mandatorily at FVTPL	252,106	252,106
Loan substitutes portfolio (Note D)	AC	19,883,269	20,095,884
Loan substitutes portfolio (Note D)	Mandatorily at FVTPL	528,927	528,927
Loan substitutes portfolio (Note D)	Designated at FVTPL	200,585	200,585
Total debt securities		**47,089,039**(1)	**47,424,624**

(1) Of which cash and cash equivalents EUR '000 10,817,964.

At 31.12.2018	Classification	Book value	Fair value
LTHP	AC	1,083,939	1,185,060
TMP			
- Money market securities	AC	21,373,285	21,369,205
SLP			
- P1: Fixed rate portfolio	Mandatorily at FVTPL	4,328,493	4,328,493
- P2: Floating rate portfolio	Mandatorily at FVTPL	1,490,405	1,490,405
Operational portfolio – EIF	AC	1,221,949	1,238,132
ABS Portfolio EIF	Mandatorily at FVTPL	200,397	200,397
Loan substitutes portfolio (Note D)	AC	20,003,807	20,069,670
Loan substitutes portfolio (Note D)	Mandatorily at FVTPL	205,630	205,630
Loan substitutes portfolio (Note D)	Designated at FVTPL	250,031	250,031
Total debt securities		**50,157,936**(1)	**50,337,023**

(1) Of which cash and cash equivalents EUR '000 9,618,029.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. One asset in this portfolio has been originated as part of a restructuring as at 31 December 2019 (none in 2018).

2019 FINANCIAL REPORT

 EU sovereign exposure The Group did not record impairment in 2019 and 2018 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank’s as well as EIF’s preferred creditor status and the protection given by the Bank’s Statute as well as on a detailed review of any fair value adjustment requirements. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group’s debt securities portfolios as at 31 December 2019 and 2018:

Debt securities portfolio – Loss allowances

The following table shows the reconciliation from the opening to the closing balance of the loss allowance for debt securities portfolio under the ECL IFRS 9 model.

	2019			
(in EUR '000)	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Debt securities measured at AC				
Balance at 1 January	3,494	14,364	0	**17,858**
Transfer to 12-month ECL	2	-17	0	**-15**
Transfer to lifetime ECL not credit-impaired	-298	4,667	0	**4,369**
Transfer to lifetime ECL credit impaired	0	0	0	**0**
Net remeasurement of loss allowance	-327	-1,908	0	**-2,235**
New financial assets originated or purchased	1,652	0	0	**1,652**
Financial assets that have been derecognised	-2,225	-5,309	0	**-7,534**
Balance at 31 December	**2,298**	**11,797**	**0**	**14,095**

	2018			
(in EUR '000)	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Debt securities measured at AC				
Balance at 1 January	1,947	463	0	**2,410**
Transfer to 12-month ECL	0	0	0	**0**
Transfer to lifetime ECL not credit-impaired	-132	14,243	0	**14,111**
Transfer to lifetime ECL credit impaired	0	0	0	**0**
Net remeasurement of loss allowance	504	-361	0	**143**
New financial assets originated or purchased	2,264	22	0	**2,286**
Financial assets that have been derecognised	-1,089	-3	0	**-1,092**
Balance at 31 December	**3,494**	**14,364**	**0**	**17,858**

B.3. Shares and other variable-yield securities

The balance comprises:

	Shares and other variable-yield securities				
	Venture capital operations	EBRD shares	Investment funds	Other equity investments	Total(2)
Cost:					
At 1 January 2019	5,506,369	157,500	1,376,701	0	**7,040,570**
Additions	1,455,834	0	895,080	266	**2,351,180**
Disposals	-467,637	0	-212,395	0	**-680,032**
At 31 December 2019	**6,494,566**	**157,500(1)**	**2,059,386**	**266**	**8,711,718**
Unrealised gains/losses					
At 1 January 2019	1,456,270	332,094	161,804	0	**1,950,168**
Unrealised gains	1,568,473	3,163	82,651	562	**1,654,849**
Unrealised losses	-693,065	0	-24,108	0	**-717,173**
At 31 December 2019	**2,331,678**	**335,257**	**220,347**	**562**	**2,887,844**
Net book value:					
At 31 December 2019	**8,826,244**	**492,757**	**2,279,733**	**828**	**11,599,562**
At 31 December 2018	**6,962,639**	**489,594**	**1,538,505**	**0**	**8,990,738**

(1) The amount of EUR '000 157,500 (2018: EUR '000 157,500) corresponds to the capital paid in by the Group as at 31 December 2019 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD'). As at 31 December 2019, the Group holds 3.03% of the subscribed capital of the EBRD (2018: 3.03%).

(2) The total amount includes only shares and other variable-yield securities.

The Group designated the investment in EBRD as at fair value through other comprehensive income because the investment is expected to be held for the long-term for strategic purposes and there are no plans to dispose this investment in the short or medium term. The fair value as at 31 December 2019 corresponds to the net book value as presented. There was no dividend recognised during the year 2019 nor transfers of any cumulative gain or loss within equity relating to this investment.

2019 FINANCIAL REPORT

 B.4. Interest in other entities B.4.1 Composition of the Group The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg. It is currently EIB’s only subsidiary. The Bank holds 58.53% (2018: 58.64%) of the subscribed capital of the EIF amounting to EUR 4.5 billion (2018: EUR 4.5 billion). The primary task of the EIF, while providing an adequate return on equity, is to contribute to the pursuit of EU objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized enterprises (‘SMEs’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by Bank. The country of incorporation or registration is also its principal place of business. B.4.2 Involvement with unconsolidated structured entities Definition of a structured entity A structured entity is one that has been designed so that voting or similar rights are not the dominant factor in deciding, who controls the entity. IFRS 12 observes that a structured entity often has some or all of the following features: • Restricted activities; •A narrow and well-defined objective, such as to effect a tax-efficient lease, carry out research and development activities, provide a source of capital or funding to an entity or provide investment opportunities for investors by passing on risks and rewards associated with the assets of the structured entity to investors; • Insufficient equity to permit the structured entity to finance its activities without subordinated financial support; • Financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches). Unconsolidated structured entities The term 'unconsolidated structured entities' refers to all structured entities that are not controlled by the Group and includes interests in structured entities that are not consolidated. Definition of Interests in structured entities: IFRS 12 defines "interests" broadly to include any contractual or non-contractual involvement that exposes the reporting entity to variability in returns from the performance of the entity. Examples of such interests include the holding of equity interests and other forms of involvement such as the provision of funding, liquidity support, credit enhancements, commitments and guarantees to the other entity. IFRS 12 states that a reporting entity does not necessarily have an interest in another entity solely because of a typical customer supplier relationship.

Type of structured entity	Nature and purpose	Interest held by the Group
Project Finance - lending to Special Purposes Vehicles ("SPVs")	Project Finance Transactions (PF Operations) are transactions where the Group relies for the servicing of its debt on a borrower whose sole or main source of revenue is generated by a single or limited number of assets being financed by such debt or other pre-existing assets contractually linked to the project. PF operations are often financed through SPVs.	Net disbursed amounts Interest income
Venture capital and Investment funds	The Group finances venture capital and investment funds. Venture capital and investment funds pool and manage money from investors seeking private equity stakes in small and medium-size enterprises with strong growth potential as well as financing infrastructure projects.	Investments in units/shares issued by venture capital and investment funds Dividends received as dividend income
Assets Backed Securities issued by SPVs	Investing in notes issued by SPVs is a Group's alternative mean of providing funds to a project promoter or intermediary. Asset Backed Securities are issued by a segregated SPV and are backed by a pool of assets originated by a financial or another institution. It should be noted that the Group does not act as sponsor/promoter of such SPVs.	Investments in notes issued by the SPVs Interest income
Guarantees granted in respect of loans granted by third parties SPVs	The Group enters into guarantees and unfunded securities transactions that can be granted to financial institutions, public entities or SPVs.	Guaranteed exposures Guarantee fees
Mandate management	The Group manages mandates on behalf of third parties and is entrusted with the management of external funds and provides related back-office and accounting services.	Management fees for services

The table below shows the carrying amounts of unconsolidated structured entities in which the Group has an interest at the reporting date, as well as the Group's maximum exposure to credit risk in relation to those entities. The maximum exposure to credit risk includes the carrying amounts and the related undisbursed commitments.

		31.12.2019		31.12.2018	
(in EUR million)	Caption	Carrying amount	Maximum Exposure to Credit Risk	Carrying amount	Maximum Exposure to Credit Risk
Project finance - lending to SPVs	Loans and advances to customers	14,104	14,649	14,193	15,129
Venture capital and investment funds (refer to Note B.3)	Shares and other variable-yield securities	11,106	20,105	8,501	17,563
Loan substitutes – Investments in Asset Backed Securities issued by SPVs and other structured entities	Debt securities including fixed-income securities	5,907	6,082	6,039	6,039
Guarantees granted in respect of loans granted by third parties SPV (Notes S2.5.3)	Provisions for guarantees issued	20	10,889	30	8,623
Total		**31,137**	**51,725**	**28,763**	**47,354**

No support is provided to structured entities by EIB Group beyond the respective financing.

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2019	31.12.2018
Term deposits	29,003,153	41,138,636
On-demand deposits	238,000	237,949
Reverse repos	24,613,801	10,024,535
Loans and advances to credit institutions	**53,854,954**	**51,401,120**
Loans and advances to customers	**964,239**	**452,699**
Total other loans and advances	**54,819,193**	**51,853,819**
Of which cash and cash equivalents	48,036,922	47,821,814

2019 FINANCIAL REPORT

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2019	31.12.2018
Disbursed portion	111,855,269	339,183,958	451,039,227	449,887,869
Undisbursed loans	29,652,661	82,918,317	112,570,978	105,569,748
Aggregate loans granted	**141,507,930**	**422,102,275**	**563,610,205**	**555,457,617**
Loan instalments receivable	3,426	168,091	171,517	209,897
Loan substitutes portfolio(1)			20,788,129	20,739,468
Aggregate loans including loan substitutes portfolio			**584,569,851**	**576,406,982**

(1) An amount of EUR '000 175,348 in 2019 (2018: EUR '000 280,000) was recorded as undisbursed amount. A corresponding loss allowance of EUR '000 14 in 2019 (2018: EUR '000 28) was recorded under *"Provisions for guarantees issued and commitments"*.

D.2. Impairment on loans and advances – Loss allowances

The following tables show the reconciliation from the opening to the closing balance of the loss allowance for disbursed loans and advances and undisbursed loans (loan commitments) under the ECL IFRS 9 model.

	2019			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to credit institutions measured at AC				
Balance at 1 January 2019	26,794	88,099	91,380	**206,273**
Transfer to 12-month ECL	239	-2,155	0	**-1,916**
Transfer to lifetime ECL not credit-impaired	-1,557	10,119	0	**8,562**
Transfer to lifetime ECL credit impaired	-3,294	-162	21,107	**17,651**
Net measurement of loss allowance	-5,722	-29,712	-18,950	**-54,384**
New financial assets originated or purchased	5,946	3,922	0	**9,868**
Financial assets that have been derecognised	-4,543	-1,597	-13,442	**-19,582**
Write-offs	0	0	-7,426	**-7,426**
Recoveries of amounts previously written off	0	0	0	**0**
Balance at 31 December 2019	**17,863**	**68,514**	**72,669**	**159,046**

The evolution of the loss allowance on Loans and advances to credit institutions is mainly explained by the following:

- Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR '000 24,297.
- Increase due to new financial assets originated or purchased by an amount of EUR '000 9,868.
- Decrease due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR '000 54,384.
- Decrease due to the full derecognition of financial assets by an amount of EUR '000 19,582.
- Decrease due to the completion of a restructuring of one loan operation by an amount of EUR '000 7,426.

	2018			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to credit institutions measured at AC				
Balance at 1 January 2018	20,303	62,378	0	**82,681**
Transfer to 12-month ECL	17	-2,402	0	**-2,385**
Transfer to lifetime ECL not credit-impaired	-3,034	37,643	0	**34,609**
Transfer to lifetime ECL credit impaired	0	-6,007	91,380	**85,373**
Net measurement of loss allowance	5,027	2,351	0	**7,378**
New financial assets originated or purchased	7,138	7,270	0	**14,408**
Financial assets that have been derecognised	-2,657	-13,134	0	**-15,791**
Write-offs	0	0	0	**0**
Recoveries of amounts previously written off	0	0	0	**0**
Balance at 31 December 2018	**26,794**	**88,099**	**91,380**	**206,273**

FINANCIAL REPORT 2019

	2019			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to customers measured at AC				
Balance at 1 January 2019	57,413	157,752	446,645	**661,810**
Transfer to 12-month ECL	1,054	-37,025	0	**-35,971**
Transfer to lifetime ECL not credit-impaired	-3,661	24,018	-2,720	**17,637**
Transfer to lifetime ECL credit impaired	-216	0	52,618	**52,402**
Net measurement of loss allowance	-7,051	-3,973	-89,207	**-100,231**
New financial assets originated or purchased	6,835	21,796	240	**28,871**
Financial assets that have been derecognised	-5,136	-222	-22,020	**-27,378**
Write-offs	0	0	0	**0**
Recoveries of amounts previously written off	0	0	0	**0**
Balance at 31 December 2019	**49,238**	**162,346**	**385,556**	**597,140**

The evolution of the loss allowance on Loans and advances to customers is mainly explained by the following:

- Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR ‘000 34,068.
- Increase due to new financial assets originated or purchased by an amount of EUR ‘000 28,871.
- Decrease due to the full derecognition of financial assets by an amount of EUR ‘000 27,378.
- Decrease due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR ‘000 100,231.

	2018			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to customers measured at AC				
Balance at 1 January 2018	39,741	183,263	409,348	**632,352**
Transfer to 12-month ECL	1,857	-12,049	0	**-10,192**
Transfer to lifetime ECL not credit-impaired	-374	16,735	-3,110	**13,251**
Transfer to lifetime ECL credit impaired	-14	-17,754	96,764	**78,996**
Net measurement of loss allowance	11,807	-21,612	-50,167	**-59,972**
New financial assets originated or purchased	7,075	35,798	2,803	**45,676**
Financial assets that have been derecognised	-2,679	-26,629	-8,993	**-38,301**
Write-offs	0	0	0	**0**
Recoveries of amounts previously written off	0	0	0	**0**
Balance at 31 December 2018	**57,413**	**157,752**	**446,645**	**661,810**

	2019			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loan commitments measured at AC				
Balance at 1 January 2019	12,301	46,174	2,778	**61,253**
Transfer to 12-month ECL	65	-8,236	0	**-8,171**
Transfer to lifetime ECL not credit-impaired	-2,309	17,299	0	**14,990**
Transfer to lifetime ECL credit impaired	0	0	0	**0**
Net measurement of loss allowance	-609	-7,566	0	**-8,175**
New financial assets originated or purchased	5,108	11,083	0	**16,191**
Financial assets that have been derecognised	-5,381	-6,201	-2,778	**-14,360**
Write-offs	0	0	0	**0**
Recoveries of amounts previously written off	0	0	0	**0**
Balance at 31 December 2019	**9,175**	**52,553**	**0**	**61,728**

2019 FINANCIAL REPORT

The evolution of the loss allowance on Loan commitments is mainly explained by the following:

- Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR '000 6,819.
- Increase due to new financial assets originated or purchased by an amount of EUR '000 16,191.
- Decrease due to the full derecognition of financial assets by an amount of EUR '000 14,360.
- Decrease due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR '000 8,175.

	2018			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loan commitments measured at AC				
Balance at 1 January 2018	11,444	4,743	0	**16,187**
Transfer to 12-month ECL	11	-110	0	**-99**
Transfer to lifetime ECL not credit-impaired	-522	26,361	0	**25,839**
Transfer to lifetime ECL credit impaired	0	0	0	**0**
Net measurement of loss allowance	606	14,032	2,778	**17,416**
New financial assets originated or purchased	5,231	3,388	0	**8,619**
Financial assets that have been derecognised	-4,469	-2,240	0	**-6,709**
Write-offs	0	0	0	**0**
Recoveries of amounts previously written off	0	0	0	**0**
Balance at 31 December 2018	**12,301**	**46,174**	**2,778**	**61,253**

D.3. Geographical breakdown of lending by country in which projects are located

Loans for projects within the European Union:

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Spain	91,412,239	84,331,196	7,081,043	15.64%	16.05%
Italy	64,497,291	51,839,979	12,657,312	11.04%	11.18%
France	58,981,635	46,008,665	12,972,970	10.09%	9.97%
Germany	45,735,881	35,912,768	9,823,113	7.83%	7.59%
Poland	43,978,486	34,299,373	9,679,113	7.53%	7.61%
United Kingdom	46,393,268	44,152,229	2,241,039	7.94%	8.11%
Greece	20,849,677	18,298,804	2,550,873	3.57%	3.46%
Portugal	17,638,772	15,510,696	2,128,076	3.02%	3.19%
Netherlands	16,398,645	12,351,421	4,047,224	2.81%	2.69%
Austria	16,186,443	14,438,771	1,747,672	2.77%	2.80%
Belgium	14,522,555	11,306,369	3,216,186	2.49%	2.35%
Sweden	11,768,678	8,654,933	3,113,745	2.01%	1.96%
Finland	11,334,131	8,656,862	2,677,269	1.94%	1.86%
Hungary	10,135,915	7,996,872	2,139,043	1.73%	1.76%
Ireland	7,360,753	5,883,291	1,477,462	1.26%	1.19%
Czech Republic	7,200,594	5,855,622	1,344,972	1.23%	1.18%
Romania	6,795,813	3,881,877	2,913,936	1.16%	1.24%
Slovakia	5,286,038	3,852,341	1,433,697	0.90%	0.91%
Croatia	4,547,527	3,185,752	1,361,775	0.78%	0.78%
Slovenia	3,435,138	2,814,071	621,067	0.59%	0.60%
Denmark	3,100,968	2,724,808	376,160	0.53%	0.44%
Cyprus	2,699,182	2,081,917	617,265	0.46%	0.50%
Bulgaria	2,356,748	1,779,433	577,315	0.40%	0.41%
Lithuania	1,987,574	1,859,495	128,079	0.34%	0.37%
Estonia	1,418,997	1,115,579	303,418	0.24%	0.23%
Latvia	1,229,701	774,385	455,316	0.21%	0.22%
Luxembourg	911,032	459,034	451,998	0.16%	0.13%
Malta	492,983	325,341	167,642	0.08%	0.09%
Sub-total	**518,656,664**	**430,351,884**	**88,304,780**	**88.75%**	**88.87%**

FINANCIAL REPORT 2019

Loans for projects outside the European Union:

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2019	% of total 2018
Candidate countries	18,993,059	16,905,735	2,087,324	3.25%	3.66%
Mediterranean countries	17,448,166	11,119,309	6,328,857	2.99%	2.90%
Russia, E.Europe,Sth. Caucasus	8,355,785	2,521,740	5,834,045	1.43%	1.28%
Asia	7,301,783	2,944,953	4,356,830	1.25%	1.10%
Latin America	4,693,732	2,533,757	2,159,975	0.80%	0.71%
ACP States	4,433,291	1,700,970	2,732,321	0.76%	0.70%
EFTA	1,771,433	1,515,057	256,376	0.30%	0.31%
Potential candidate countries	1,708,503	1,173,175	535,328	0.29%	0.30%
South Africa	1,002,975	859,985	142,990	0.17%	0.16%
OCT	32,943	25,443	7,500	0.01%	0.01%
Sub-total	**65,741,670**	**41,300,124**	**24,441,546**	**11.25%**	**11.13%**
Total 2019(*)	**584,398,334**	**471,652,008**	**112,746,326**	**100.00%**	
Total 2018(*)	**576,197,085**	**470,347,337**	**105,849,748**		**100.00%**

(*) Aggregate loans including loan substitutes and excluding loan instalments receivables (2019: EUR 172 million, 2018: EUR 210 million).

D.4. Movement in guarantee operations

The following table shows the reconciliation from the opening to the closing balance of the financial guarantees. Comparative amounts for 2018 are disclosed below.

	2019			
	Other liabilities		Provisions	
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Financial Guarantees				
Balance at 1 January	11,552	3,803	14,659	**30,014**
Transfer to 12-month ECL	482	-1,364	0	**-882**
Transfer to lifetime ECL not credit-impaired	0	-153	0	**-153**
Transfer to lifetime ECL credit impaired	0	0	74	**74**
Net remeasurement	-346	-859	-3,256	**-4,461**
Use of provision	0	0	1,022	**1,022**
New guarantees originated or purchased	-517	282	0	**-235**
Guarantees that have been derecognised	-4,704	-710	-150	**-5,564**
Balance at 31 December	**6,467**	**999**	**12,349**	**19,815**

	2018			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Financial Guarantees				
Balance at 1 January	13,526	8,481	18,426	**40,433**
Transfer to 12-month ECL	0	0	0	**0**
Transfer to lifetime ECL not credit-impaired	-219	38	0	**-181**
Transfer to lifetime ECL credit impaired	0	0	182	**182**
Net remeasurement	-7,628	-5,736	-3,949	**-17,313**
New guarantees originated or purchased	2,088	1,020	0	**3,108**
Guarantees that have been derecognised	3,785	0	0	**3,785**
Balance at 31 December	**11,552**	**3,803**	**14,659**	**30,014**

2019 FINANCIAL REPORT

Note E – Property, furniture, equipment and intangible assets (in EUR '000)

	Land	Luxembourg buildings(1)	Furniture and equipment	Right-of-use assets(2)	Total tangible assets	Total intangible assets
Cost at 1 January 2019	20,145	387,943	88,317	0	**496,405**	**36,919**
Recognition of right-of-use asset on initial application of IFRS 16	0	0	0	190,460	**190,460**	**0**
Adjusted cost as at 1 January 2019	20,145	387,943	88,317	190,460	**686,865**	**36,919**
Additions	0	9,939	9,876	5,147	**24,962**	**18,184**
Disposals	0	0	-26,067	-696	**-26,763**	**-11,737**
At 31 December 2019	**20,145**	**397,882**	**72,126**	**194,911**	**685,064**	**43,366**
Accumulated depreciation/amortisation:						
At 1 January 2019	0	-186,758	-53,079	0	**-239,837**	**-13,121**
Depreciation/amortisation	0	-9,792	-19,193	-38,558	**-67,543**	**-15,597**
Disposals	0	0	26,067	112	**26,179**	**11,007**
At 31 December 2019	**0**	**-196,550**	**-46,205**	**-38,446**	**-281,201**	**-17,711**
Net book value:						
At 31 December 2019	**20,145**	**201,332**	**25,921**	**156,465**	**403,863**	**25,655**
At 31 December 2018	**20,145**	**201,185**	**35,238**	**0**	**256,568**	**23,798**

(1) All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the "cost model" under IAS 16. The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR '000 55,153 (2018: EUR '000 45,214), which is expected to be completed in 2023.
(2) Right-of-use assets - is composed of the two classes of assets: Real estate (both commercial and residential properties) and cars.

	Real estate	Cars	Total
Depreciation charge during 2019	38,382	176	**38,558**
Carrying amount as at 31 December 2019	156,181	284	**156,465**

Note F – Deferred income (in EUR '000)

	31.12.2019	31.12.2018
Interest subsidies received in advance	99,890	103,385
Prepaid and deferred management fees	203,750	177,725
Deferred income on loans	58,567	78,729
Other	10,865	23,392
Total	**373,072**	**383,231**

FINANCIAL REPORT 2019

 Note G – Other assets and other liabilities (in EUR ‘000) G.1.Other assets (1) The balance above relates to staff housing loans disbursed previously to employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group’s Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned. G.2.Other liabilities (1) As at 31 December 2019, the portion of EIF non-controlling interest on the consolidated balance sheet amounts to EUR 821 million (2018: EUR 817 million) and on the consolidated result (Note L) amounts to EUR -67 million (2018: EUR -31 million). Note H – Amounts owed to credit institutions and customers (in EUR ‘000) H.1.Amounts owed to credit institutions H.2.Amounts owed to customers

 Note I – Debts evidenced by certificates (in EUR ‘000) In its financing activity, one of the Group’s objectives is to align its funding strategy with the funds required for the loans granted. The caption “Debts evidenced by certificates” includes “Debt securities in issue” (securities offered to the general investing public) and “Others” (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2019 and 2018, together with the average rates and due dates. Debts evidenced by certificates (in EUR '000) Total 449,321,533 455,383,846 (**) The notional value of debts evidenced by certificates held for hedge accounting purposes amounts to EUR 357.1 billion (2018: EUR 367.7 billion), the notional value of debts evidenced by certificates held at fair value through profit or loss to EUR 26.2 billion (2018: EUR 24.5 billion), and the notional value of debts evidenced by certificates held at amortised cost amounts to EUR 66.0 billion as at 31 December 2019 (2018: EUR 63.2 billion).

 Note J – Pension plans and health insurance scheme (in EUR ’000) The Group operates three defined-benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded as defined by IAS19 and the plan is not regulated. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2019 and was rolled forward to 31 December 2019. The plans typically expose the Group to actuarial risks such as interest risk, longevity risk, inflation risk and salary risk. An additional risk is associated with the payment to the dependants of plan members (widow and orphan benefits). An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 643 million (2018: EUR 585 million) is classified under “Other liabilities” (Note G). The principal assumptions used in determining pension and post-employment benefit obligations for the Group’s plans are shown below: Sensitivity analysis: Significant actuarial assumptions for the determination of the defined obligation are discount rate, expected salary increase and mortality. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while keeping all other assumptions constant. EIB Pension: • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 11% (increase by 13%). • If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 6% (decrease by 5%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%). •If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 21% (decrease by 16%). EIF Pension: • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 14% (increase by 17%). • If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 11% (decrease by 9%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 3% (decrease by 3%). •If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 24% (decrease by 18%).

 Management Committee Pension: • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 8% (increase by 9%). • If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 2% (decrease by 1%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%). •If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 16% (decrease by 13%). Health Insurance for EIB • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 13% (increase by 16%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 5% (decrease by 5%). •If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 35% (decrease by 25%). Health Insurance for EIF • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 16% (increase by 20%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 5% (decrease by 5%). •If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 44% (decrease by 30%). The sensitivity analysis presented above may not be representative of the actual change in the defined obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated. Furthermore, in presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the consolidated balance sheet. There was no change in the method and assumptions used in preparing the sensitivity analysis from prior years, except for the use of a 0.5% sensitivity on the discount rate compared to 1% previously. The table below shows the actuarial experience (gain)/loss for the different plans and the total defined benefit obligation: EIB Pension Management Committee Pension EIF PensionHealth Insurance Total Total defined benefit obligation 2019-3,987-2,5451,420-29,060-34,1727,892,289 201881,3335,26813,494-14,61685,4795,703,104 2017267,3492,40924,013-39,610254,1615,565,841 2016-67,192-772-3,163-17,963-89,0904,715,296

The tables below show the evolution of the Defined Benefit Obligation during 2019 and 2018:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2019
Obligation at the beginning of the year	4,697,008	62,755	342,571	600,770	**5,703,104**
a) Current service cost	190,537	2,146	24,048	60,453	**277,184**
b) Interest cost	101,735	1,344	7,487	13,030	**123,596**
c) Past service cost	3,082	0	50	0	**3,132**
Total profit or loss	**295,354**	**3,490**	**31,585**	**73,483**	**403,912**
a) Experience (gain)/loss	-3,987	-2,545	1,420	-29,060	**-34,172**
b) Change in demographic assumptions	279,541	4,296	20,938	35,449	**340,224**
c) Change in financial assumptions	1,144,047	9,658	122,292	222,948	**1,498,945**
Total OCI(*)	**1,419,601**	**11,409**	**144,650**	**229,337**	**1,804,997**
a) Employee contributions	40,578	0	4,849	1,807	**47,234**
b) Benefit payments	-60,484	-2,153	1,777	-6,098	**-66,958**
Total Other	**-19,906**	**-2,153**	**6,626**	**-4,291**	**-19,724**
Benefit obligation as at 31 December 2019	**6,392,057**	**75,501**	**525,432**	**899,299**	**7,892,289**

(*) Attributable to the Equity holders of the Bank (EUR '000 1,736,097) and to non-controlling interests (EUR '000 68,900).

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2018
Obligation at the beginning of the year	4,402,825	57,002	300,372	805,642	**5,565,841**
a) Current service cost	175,523	2,472	22,731	84,361	**285,087**
b) Interest cost	91,322	1,170	6,263	16,775	**115,530**
c) Past service cost	2,304	0	19	0	**2,323**
Total profit or loss	**269,149**	**3,642**	**29,013**	**101,136**	**402,940**
a) Experience (gain)/loss	81,333	5,268	13,494	-14,616	**85,479**
b) Change in demographic assumptions	61,232	630	5,773	-233,841	**-166,206**
c) Change in financial assumptions	-91,138	-1,705	-9,130	-53,269	**-155,242**
Total OCI(*)	**51,427**	**4,193**	**10,137**	**-301,726**	**-235,969**
a) Employee contributions	40,326	0	4,456	1,731	**46,513**
b) Benefit payments	-66,719	-2,082	-1,407	-6,013	**-76,221**
Total Other	**-26,393**	**-2,082**	**3,049**	**-4,282**	**-29,708**
Benefit obligation as at 31 December 2018	**4,697,008**	**62,755**	**342,571**	**600,770**	**5,703,104**

(*) Attributable to the Equity holders of the Bank (EUR '000 -230,240) and to non-controlling interests (EUR '000 -5,729).

2019 FINANCIAL REPORT

 EIB employees pay a fixed contribution reviewed every five years. For the period from 1.1.2019 to 31.12.2023, the employee’s contribution represents 11.3% of their pensionable salary. The residual contribution (including back service payments) is paid by the Group. All contributions of the Group and its staff are invested in the assets of the Group. The funding requirements are based on the local actuarial measurement framework. In this framework the discount rate is set on a risk free rate. Furthermore, premiums are determined on a current salary base. The Group is liable for all pension payments stemming from the defined benefit plan. The average duration of the benefit obligation at 31 December 2019 is split as follows: EIB Pension: • Active members: 27.59 years (2018: 25.34 years) • Deferred members (*): 27.85 years (2018: 26.85 years) • Retired members: 13.64 years (2018: 11.91 years) EIF Pension: • • Active members: 31.43 years (2018: 29.43 years) • Deferred members (*): 29.13 years (2018: 28.92 years) •Retired members: 18.46 years (2018: 16.35 years) Management Committee Pension: • Active members: 23.03 years (2018: 20.22 years) • Deferred members (*): 19.59 years (2018: 21.85 years) •Retired members: 11.85 years (2018: 10.53 years) Health Insurance for EIB • Active members: 32.17 years (2018: 30.00 years) • Deferred members (*): 15.51 years (2018: 22.14 years) •Retired members: 16.96 years (2018: 14.96 years) Health Insurance for EIF • Active members: 36.45 years (2018: 34.44 years) • Deferred members (*): 28.67 years (2018: 29.19 years) • Retired members: 21.24 years (2018: 19.95 years) The amount that the Group expects to recognise in the profit or loss relating to the defined benefit plans during the next financial year is EUR ‘000 500,976. (*) Staff members who left the Group before the normal retirement age and have a right to a deferred pension. Note K – Result for the financial year The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2019, prepared under EU Accounting Directives, which amounts to EUR ’000 2,363,586 will be submitted to the Board of Governors for approval by 24 April 2020. Please refer to the Preface to the Bank’s Financial Statements for further details on the proposed Bank surplus for the financial year appropriation.

 Note L – Interest and similar income and Interest expense and similar charges (in EUR ‘000) L.1.Net interest income Interest and similar income: 20192018 Derivatives16,428,00816,480,225 Loans and advances to credit institutions and customers7,455,3107,411,311 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities548,132805,186 Interest subsidy from the EU20,14619,475 Negative interest on interest bearing liabilities12,854624 Other5,2805,343 Total24,469,73024,722,164 Interest expense and similar charges: Derivatives-10,882,496-10,416,623 Debts evidenced by certificates-10,050,267-10,362,384 Negative interest on interest bearing assets-371,024-641,941 Interest cost on benefit obligation (Note J)-123,596-115,530 Commitment to purchase EIF non-controlling interest (Note G.2)-67,017-30,978 Interest on third party mandates-25,191-22,264 Amounts owed to credit institutions and customers-8,063-28,799 Other (1)-22,7615,480 (1) The interest expense on lease liabilities amounted to EUR '000 530. The table below sets out the net interest income relating to each class of financial assets and liabilities: Interest and similar income: 20192018 Derivatives held for risk management16,428,00816,480,225 Financial assets measured at AC7,390,8597,503,690 Financial instruments designated at FVTPL551,212625,691 Financial instruments mandatorily at FVTPL81,513106,618 Other18,1385,940 Total24,469,73024,722,164 Interest expense and similar charges: Derivatives held for risk management-10,882,496-10,416,623 Financial liabilities measured at AC-9,466,936-9,769,894 Financial instruments designated at FVTPL-616,585-641,581 Non-financial liabilities-212,844-141,028 Other-371,554-643,913

[LOGO]

Note M – Result on financial operations (in EUR '000)

M.1. By nature of result

	2019	2018
Net result on derivatives[(1)]	-579,069	376,083
Net result on loans under the FVO and associated swaps[(2)]	66,413	-398,104
Net result on borrowings under the FVO and associated swaps[(3)]	-27,629	7,575
Net result from hedge accounting on loans and associated swaps[(4)]	-64,180	-158,716
Net result from hedge accounting on borrowings and associated swaps[(5)]	157,441	710,181
	-447,024	**537,019**
Foreign exchange gain and loss	3,917	-959
Gain and loss on unwind of swaps	11,215	-20,284
Gain and loss on buy back of debts evidenced by certificates	0	-1,195
Net result on shares and variable yield securities[(6)]	971,274	464,496
Net result on debt securities portfolios (securities only)	12,054	-36,125
Net result on financial guarantees	10,298	0
Net result on loans and loan substitutes under FVTPL	36,996	-44,180
Net result on loans and loan substitutes under AC	9,175	0
Amortization of initial CBS	93,588	172,217
Result on financial operations	**701,493**	**1,070,989**

[(1)] The net result on derivatives includes for the majority the fair value of Macro-hedging swaps and Treasury Asset swaps. On 31 December 2019, these swaps evidence a negative impact of EUR '000 -579,069 compared to a positive impact of EUR '000 376,083 in 2018.

[(2)] The fair value option is applied on loans and loan substitutes hedged by derivatives, which do not qualify for hedge accounting. As at 31 December 2019, the carrying value of loans and loan substitutes designated at fair value amounts to EUR 20 billion (2018: EUR 20 billion). The combined effect on the consolidated income statement from applying the fair value option on loans and loan substitutes generates an increase of EUR '000 66,413 on the consolidated income statement at 31 December 2019 (2018: a decrease of EUR '000 398,104).

[(3)] The fair value option is applied on borrowings hedged by derivatives, which do not qualify for hedge accounting. As at 31 December 2019 the carrying value of borrowings designated at fair value amounts to EUR 30 billion as at 31 December 2019 (2018: EUR 27 billion). The combined effect on the consolidated income statement from applying the fair value option on borrowings results in a negative P&L impact of EUR '000 27,629 (2018: positive P&L impact of EUR '000 7,575).

[(4)] Hedge accounting is applied on eligible loans and loan substitutes, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2019, the carrying value of loans and loan substitutes designated under hedge accounting amounts to EUR 150 billion (2018: EUR 143 billion). The combined effect on the consolidated income statement from applying hedge accounting on loans and loan substitutes and associated swaps results in a negative P&L impact of EUR '000 64,180 (2018: EUR '000 158,716).

[(5)] Hedge accounting is applied on eligible borrowings, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2019, the carrying value of borrowings under hedge accounting amounts to EUR 397 billion (2018: EUR 399 billion). The combined effect on the consolidated income statement from applying hedge accounting on borrowings and associated swaps results in a positive P&L impact of EUR '000 157,441 (2018: EUR '000 710,181).

[(6)] The item is mainly composed of unrealised and realised gains and losses on equity instruments. The positive P&L impact EUR '000 971,274 is largely driven by unrealised gains on venture capital operations and investment funds recorded during 2019.

M.2. By category of assets and liabilities

	2019	2018
Financial assets mandatorily at FVTPL (excluding derivative assets)	978,131	350,103
Financial assets designated at FVTPL (FVO)	528,885	-527,502
Financial liabilities designated at FVTPL (FVO)	-522,920	439,677
Financial assets measured at AC	4,211,608	-908,520
Financial liabilities measured at AC	-8,539,246	3,577,385
Derivatives designated as hedging instruments	4,443,582	-2,138,770
Derivatives held for risk management purposes, other than HA	-505,414	107,358
Other[(1)]	106,867	171,258
Result on financial operations	**701,493**	**1,070,989**

[(1)] Includes amortization of initial CBS

2019 FINANCIAL REPORT

 Note N – Other operating income (in EUR ‘000) Note O – Fee and commission income and Fee and commission expense (in EUR ‘000) Total Fee and commission income 440,593 374,541 Fee and commission expense -252,282(*) -180,975 (1) Of which the amount for members of the Management Committee is EUR ‘000 2,706 at 31 December 2019 and EUR ‘000 2,927 at 31 December 2018. The number of persons employed by the Group was 3,964 at 31 December 2019 (3,899 at 31 December 2018). Note Q – Derivatives and hedging activities Q.1. Use of derivative financial instruments In the funding activity of the Group The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates into line with those of loans granted and also to reduce funding costs. It also uses long-term swaps to hedge certain treasury transactions and for ALM purposes. Long-term derivatives transactions are used in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure. The derivatives most commonly used are: Currency swaps Currency swaps consist of two categories of financial instruments: (i) cross currency swaps, contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates; and (ii) cross currency interest rate swaps, contracts under which it is agreed to exchange floating interest rate for fixed-rate interest in a foreign currency and vice versa.

Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its swap counterparties.

In the liquidity management of the Group

The Group enters into short-term currency swap contracts and currency forwards in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in connection with loan disbursements.

In the Asset Liability Management ('ALM') of the Group

The Group's ALM policy aims to maintain a high and stable level of income as well as to limit the volatility of the economic value of the Group.

Accordingly, the Group:

- has adopted an own funds investment profile ensuring a stable and high flow of income; and
- manages residual interest rate risks in relation to this investment profile.

With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps).

Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IFRS 9.

For further information regarding the risk management, please refer to Note S.

Q.2. Hedging activities

Fair value hedge of interest rate risk

The amounts relating to items designated as hedging instruments are as follows (in EUR million):

2019	Nominal Amount	Carrying Amount		Line item in the consolidated balance sheet	Change in fair value used for calculating hedge ineffectiveness
		Assets	Liabilities		
Interest rate swaps	466,114	33,991	-17,477	Derivative assets / Derivative liabilities	3,782
Currency swaps(*)	62,142	6,962	-4,202	Derivative assets / Derivative liabilities	648
Total	**528,256**	**40,953**	**-21,679**		**4,430**

(*) Main currencies covered are USD, AUD and CAD.

2018	Nominal Amount	Carrying Amount		Line item in the consolidated balance sheet	Change in fair value used for calculating hedge ineffectiveness
		Assets	Liabilities		
Interest rate swaps	464,146	28,024	-15,151	Derivative assets / Derivative liabilities	-1,475
Currency swaps(*)	73,086	6,719	-6,169	Derivative assets / Derivative liabilities	-644
Total	**537,232**	**34,743**	**-21,320**		**-2,119**

(*) Main currencies covered are USD, AUD and GBP.

2019 FINANCIAL REPORT

 The amounts relating to items designated as hedged items are as follows (in EUR million): 2019 Accumulated amount of fair Carrying Amount AssetsLiabilities Accumulated amount of fair value hedge adjustments Line item in the consolidated balance sheet Change in value used for calculating hedge ineffectiveness value hedge adjustments remaining in the consolidated balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses customers Loan substitutes1,904062 Treasury bills and other bills eligible for refinancing with central banks 522031 Debt securities - a) issued by public bodies Debts evidenced 0 388,663 -32,938 Debts evidenced by certificates -8,204 -36 by certificates 0 8,234 - a) debt securities in issue -1,742 Debts evidenced by certificates -335 0 430 -140 400 - b) other 2018 Accumulated amount of fair Carrying Amount AssetsLiabilities Accumulated amount of fair value hedge adjustments Line item in the consolidated balance sheet Change in value used for calculating hedge ineffectiveness value hedge adjustments remaining in the consolidated balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses customers Loan substitutes1,949019 Treasury bills and other bills eligible for refinancing with central banks 535045 Debt securities - a) issued by public bodies Debts evidenced 0 390,519 -24,734 Debts evidenced by certificates 3,546 -31 by certificates 0 8,592 - a) debt securities in issue -1,407 Debts evidenced by certificates 33 0 180 -150 -340 - b) other The hedge ineffectiveness – i.e. the difference between the hedging gains or losses of the hedging instrument and the hedged item - recognised in the consolidated income statement is EUR 93 million (2018: EUR 551 million) and is included in line "Result on financial operations". The following table shows a reconciliation of each component of equity and an analysis of other comprehensive income in relation to hedge accounting (in EUR million): Fair value reserve-Cost of hedging

 Q.3. Fair value of derivative financial instruments Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy: • Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities. •Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model (LMM), LMM with Stochastic Volatility, interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm’s length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross-currency models and in the estimation of volatilities for some long dated equity-linked and inflation-linked transactions. The table below shows the fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique is where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at year-end and are indicative of neither the market risk nor the credit risk. Derivatives by valuation method as at 31 December 2019 (in EUR million) Derivatives assets Level 1 Level 2 Level 3 Quoted market price Notional amountFair value Valuation techniques – market observable inputs Notional amountFair value Valuation techniques – non market observable inputs Notional amountFair value Total 2019 Notional amountFair value Interest Rate Swaps00336,83538,1041,834106338,66938,210 Currency Swaps00115,29710,868474109115,77110,977 Short-term foreign exchange contracts0023,4446020023,444602 Total 0 0 475,576 49,574 2,308 215 477,884 49,789 Derivatives liabilitiesLevel 1Level 2Level 3 Quoted market price Notional amountFair value Valuation techniques – market observable inputs Notional amountFair value Valuation techniques – non market observable inputs Notional amountFair value Total 2019 Notional amountFair value Interest Rate Swaps00201,63825,8203728202,01025,828 Currency Swaps00103,5616,33140868103,9696,399 Short-term foreign exchange contracts0012,7171940012,717194 Other000001050105 Total 0 0 317,916 32,345 780 181 318,696 32,526

 Derivatives by valuation method as at 31 December 2018 (in EUR million) Derivatives assetsLevel 1Level 2Level 3 Quoted market price Notional amountFair value Valuation techniques – market observable inputs Notional amountFair value Valuation techniques – non market observable inputs Notional amountFair value Total 2018 Notional amountFair value Interest Rate Swaps00272,25431,0494,006121276,26031,170 Currency Swaps00115,93311,18851976116,45211,264 Short-term foreign exchange contracts0018,9023040018,902304 Total 0 0 407,089 42,541 4,525 197 411,614 42,738 Derivatives liabilitiesLevel 1Level 2Level 3 Quoted market price Notional amountFair value Valuation techniques – market observable inputs Notional amountFair value Valuation techniques – non market observable inputs Notional amountFair value Total 2018 Notional amountFair value Interest Rate Swaps 0 0 258,337 22,263 1,083 47 259,420 22,310 Currency Swaps 0 0 93,844 8,483 569 83 94,413 8,566 Short-term foreign exchange contracts 0 0 22,798 270 0 0 22,798 270 Other 0 0 0 0 0 17 0 17 Total 0 0 374,979 31,016 1,652 147 376,631 31,163 Quoted prices for the majority of the Bank’s derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based wherever possible on observable market data prevailing at the balance sheet date. The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

The table below sets out information about significant unobservable inputs used at year end in measuring derivatives financial instruments categorised as Level 3 in the fair value hierarchy (EUR million):

Type of financial instrument	Fair value at 31 December 2019	Fair values of level 3 swaps at 31 December 2019	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
Interest Rate Swaps	12,382	98	Stochastic IR models	Stochastic volatility parameters, such as mean reversion or volatility of volatility	Volatility of volatility or mean reversion speed moving by 10% up and down.
Currency Swaps	4,578	41	Stochastic CC models	Correlations between yield curves and FX rates using volatility smile	Using a different observation window for correlation and using local vol model to capture more volatility strikes.

Type of financial instrument	Fair value at 31 December 2018	Fair values of level 3 swaps at 31 December 2018	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
Interest Rate Swaps	8,860	74	Stochastic IR models	Number of factors for the curves, correlation between forward rates and volatility of volatility	From 2 to 3 factors. Correlations of adjacent rates between 60% and 100% and volatility of volatility between 80% and 120%
Currency Swaps	2,698	-7	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.

Significant unobservable inputs are developed as follows:

- Correlations and volatilities are derived through extrapolation of observable volatilities, recent transaction prices, quotes from other market participants, data from consensus pricing services and historical data adjusted for current conditions.
- Risk adjusted spreads are derived from the CDS market, where available, and from historical default and prepayment trends adjusted for current conditions.

With the application of IFRS 13, valuation adjustments are included in the fair valuations of derivatives at 31 December 2019, namely:

- Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, amounting to EUR -102.3 million (2018: EUR -184.3 million) recorded in:
  - swaps hedging loans and loan substitutes of EUR -33.9 million (2018: EUR -63.4 million)
  - swaps hedging borrowings of EUR -37.3 million (2018: EUR -81.0 million)
  - ALM swaps of EUR -31.0 million (2018: EUR -39.6 million)
  - long-term treasury swaps of EUR 0 million (2018: EUR -0.2 million)
  - short-term treasury swaps (FX swaps and FX forwards) of EUR -0.1 million (2018: EUR -0.1 million).
  - During the year, the Bank reviewed its calculation for CVA, namely the calculation of margin period of risk. The change in the calculation methodology resulted in a decrease in CVA by EUR 31.0 million, representing 0.04% of the fair value of derivative assets and derivative liabilities.

- Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, amounting to EUR 189.1 million (2018: EUR 261.7 million) recorded in:
  - swaps hedging loans and loan substitutes of EUR 76.2 million (2018: EUR 91.0 million)
  - swaps hedging borrowings of EUR 72.9 million (2018: EUR 110.2 million)
  - ALM swaps of EUR 39.6 million (2018: EUR 59.5 million)
  - long-term treasury swaps of EUR 0.1 million (2018: EUR 0.7 million)
  - short-term treasury swaps (FX swaps and FX forwards) of EUR 0.3 million (2018: EUR 0.3 million).
  - During the year, the Bank reviewed its calculation for DVA, namely the calculation of margin period of risk. The change in the calculation methodology resulted in an increase in DVA of EUR 9.6 million, representing 0.01% of the fair value of derivative assets and derivative liabilities.

- In addition to CVA and DVA above, Collateral Valuation adjustment (CollVA), reflecting specific marginal adjustments linked to collateral posted by EIB counterparties on derivative transactions at 31 December 2019, amounting to EUR -33.8 million (2018: EUR -29.2 million).

  For the majority of the derivatives, the collateral posted by the EIB counterparties is already included in the CVA value. But for some marginal cases, the collateral is not directly taken into account (specific CSAs, cash collateral) and is thus separated out in a specific CollVA adjustment.

2019 FINANCIAL REPORT

Q.4. Sensitivity of Fair Value for Level 3 Instruments

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.
The unobservable inputs may add a degree of uncertainty and variation into the valuation of Level 3 instruments.
To asses and quantify it, the Bank performs alternative valuations using reasonably possible range of assumptions for the unobservable inputs. Alternative assumptions are specific to valuation models and can be applied separately.

Level 3 derivatives can be grouped into three swap types according to the underlying asset and valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps
c. Equity-linked swap

Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a volatility of volatility ('vol-of-vol') parameter is exogenously specified. For this category, (a), alternative valuations are obtained by tweaking the vol-of-vol up by 10 pct points, and down by 10 pct points, leading to an increase and a decrease in valuations, respectively. The first led to a valuation increase of EUR 0.4 million, and the other led to a decrease of EUR 1.2 million.

Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model. The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Correlations between interest and FX rates are estimated from the time series. For these categories, alternative valuations are obtained by calculating correlation from daily data instead of weekly in the first scenario and considering volatility smile in the second scenario. For this category, (b), the first scenario turned out to have an unfavourable impact leading to a decrease of EUR 0.6 million, and the other of a favourable impact leading to an increase of EUR 2.3 million.

Equity linked swaps are modelled with BS model capturing the volatilities from the market. Interest rates and dividends are also taken from market quotes. For long-term swaps the volatilities and dividends are extrapolated for the long maturities. For this category, alternative valuations are obtained by decreasing volatility by 0.10% and increasing dividends by 0.10%. The other scenario is constructed by increasing volatility by 0.10% and decreasing dividends by 0.10%. The favourable scenario led to an increase of EUR 0.5 million and the unfavourable scenario to a decrease of EUR 0.5 million.

The following table summarizes Level 3 derivatives by type of financial instrument for which alternative assumptions would change fair value (in EUR million):

31 December 2019	Favourable Impact	Unfavourable Impact	Valuation technique	Significant unobservable input
Structured interest rate swaps (OTC)	0.4	-1.2	Stochastic IR models	Changing stochastic volatility parameters
Cross currency and FX-linked swaps	2.3	-0.6	Stochastic CC models	Correlations between Interest rates and FX rates and considering the volatility smile
Equity-linked swap	0.5	-0.5	Stochastic Equity models	Changing volatility and dividends

31 December 2018	Favourable Impact	Unfavourable Impact	Valuation technique	Significant unobservable input
Structured interest rate swaps (OTC)	1.1	-0.9	Stochastic IR models	Changing vol-of-vol for the stochastic volatility
Cross currency and FX-linked swaps	0.2	-0.5	Stochastic CC models	Correlations between Interest rates and FX rates
Equity-linked swap	0.2	-0.2	Stochastic Equity models	Changing volatility and dividends

FINANCIAL REPORT 2019

 Note R – Fair value of financial assets and liabilities (in EUR million) The tables below set out a comparison of the fair values, by the level of the fair value hierarchy, and the carrying amounts of the Group’s financial assets and financial liabilities that are carried in the consolidated financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities. 31 December 2019Fair valueCarrying amount Assets carried at fair value: Level 1Level 2Level 3Total Financial assets designated at FVTPL07,66912,85320,52220,522 Loans and advances to credit institutions and to customers07,46812,35819,82619,826 Shares and other variable-yield securities00495495495 Loan substitutes portfolio02010201201 Financial assets mandatorily measured at FVTPL3,63529112,79316,71916,719 SLP3,63529103,9263,926 Shares and other variable-yield securities0010,61210,61210,612 Loans and advances to credit institutions and to customers001,4001,4001,400 Loan substitutes portfolio00529529529 ABS Portfolio EIF00252252252 Financial assets measured at FVOCI (no recycling)00493493493 Shares and other variable-yield securities00493493493 Derivative assets049,57421549,78949,789 Total 3,635 57,534 26,354 87,523 87,523 Assets carried at AC: Held-to-collect13,350469,71754,966538,033527,720 LTHP1,847001,8471,737 TMP8,81210,511019,32319,323 Operational portfolio - EIF1,2133801,2511,238 Loan substitutes portfolio53111,1508,41520,09619,883 Loans and advances to credit institutions and to customers0448,01846,551494,569484,592 Cash in hand, balances with central banks and post office banks94700947947 Total 13,350 469,717 54,966 538,033 527,720 Total financial assets 16,985 527,251 81,320 625,556 615,243 Liabilities carried at fair value: Derivative liabilities032,34518132,52632,526 Financial liabilities designated at FVTPL14,88812,2752,36629,52929,529 Debts evidenced by certificates14,88812,2752,36629,52929,529 Total 14,888 44,620 2,547 62,055 62,055 Liabilities carried at AC Liabilities measured at AC438,51738,5660477,083473,034 Amounts owed to credit institutions and customers09,07909,0799,079 Debts evidenced by certificates438,51729,3300467,847463,798 Lease liabilities01570157157 Total 438,517 38,566 0 477,083 473,034 Total financial liabilities 453,405 83,186 2,547 539,138 535,089

31 December 2018	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Financial assets designated at FVTPL	**0**	**7,724**	**12,681**	**20,405**	**20,405**
Loans and advances to credit institutions and to customers	0	7,526	12,276	19,802	19,802
Shares and other variable-yield securities	0	0	353	353	353
Loan substitutes portfolio	0	198	52	250	250
Financial assets mandatorily measured at FVTPL	**5,392**	**427**	**9,368**	**15,187**	**15,187**
SLP	5,392	427	0	5,819	5,819
Shares and other variable-yield securities	0	0	8,148	8,148	8,148
Loans and advances to credit institutions and to customers	0	0	814	814	814
Loan substitutes portfolio	0	0	206	206	206
ABS Portfolio EIF	0	0	200	200	200
Financial assets measured at FVOCI (no recycling)	**0**	**0**	**490**	**490**	**490**
Shares and other variable-yield securities	0	0	490	490	490
Derivative assets	**0**	**42,541**	**197**	**42,738**	**42,738**
Total	**5,392**	**50,692**	**22,736**	**78,820**	**78,820**
Assets carried at AC:					
Held-to-collect	**12,540**	**466,132**	**51,307**	**529,979**	**525,237**
LTHP	1,180	5	0	1,185	1,084
TMP	9,443	11,926	0	21,369	21,373
Operational portfolio - EIF	1,238	0	0	1,238	1,222
Loan substitutes portfolio	537	12,513	7,020	20,070	20,004
Loans and advances to credit institutions and to customers	0	441,688	44,287	485,975	481,412
Cash in hand, balances with central banks and post office banks	142	0	0	142	142
Total	**12,540**	**466,132**	**51,307**	**529,979**	**525,237**
Total financial assets	**17,932**	**516,824**	**74,043**	**608,799**	**604,057**
Liabilities carried at fair value:					
Derivative liabilities	**0**	**31,016**	**147**	**31,163**	**31,163**
Financial liabilities designated at FVTPL	**12,302**	**12,629**	**1,923**	**26,854**	**26,854**
Debts evidenced by certificates	12,302	12,629	1,923	26,854	26,854
Total	**12,302**	**43,645**	**2,070**	**58,017**	**58,017**
Liabilities carried at AC					
Liabilities measured at AC	**442,083**	**29,161**	**0**	**471,244**	**469,195**
Amounts owed to credit institutions and customers	0	6,017	0	6,017	6,017
Debts evidenced by certificates	442,083	23,144	0	465,227	463,178
Total	**442,083**	**29,161**	**0**	**471,244**	**469,195**
Total financial liabilities	**454,385**	**72,806**	**2,070**	**529,261**	**527,212**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and financial liabilities.

Assets for which carrying value approximates to fair value

For financial assets and financial liabilities that are liquid or have a short-term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets and liabilities recorded at fair value

Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

With the application of IFRS 13, own credit adjustments ('OCA'), reflecting own credit risk on financial liabilities designated at fair value through profit or loss, amounts to EUR 129.7 million at 31 December 2019 (2018: EUR 345.5 million).

FINANCIAL REPORT 2019

In 2019, the Group made transfers from Level 1 to 2 of the fair value hierarchy:

- Financial assets measured mandatorily at FVTPL of EUR 65.9 million (2018: EUR 277.0 million)
- Financial assets carried at amortised cost of EUR 37.5 million (2018: EUR 149.0 million)
- Financial liabilities designated at fair value through profit or loss of EUR 134.7 million (2018: EUR 5,816.1 million)

During the current year, due to changes in market conditions for certain securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure fair values of these securities based on observable market inputs, hence the transfers from Level 1 to 2.

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:

- Financial assets measured mandatorily at FVTPL of EUR 10.5 million (2018: EUR 0 million)
- Financial assets at amortised cost of EUR 0 million (2018: EUR 0 million)
- Financial liabilities designated at fair value through profit or loss of EUR 483.6 million (2018: EUR 37.0 million).

During the current year, quoted prices in active markets were available for these securities, hence the transfers from Level 2 to 1.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2019 (in EUR million):

	Financial assets mandatorily measured at FVTPL(*)	Financial assets designated at FVTPL	Financial assets at FVOCI	Financial liabilities mandatorily measured at FVTPL(*)	Financial liabilities designated at FVTPL
Balance at 1 January 2019	**9,565**	**12,681**	**490**	**147**	**1,923**
Total gains or losses:					
- in profit or loss	1,184	323	0	42	100
- in other comprehensive income	0	0	3	0	17
Purchases	3,143	96	0	0	0
Sales	-133	0	0	0	0
Issues	0	0	0	0	65
Settlement	-712	-247	0	-5	-192
Aggregate transfers into Level 3	0	0	0	0	831
Aggregate transfers out of Level 3	-39	0	0	-3	-378
Balance at 31 December 2019	**13,008**	**12,853**	**493**	**181**	**2,366**

(*)Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2018 (in EUR million):

	Financial assets mandatorily measured at FVTPL(*)	Financial assets designated at FVTPL	Financial assets at FVOCI	Financial liabilities mandatorily measured at FVTPL(*)	Financial liabilities designated at FVTPL
Balance at 1 January 2018	**7,568**	**12,074**	**467**	**170**	**1,741**
Total gains or losses:					
- in profit or loss	445	-432	0	1	32
- in other comprehensive income	0	0	23	0	-35
Purchases	2,602	112	0	0	0
Sales	-9	0	0	0	0
Settlement	-1,141	-159	0	-35	-179
Aggregate transfers into Level 3	100	1,188	0	11	364
Aggregate transfers out of Level 3	0	-102	0	0	0
Balance at 31 December 2018	**9,565**	**12,681**	**490**	**147**	**1,923**

(*)Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL.

2019 FINANCIAL REPORT

 Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2019 as follows (in EUR million): Total gains or losses included in profit or loss for the year: Financial assets mandatorily measured at FVTPL(*) Financial assets designated at FVTPL Financial assets at FVOCI Financial liabilities mandatorily measured at FVTPL(*) Financial liabilities designated at FVTPL - Result on financial operations1184323042100 Total gains or losses recognised in other comprehensive income - financial assets at FVOCI and OCA003017 Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2019 - Result on financial operations1184323042100 (*) Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL. Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2018 as follows (in EUR million): Total gains or losses included in profit or loss for the year: Financial assets mandatorily measured at FVTPL(*) Financial assets designated at FVTPL Financial assets at FVOCI Financial liabilities mandatorily measured at FVTPL(*) Financial liabilities designated at FVTPL - Result on financial operations445-4320132 Total gains or losses recognised in other comprehensive income - financial assets at FVOCI and OCA00230-35 Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2018 - Result on financial operations445-4320132 (*) Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL. Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non-market observable input, due to alternative assumptions Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value. The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss are determined has been quantified as a reduction of approximately EUR 2.3 million using most unfavourable assumptions and an increase of approximately EUR 3.3 million using most favourable assumptions for 31 December 2019 and a decrease of approximately EUR 1.6 million using most unfavourable assumptions and an increase of approximately EUR 1.5 million using most favourable assumptions for 31 December 2018. The alternative assumptions are used to calculate the fair value of borrowings and loans belonging to the Level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped into three swap types according to the underlying asset and/or valuation model: a. Structured interest rate swaps b.Cross currency and FX-linked swaps c.An equity swap

 Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a vol-of-vol parameter is exogenously specified. Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model. The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Category (c) consists of one large position in an equity swap, embedded in which is an Asian call option. The value of the optionality is heavily affected by the dividends and volatilities, which have to be proxied. Financial assets designated at fair value through profit or loss Included in financial assets designated at fair value through profit or loss is a portfolio of loans and loan substitutes hedged by Interest Rate Swaps and Currency Swaps and are not eligible for hedge accounting. The maximum credit exposure of the disbursed loans and advances to credit institutions and customers (including loan substitutes) designated at fair value through profit or loss amounts to EUR 15,022 million (2018: EUR 15,643 million). The cumulative change in the fair value of the loans and loan substitutes attributable to change in credit risk of the Group’s counterparts amounts to a loss of EUR 191.0 million (2018: loss of EUR 161.9 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans and loan substitutes. No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss. Financial liabilities designated at fair value through profit or loss The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps. For the financial liabilities designated at FVTPL, the Group is required to present the effects of changes in that liability's credit risk in other comprehensive income. The following table sets out the required information for these financial liabilities for the financial year ended 31 December 2019: (in EUR million) Financial liabilities designated Cumulative change in fair value attributable to changes in credit risk Transfer within equity during the period Realised amount due to derecognition during the period Difference between carrying amount and contractually required to pay at maturity at FVTPL130002,584 The following table sets out the required information for these financial liabilities for the financial year ended 31 December 2018: (in EUR million) Financial liabilities designated Cumulative change in fair value attributable to changes in credit risk Transfer within equity during the period Realised amount due to derecognition during the period Difference between carrying amount and contractually required to pay at maturity at FVTPL346001,569 The Group concluded that presenting the amount of change in own credit risk in OCI would reduce an accounting mismatch in profit or loss as there is no direct economic relationship between the credit risk characteristics of its borrowings designated at the FVO and the hedging instruments. Offsetting financial assets and financial liabilities The disclosures set out in the tables below include financial assets and financial liabilities that are: • offset in the Group's consolidated balance sheet as per EIB Group accounting policy; or •subject to a legally enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet. The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the consolidated balance sheet. The Group's derivative transactions that are not transacted on an exchange are entered into under International Swaps and Derivatives Association (ISDA) Master Agreements. In general, under such agreements the amounts payable by each party on any day in respect of the same transaction and in the same currency are aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions. The Group's repurchase and reverse repurchase transactions are covered by master agreements with netting terms similar to those of ISDA Master Agreements.

 The above ISDA and similar master netting arrangements do not meet the criteria for offsetting in the consolidated balance sheet. This is because they create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party. The Group receives and deposits collateral in the form of cash and marketable securities in respect of the following transactions: • derivatives; and • repurchase and reverse repurchase agreements. Collateral received in respect of derivatives is subject to the standard industry terms of the ISDA Credit Support Annex. This means that securities received as collateral can be pledged or sold during the term of the transaction but must be returned on maturity of the transaction. The terms also give the Group the right to terminate the related transactions upon the counterparty’s failure to post collateral. Financial assets subject to offsetting, legally enforceable master netting arrangements and similar agreements (in EUR million) 31 December 2019 Gross amounts of recognised Gross amounts of recognised financial Net amounts of financial assets Related amounts not offset in the balance sheet Net amount financial liabilities offset presented in Financial assets: Derivative assets held for risk assets in the balance sheet the balance sheet Bonds Cash collateral received management50,290-50149,78914,8176,28728,685 Reverse repos24,614024,61418,54406,070 Financial Guarantees657-630270027 Total 75,561 -1,131 74,430 33,361 6,287 34,782 31 December 2018 Gross amounts of recognised Gross amounts of recognised financial Net amounts of financial assets Related amounts not offset in the balance sheet Net amount financial liabilities offset presented in Financial assets: Derivative assets held for risk assets in the balance sheet the balance sheet Bonds Cash collateral received management43,215-47742,73811,0514,12327,564 Reverse repos10,025010,0258,78601,239 Total 53,240 -477 52,763 19,837 4,123 28,803

 Financial liabilities subject to offsetting, legally enforceable master netting arrangements and similar agreements (in EUR million) Gross amounts Net amounts of 31 December 2019 Gross amounts of recognised of recognised financial financial liabilities Related amounts not offset in the balance sheet Net amount financial assets offset in presented in Gross amounts Net amounts of 31 December 2018 Gross amounts of recognised of recognised financial financial liabilities Related amounts not offset in the balance sheet Net amount financial assets offset in presented in The gross amounts of financial assets and financial liabilities and their net amounts as presented in the balance sheet that are disclosed in the above tables are measured in the balance sheet on the following bases: •derivative assets and liabilities - fair value; •assets and liabilities resulting from sale and repurchase agreements, reverse sale and repurchase agreements and securities lending and borrowing - amortised cost; •loans and advances to customers - amortised cost or fair value; and •amounts owed to customers - amortised cost. •financial guarantee contracts (Note A.4.11.)

The amounts in the above tables that are offset in the balance sheet are measured on the same basis with the exemption of financial guarantee contracts (Note A.4.11.). The tables below reconcile the 'Net amounts of financial assets and financial liabilities presented in the balance sheet', as set out above, with the line items presented in the balance sheet (in EUR million).

31 December 2019	Net amounts	Line item in consolidated balance sheet	Carrying amount on consolidated balance sheet	Financial assets not in scope of offsetting disclosures
Financial assets:				
Derivative assets held for risk management	49,789	Derivative assets	49,789	0
Reverse repos	24,614	Loans and advances to credit institutions	166,099	141,485
Financial Guarantees	27	Other assets	27	0

31 December 2019	Net amounts	Line item in consolidated balance sheet	Carrying amount on consolidated balance sheet	Financial liabilities not in scope of offsetting disclosures
Financial liabilities:				
Derivative liabilities held for risk management	32,526	Derivative liabilities	32,526	0
Repos	1,182	Amounts owed to credit institutions	7,469	6,287
Debts evidenced by certificates	0	Debts evidenced by certificates	493,327	493,327
Financial Guarantees	20	Provisions for guarantees and commitments / Other Liabilities	20	0

31 December 2018	Net amounts	Line item in consolidated balance sheet	Carrying amount on consolidated balance sheet	Financial assets not in scope of offsetting disclosures
Financial assets:				
Derivative assets held for risk management	42,738	Derivative assets	42,738	0
Reverse repos	10,025	Loans and advances to credit institutions	169,265	159,240

31 December 2018	Net amounts	Line item in consolidated balance sheet	Carrying amount on consolidated balance sheet	Financial liabilities not in scope of offsetting disclosures
Financial liabilities:				
Derivative liabilities held for risk management	31,163	Derivative liabilities	31,163	0
Repos	0	Amounts owed to credit institutions	4,215	4,215
Debts evidenced by certificates	0	Debts evidenced by certificates	490,032	490,032

FINANCIAL REPORT **2019**

 Note S – Risk management This note presents information about the Group’s exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms; • Interest rate risk - the risk to both the earnings and the economic value of the Group’s investments arising from adverse movements in interest rates that affects interest rate sensitive instruments, including gap risk, basis risk and option risk; • Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; • Foreign exchange rate risk - the risk stemming from the volatility in the economic value or income derived from the Group’s positions due to adverse movements in currency exchange rates and • Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events, which includes legal risk but excludes strategic and reputational risks. S.1. Risk Management Organisation Each entity within the Group carries out its own management and control of risks and therefore, risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Risk Management Directorate the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The Regulation & EIB Group Risk Department is mainly responsible for risk reporting, compliance with prudential regulation and prudential best banking practice (including Risk Appetite Framework, Internal Capital Adequacy Assessment Process (‘ICAAP’) and Stress Testing Framework) as well as internal modelling and validation. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter. The Group Risk Management Charter aims at ensuring a group-wide view of the Group’s risks and integrated approach to risk management. The Group is currently in the process of establishing a Group Risk Function to be exercised by a Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO shall report on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. On key risk policy matters related to Group Risks, the GCRO shall participate in all meetings of the EIB Management Committee and relevant meetings of the other EIB governing bodies, and be invited to relevant meetings of the EIF Board of Directors and to discussions with the EIF Management. The EIF shall report on Group Risk matters to the EIB through the GCRO. S.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies, (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice Guiding Principles, as published by the Bank. Within the Bank, the Risk Management Directorate (‘RM’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent from the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity and funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (‘TMR’), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All TMR proposals with credit risk implications are subject to an independent second opinion by the RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. S.1.1.1. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis.

 S.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. Furthermore, the long-term capital sustainability of the Banks strategy is assessed and monitored against these boundaries to ensure that the available capital is adequate to support the current and perspective business and policy objectives. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material market risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (‘SME’) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk and compliance functions and (iii) audit and assurance. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advice the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings, chaired by the Chief Risk Officer, oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed-and early-stage capital, but also investments in well-established funds targeting mid-and later-stage or mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making.

 S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. The guarantees portfolio is valued according to a mark-to model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned ratings (internal and external as the case may be) and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migrations and provides the basis for appropriate management of transactions. The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit or loss. S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. Credit risk is managed in line with detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the guidelines ensure an acceptable degree of diversification in the Group's loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency.

S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the consolidated balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	**31.12.2019**	**31.12.2018**
Financial assets:		
Financial assets measured at AC	527,720	525,237
Financial assets mandatorily measured at FVTPL	16,719	15,187
Derivative assets held for risk management	49,789	42,738
Financial assets designated at FVTPL	20,522	20,405
Financial assets designated at FVOCI	493	490
Total	**615,243**	**604,057**
Off-balance-sheet:		
Contingent liabilities and guarantees	20,546	18,474
Commitments		
- Undisbursed loans	112,571	105,570
- Undisbursed Venture Capital operations	5,412	5,700
- Other	4,597	4,355
Total	**143,126**	**134,099**
Total credit risk exposure	**758,369**	**738,156**

S.2.3. Credit risk on loans

S.2.3.1. Credit risk measurement for loans and advances to credit institutions and customers

An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate.

The loan grading ('LG') system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans' credit risks. LG reflect the present value of the estimated level of the lifetime "expected loss", this being the Net Present Value of the product of the probability of default, the loan exposure at risk and the loss given default. LG is used for the following purposes:

- as an aid to a finer and more quantitative assessment of lending risks;
- as indicator of credit risk variations for the purposes of prioritising monitoring efforts;
- as a description of the loan's portfolio quality at a given date;
- as a benchmark for calculating the annual additions to the General loan reserve; and
- as an input in risk-pricing decisions.

The following factors are used to determine a LG:

i) The borrower's creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel III Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology ('IRM') to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types.

ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor's default, the lower the value of the guarantee and therefore the lower (worse) the LG.

iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer's creditworthiness and the type of instrument used.

iv) The applicable recovery rate: being the amount assumed to be recovered following a default by the relevant counterpart expressed as a percentage of the relevant loan exposure.

v) The contractual framework: a sound contractual framework will add to the loan's quality and enhance its LG.

vi) The duration of the loan or, more generally, the cash-flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.

A loan's expected loss is computed by combining the six elements above and determines the fair value of loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below.

"A" Prime quality loans of which there are three sub-categories.

"A0" comprising loans to or guaranteed by an EU Member State which have an expected loss of 0% (based on the Bank's preferred creditor status and statutory protection which are deemed to assure a full recovery of the Bank's assets upon maturity).

FINANCIAL REPORT 2019

 “A+” comprising loans granted to (or guaranteed by) entities other than EU Member States in respect of which there is no expectation of deterioration in quality over their term. “A-“ includes those lending operations where there is some doubt about the maintenance of their current status but where any downside is expected to be limited. “B” High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B-are used to denote the relative likelihood of the possibility of such deterioration occurring. “C” Good quality loans: an example could be unsecured loans to solid banks and corporates, with a reasonable maturity and adequate protective clauses. “D” Borderline between acceptable quality loans (designated as D+) and those that have a risk profile which is worse (designated as D-). Operations whose LG is D-or below are classified as Special Activities (see section below) and are subject to specific rules, including specific size restrictions, reserve allocations and risk pricing rules. “E” Comprising loans that have explicitly been approved as higher risk Special Activity operations or loans whose quality has materially deteriorated such that a loss cannot be excluded. The sub-classes E+ and E-further differentiate the risk profile of the loans, with those operations graded E-being in a position where there is a possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. “F” (fail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced unforeseen, exceptional and dramatic adverse circumstances after signature. For all F graded operations, a specific provision is established. Generally, loans internally graded D-or below are placed on the internal loan grading based Watch List. However, if a loan was originally approved with a risk profile of D-or weaker, it will only be placed on the Watch List if a material credit event deteriorates its LG classification below the one at approval. The Group’s assessment of the IFRS9 staging is based on a sequential approach which is using counterparty or instrument specific information consistent to the policies laid out in the Credit Risk Guidelines (‘CRG’) and the Financial Monitoring Guidelines and Procedures (‘FMGs’), notably covering loan grading based watch list, internal rating and arrears. In addition to the deal-by-deal analysis of each loan, the EIB, also developed a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. The aggregate amount outstanding at any time of loans and guarantees granted by the Bank is limited by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (‘AD’) framework. At year-end 2019 EIB’s Statutory Gearing Ratio under EU AD stand-alone accounts stood at 204.5% and under EU AD consolidated accounts stood at 208.9% (max. 250% under Article 16.5 of the Statute). S.2.3.2. Loans secured by Guarantees of the European Union or the Member States Loans outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee(*)) are, as the last resort, secured by Guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These Guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract). In accordance with the terms of the Guarantees, the European Union and the Member States provide credit enhancements up to 65%, 70%, 75% and 100% of pool of signed1 operations in each portfolio. The Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Credit risk on lending activities)2. (*) EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee are geographical or thematic lending frameworks decided by the Board of Governors. Lending under the EIB Own-Risk Facilities and Cotonou Infrastructure Package Guarantee is from the Bank’s own resources, where the Bank has either full own risk or bears a residual risk due to credit enhancement. The carrying value of the disbursed part of loans secured by Guarantees of the European Union or the Member States amounts to EUR 29,859 million as at 31 December 2019 (2018: EUR 29,842 million) and the undisbursed part amount to EUR 20,223 million as at 31 December 2019 (2018: EUR 18,394 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union or Member States. 1 Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of "the aggregate amount of credits disbursed". Credit enhancements are provided in the form of first-loss protection. The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures. 2 The exposures signed under the Guarantees of the European Union or the Member States for which the credit risk is deemed as fully covered amounts to EUR 46,113 million (2018: EUR 43,706 million).

S.2.3.3. Analysis of lending credit risk exposure

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2).

2019		**Guarantor**				**Not guaranteed**(1)	**Total disbursed**	**Signed not disbursed**
(in EUR million)		**Corporate**	**Bank**	**Public**	**State**			
Borrower	Corporates	31,590	10,677	4,859	10,397	88,453	**145,976**	**25,621**
	Banks	17,414	18,454	18,928	28,832	23,731	**107,359**	**27,329**
	Public institutions	190	210	20,801	31,662	69,804	**122,667**	**27,610**
	States	0	0	0	0	48,148	**48,148**	**12,787**
Total disbursed(2)(3)(4)		**49,194**	**29,341**	**44,588**	**70,891**	**230,136**	**424,150**	
Signed not disbursed(2)(3)(4)		**7,168**	**4,630**	**9,077**	**14,106**	**58,366**		**93,347**

2018		**Guarantor**				**Not guaranteed**(1)	**Total disbursed**	**Signed not disbursed**
(in EUR million)		**Corporate**	**Bank**	**Public**	**State**			
Borrower	Corporates	31,471	12,990	7,290	10,591	83,965	**146,307**	**24,825**
	Banks	20,197	20,290	17,884	30,327	24,423	**113,121**	**23,066**
	Public institutions	214	214	18,201	31,804	65,821	**116,254**	**27,492**
	States	0	0	0	0	47,929	**47,929**	**12,758**
Total disbursed(2)(3)(4)		**51,882**	**33,494**	**43,375**	**72,722**	**222,138**	**423,611**	
Signed not disbursed(2)(3)(4)		**8,754**	**3,158**	**7,861**	**11,017**	**57,351**		**88,141**

(1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

(2) The loans in risk-sharing operations (credit enhanced by the Member States or the EU budget in the form of political risk guarantee) amount to EUR 3,969 million as of 31 December 2019 (2018: EUR 4,530 million).

(3) These amounts do not include Loan substitutes (2019: EUR 20,788 million; 2018: EUR 20,739 million).

(4) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Regarding the lending activities, the Group's total direct exposure[1] to the banking sector amounts to EUR 134,688 million at the end of December 2019 (2018: EUR 136,187 million), which is equal to 26.0% (2018: 26.6%) of the total of EUR 517,497 million in loans disbursed and undisbursed as at 31 December 2019 (2018: EUR 511,752 million).

Unsecured loans to corporates at the end of December 2019 amounted to EUR 108,247 million[2], (2018: EUR 103,424 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

In addition to the collaterals and the guarantees provided for lending exposures, the EIB benefits of additional credit enhancements granted by the European Union covering risk share mandates in the form of financial guarantees.

S.2.3.3.1. Credit quality on loans

Loans internally graded(2) A to D+ represent 97.9% of the loan portfolios as at 31 December 2019, compared with 97.7% at 31 December 2018. The share of loans internally graded D- and below (for which allocations to the Special Activities Reserve are being made), was 2.1% (2018: 2.3%) of the risk portfolio, corresponding to EUR 10.8 billion (2018: EUR 11.5 billion).

The credit quality of the loan portfolio stabilised during the year and the internal loan grading based Watch List of loans subject to heightened monitoring (all loans graded D- or below, if signed at D+ or above, and all other loans signed at D- or below for which a material credit event has been diagnosed and the LG lowered) amounted to EUR 5,942 million (2018: EUR 5,904 million).

To mitigate credit risk, the Group uses, amongst others, the following instruments:

- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

[1] Including exposure signed but not disbursed yet.

[2] Loan grading is reflecting the credit enhancement provided by external guarantors on a portfolio basis.

FINANCIAL REPORT 2019

 Credit quality analysis per type of borrower The tables below show the credit quality analysis of the Group’s loans portfolio as at 31 December 2019 and 31 December 2018 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed). 2019Sovereign High GradeStandard Grade (in EUR million) Min. Accept. Risk High Risk Equity type risk D-and TotalECL A0 A to B-C D+ below 2019Sovereign High GradeStandard Grade (in EUR million) Min. Accept. Risk High Risk Equity type risk D-and TotalECL Undisbursed A0A to B-CD+ below loansStage 124,25742,35115,7645,3341,363n/a89,0699 Stage 21,0392533225721n/a2,24153 Stage 3010000n/a100 Against FVTPL022594001,7082,027n/a TOTAL 201925,29642,83915,8615,5592,0841,70893,34762 Sovereign High Grade Standard Min. High Risk Equity type Total ECL Grade Accept. risk Risk D-and (in EUR million) A0 A to B-C D+ below Disbursed loansStage 193,573231,04628,1057,1383,231n/a363,09381 Stage 215,06512,0264,4432,8903,563n/a37,987246 Stage 310510903761,534n/a2,124538 Against FVTPL3,4899,8583,3762,23863281420,407n/a TOTAL 2018112,232253,03935,92412,6428,960814423,611865 2018Sovereign High GradeStandard Grade (in EUR million) Min. Accept. Risk High Risk Equity type risk D-and TotalECL Undisbursed A0A to B-CD+ below loans Stage 1 20,570 44,750 12,009 5,158 1,697 n/a 84,184 12 Stage 21,0142683089838n/a2,23946 Stage 30100245n/a393 Against FVTPL034989001,2411,679n/a TOTAL 2018 21,584 45,377 12,128 5,271 2,540 1,241 88,141 61 Credit risk exposure for each internal risk rating The Group uses an internal rating methodology in line with the Internal ratings based approach under Basel III. The majority of the Group’s counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group’s loan portfolio by the better of the borrower’s or guarantor’s internal ratings, where available. In cases where an internal rating is not available, the external rating has been used for this analysis. The table shows both the exposures signed (disbursed and undisbursed), based on an internal methodology that the Group uses for limit management.

 2019 2018 (in EUR million)12-month ECLLifetime ECL not credit-impaired Lifetime ECL credit-impairedFVTPLTotal The Group continually monitors events affecting its borrowers and guarantors, especially banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner if need be.

The Group did not record impairments in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The disbursed exposure on borrowers located in the United Kingdom through the Group's lending activities, including guarantees, amounted to EUR 37.8 billion as at 31 December 2019 (2018: EUR 37.7 billion), while the exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.3 billion (2018: EUR 1.3 billion). The Group had no direct exposure to the United Kingdom acting as borrower neither at the end of December 2019 nor at the end of December 2018 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.2 billion as at the end of December 2019 (2018: EUR 2.1 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and under the risk-sharing operations:

(in EUR million)	2019			2018		
	Acting as borrower		**Acting as guarantor**	**Acting as borrower**		**Acting as guarantor**
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	39	0	0	45
Belgium	0	0	83	0	0	98
Bulgaria	966	300	110	913	350	0
Croatia	630	300	3,077	650	300	2,909
Cyprus	938	242	1,423	920	239	1,441
Czech Republic	1,512	453	16	1,672	0	43
Denmark	0	0	244	0	0	45
Estonia	597	0	106	454	215	114
Finland	11	0	70	20	0	83
France	0	0	3,005	0	0	2,924
Germany	0	0	1,415	0	0	1,477
Greece	9,151	769	8,544	9,035	414	8,065
Hungary	6,062	1,381	977	6,098	1,040	1,231
Ireland	1,318	370	1,330	1,209	470	1,195
Italy	3,263	1,100	4,619	3,387	1,150	3,153
Latvia	410	400	30	420	200	38
Lithuania	1,536	0	53	1,324	300	54
Luxembourg	302	0	254	301	0	66
Malta	0	72	339	0	72	302
Netherlands	0	0	80	0	0	80
Poland	8,263	540	18,819	9,137	852	17,935
Portugal	1,359	400	4,223	1,389	400	4,630
Romania	1,600	2,130	0	1,756	2,130	0
Slovakia	2,306	989	50	2,191	1,140	51
Slovenia	618	400	1,850	613	400	1,820
Spain	5,777	400	26,127	5,057	1,200	27,446
Sweden	0	0	45	0	0	44
United Kingdom	0	0	2,925	0	0	2,668
Non EU-countries	1,529	2,541	5,144(1)	1,383	1,886	5,782
Total	**48,148**	**12,787**	**84,997**	**47,929**	**12,758**	**83,739**

(1) Of which EUR 1,423 million are pledges of EU-Government Bonds on operations inside the EU (2018: EUR 1,560 million).

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee) are in the last resort secured by guarantees of the European Union or the Member States (loans in the African, Caribbean and Pacific Group of States Countries and the Overseas Countries Territories). The signed exposure of loans falling under this category as at 31 December 2019 amounts to EUR 50,082[1] million (2018: EUR 48,236 million). Out of this EUR 50,082 million, EUR 45,813 million (2018: EUR 44,175 million) were guaranteed by the European Union and EUR 4,269 million by the Member States (2018: EUR 4,061 million).

[1] Of which EUR 3,969 million (2018: EUR 4,530 million) in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee).

2019 FINANCIAL REPORT

S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

(in EUR million)	2019	2018
	Exposures signed	Exposures signed
EU[(1)]	499,596	493,165
Thereof :		
– Germany	*43,468*	*42,234*
– Spain	*78,673*	*80,107*
– Italy	*59,665*	*60,173*
– France	*58,385*	*57,237*
– United Kingdom	*47,017*	*46,885*
Enlargement countries[(2)]	6,702	7,830
Partner countries[(3)]	11,199	10,757
Total	**517,497**	**511,752**

(1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank's Statute, as well as loans in EFTA countries.
(2) Enlargement Countries as per end 2019 include Albania, Bosnia and Herzegovina, Kosovo, North Macedonia, Montenegro, Serbia and Turkey.
(3) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by risk sector of industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

(in EUR million)	2019	2018
	Exposures signed	Exposures signed
Energy	50,196	51,279
Transport	72,522	71,432
Telecommunications	11,004	10,737
Water and sewerage	17,936	18,312
Miscellaneous Infrastructure	3,025	2,597
Agriculture, forestry and fisheries	185	162
Industry	27,708	27,197
Services[(1)]	322,788	318,654
Health and education	12,133	11,382
Total	**517,497**	**511,752**

(1) The category "Services" includes the credit exposure of the banking sector. At the end of 2019, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 134,688 million (EUR 136,187 million at the end of 2018). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group follows on a daily basis publicly available news and, in particular, external rating movements.

The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk ('CVaR'). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

The table below shows the concentration indexes the Group follows as at 31 December 2019 and 31 December 2018:

Largest nominal and risk-weighted Group exposures[(1)]		31.12.2019	31.12.2018
Nominal exposures (% of Group Loan Portfolio):			
	– Top 3	**3.8%**	**4.0%**
	– Top 5	**5.5%**	**5.8%**
	– Top 10	**9.1%**	**9.7%**
N° of exposures (% of Group Own Funds):			
	– over 10%	**2**	**3**
	– over 15%	**0**	**0**
	– over 20%	**0**	**0**
N° of SSSR exposures over 5% of Group Own Funds[(2)]		**1**	**2**
Sum of all large risk-weighted exposures (% of Group Own Funds)[(3)]		**35.9%**	**43.3%**

(1) Including also the net market exposure of treasury operations.
(2) The term "single signature and single risk" (or for brevity, 'unsecured' or 'SSSR') is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.
(3) The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group's own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from Member States.

FINANCIAL REPORT 2019

S.2.3.3.3. Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined in the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures on arrears follow-up are applied in a consistent manner to all loans managed by the EIB.

1. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States:

As of 31 December 2019, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 146.0 million (2018: EUR 176.4 million).

The outstanding principal nominal amount related to these arrears is EUR 200.0 million as of 31 December 2019 (2018: EUR 214.5 million). These arrears on loans are covered by a provision for impairment of EUR 164.9 million (2018: EUR 177.6 million).

During 2019, EUR 88.6 million (2018: EUR 65.2million) have been called under first demand private guarantees.

2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States:

For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2019, these arrears above 90 days amount to EUR 2.3 million (2018: EUR 2.3 million).

2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States:

During 2019, EUR 54.8 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2018 were EUR 134.0 million and nil respectively.

During 2019, EUR 0.1 million of amounts previously invoked under the guarantees of the European Union or the Member States have been refunded. Corresponding amounts in 2018 were EUR 4.9 million.

The nominal amount of the credit enhancement[1] received by the European Union or the Member States amounted to a total of EUR 28,083.9 million as at 31 December 2019 (2018: EUR 27,305.9 million).

Loan renegotiation and forbearance

The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading ('LG') of the loans in question would have deteriorated, the loans would have been included in the Watch List before renegotiation and the financial instrument would move from Stage 1 to Stage 2 in the "three-stage" model for impairment. Once renegotiated, the Bank would continue to closely monitor these loans and the financial instrument would be credit impaired and moved to Stage 3. If subsequently the Loan Grading of a loan improves sufficiently, the loan would be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Group during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	**31.12.2019**	**31.12.2018**
Number of contracts subject to forbearance practices	74	61
Carrying values (incl. interest and amounts in arrears)	3,716	3,054
ECL allowance recognised	350	344
Interest income in respect of forborne contracts	116	89
Exposures written off / derecognised (following the termination/sale of the operation)	28	67

[1] Excluding loans outside the European Union which are, as the last resort, secured by guarantees of the European Union budget or Member States.

2019 FINANCIAL REPORT

 Forbearance measures (in EUR million)31.12.2018Extension of maturities Deferral of capital and interest Breach of material financial covenants Other Contractual repayment and termination(1) 31.12.2019 Public7910011142-87857 Bank135001796-20300 Corporate2,1281037571115-3022,559 Total3,0541037761263-4093,716 (1) Decreases are explained by (i) repayments of capital, interest and amounts in arrears, (ii) write-off which occurred during the year on operations already considered as forborne as of 31 December 2018, and (iii) terminations during the year. Forbearance measures (in EUR million)31.12.2017Extension of maturities Deferral of capital and interest Breach of material financial covenants Other Contractual repayment and termination 31.12.2018 Bank 875 0 0 23 0 -107 791 Corporate 6 0 0 130 0 -1 135 Total 1,977 0 122 268 37 -276 2,128 Total 2,858 0 122 421 37 -384 3,054 S.2.3.4. Collateral on loans In addition to the guarantees received by the Group on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 19,298 million at the end of 2019 (2018: EUR 21,939 million). The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 10,189 million (2018: EUR 10,815 million). None of these collaterals has been sold or re-pledged to third parties. Fair value of collateral held against disbursed loans is shown below: (in EUR million) Gross exposure Bonds Collateral held Equities Cash Total Net exposure ECL Stage 1 390,531 13,740 0 77 13,817 376,714 63 Stage 2 36,469 4,694 0 177 4,871 31,598 231 Stage 3 2,814 221 0 0 221 2,593 458 Against FVTPL 21,225 297 0 92 389 20,836 0 Total 2019(*) 451,039 18,952 0 346 19,298 431,741 752 (*) During the year 2019 the Group did not take possession of any of the above mentioned collaterals. (in EUR million) Gross exposure Bonds Collateral held Equities Cash Total Net exposure ECL Stage 1 384,959 15,714 0 100 15,814 369,145 81 Stage 2 41,662 5,514 0 50 5,564 36,098 246 Stage 3 2,650 225 0 0 225 2,425 538 Against FVTPL 20,617 336 0 0 336 20,281 0 Total 2018 449,888 21,789 0 150 21,939 427,949 865

S.2.3.5. Sensitivity on ECL to future economic conditions

The ECL are sensitive to judgments and assumptions made regarding formulation of forward-looking scenarios. The Group performs a sensitivity analysis on the ECL recognised on material classes of its assets.

The forecasts of future economic conditions (via macroeconomic scenarios) are inputs to forecasting model producing conditional risk parameters, which are an input to loss allowance calculation.

The scenarios are derived shocking GDP, which is the key measure of economic activity. The shocks to real GDP are calibrated to replicate the past volatility of the variable. Also expert judgment is applied, when appropriate, to refine the size and persistency of GDP shocks. As a result, shocks are determined together with a decay function to determine the impact of the shocks over time. Probabilities attached to each scenario are defined reflecting market (volatility) indicators and internally developed indicators/trackers deployed in a consistent manner over time to capture uncertainty. Weighting of positive and negative shocks depends on the balance of risks in the economy, on average -0.61 and 0.55 negative and positive shocks were respectively applied on quarterly projections in past exercise.

The table below shows the loss allowance on loans and advances to credit institutions and customers. Each forward-looking scenario (e.g. baseline, positive and negative) were weighted 100% instead of applying scenario probability weights across the three scenarios.

(in EUR million) as at 31.12.2019	**Positive**	**Baseline**	**Negative**
Gross exposure			
Credit Institutions	109,346	109,346	109,346
Customers	303,460	303,460	303,460
Loss allowance			
Credit Institutions	153	155	157
Customers	590	596	602

S.2.4. Credit risk on treasury transactions and loan substitutes

S.2.4.1. Credit risk measurement on treasury transactions and loan substitutes

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) Long Term Hedge Portfolio (former Investment Portfolio) composed of EU sovereign bonds.

The loan substitute portfolio comprises covered bonds and asset backed securities ('ABS'). Covered bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. While Covered Bonds are mostly backed by residential mortgage pools, the majority of ABS structures are securitised by SME loans or leases.

Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions. The weighted exposure for each counterpart must not exceed the authorised limits.

For loan substitutes, embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Two loan substitute operations are on the Bank's Watch List.

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

The structure of the securities portfolio and limits governing the outstanding treasury instruments have been laid down by Management, in particular on the basis of internal ratings as well as ratings awarded to counterparties by rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls the credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite reverse repos are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and
- the organisation of substitute collateral provided that this meets all the contractual requirements.

2019 FINANCIAL REPORT

The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative products).

Credit Risk Exposures by Moody's equivalent rating (Based on gross carrying amount)

	2019			
(in EUR million)	**12-month ECL**	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Treasury assets and loan substitutes at AC				
Aaa	4,635	0	0	4,635
Aa1 to Aa3	50,992	471	0	51,463
A1 to A3	36,795	0	0	36,795
Baa1 to Baa3	1,670	736	0	2,406
Below Baa3	1,002	463	0	1,465
Gross carrying amount at AC	**95,094**	**1,670**	**0**	**96,764**
Loss allowance	**-7**	**-12**	**0**	**-19**
Net carrying amount at AC	**95,087**	**1,658**	**0**	**96,745**

	2018			
(in EUR million)	**12-month ECL**	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Treasury assets and loan substitutes at AC				
Aaa	24,167	0	0	24,167
Aa1 to Aa3	34,068	494	0	34,562
A1 to A3	30,456	0	0	30,456
Baa1 to Baa3	3,899	421	0	4,320
Below Baa3	1,017	704	0	1,721
Gross carrying amount at AC	**93,607**	**1,619**	**0**	**95,226**
Loss allowance	**-7**	**-14**	**0**	**-21**
Net carrying amount at AC	**93,600**	**1,605**	**0**	**95,205**

(in EUR million)	**2019**	**2018**
Treasury assets and loan substitutes at FVTPL		
Aaa	1,424	1,677
Aa1 to Aa3	1,477	2,175
A1 to A3	1,181	2,112
Baa1 to Baa3	304	55
Below Baa3	498	456
Non-Rated	23	0
Carrying amount at FVTPL	**4,907**	**6,475**

S.2.4.2. Collateral on treasury transactions

Collateral received

Operations which involve the receipt of collateral on treasury transactions are reverse repurchase agreements with a nominal balance as at 31 December 2019 of EUR 24,622 million (2018: EUR 10,023 million), out of which for EUR 18,008 million (2018: EUR 8,482 million) the Group received financial collaterals and for EUR 6,614 million (2018: EUR 1,541 million) commodities. The exposures are fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreements. The market value of the securities received as collateral as at 31 December 2019 amounts to EUR 18,544 million (2018: EUR 8,786 million)

At year-end 2019 and 2018, the Group did not take possession of any of the above mentioned collaterals received. The collateral received by the Group has been re-used during the year for funding operations.

Collateral deposited

Operations which involve the placements of collateral for treasury transactions are bilateral and tripartite repurchase agreements, which stood at EUR 1,182 million at 31 December 2019 (2018: nil). The market value of the collateral deposited (except to BCL) under bilateral and tripartite repurchase agreements stood at EUR 1,182 million as at 31 December 2019 (2018: nil).

In the context of the Eurosystem's monetary policy operations, the Group deposited as at 31 December 2019, securities with the Central Bank of Luxembourg with a market value of EUR 3.1 billion (2018: EUR 3.1 billion). There was no cash collateral placed for futures transactions as at 31 December 2019 (2018: nil).

S.2.4.3. Transferred assets that are not derecognised at the balance sheet date

No assets of the Group were transferred but not derecognised at the balance sheet date.

FINANCIAL REPORT 2019

S.2.5. Credit risk on derivatives

S.2.5.1. Credit risk policies for derivatives

The credit risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with most of its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds.

The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

Contractual framework:

All the Group's derivative transactions are concluded in the contractual framework of Master Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

Counterparty selection:

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

Collateralisation:

- Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds) are collateralised by cash and bonds.
- Complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release.

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters.

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2019 amounts to EUR 21,104 million (2018: EUR 15,174 million) with the following composition detailed based on the nature of the collateral and based on ratings:

Swap collateral (in EUR million)				
Moody's equivalent rating	Bonds		Cash	**Total 2019**
	Government	Agency, supranational, Pfandbriefe		
Aaa	1,509	2,765	0	**4,274**
Aa1 to Aa3	4,643	0	0	**4,643**
A1 to A3	674	0	0	**674**
Baa1 to Baa3	4,605	0	0	**4,605**
Below Baa3	621	0	0	**621**
Non-Rated	0	0	6,287	**6,287**
Total 2019	**12,052**	**2,765**	**6,287**	**21,104**

Swap collateral (in EUR million)				
Moody's equivalent rating	Bonds		Cash	**Total 2018**
	Government	Agency, supranational, Pfandbriefe		
Aaa	1,870	1,628	0	**3,498**
Aa1 to Aa3	3,684	0	0	**3,684**
A1 to A3	1,355	0	0	**1,355**
Baa1 to Baa3	2,046	0	0	**2,046**
Below Baa3	468	0	0	**468**
Non-Rated	0	0	4,123	**4,123**
Total 2018	**9,423**	**1,628**	**4,123**	**15,174**

The Bank has implemented the usage of an IT system, the Collateral management system (CMS). The key objective of the CMS is to ensure that the Bank is capable to utilize for repos a real-time inventory of assets and collateral accepted in secured markets. Securities received as collateral for loan, derivatives and reverse repos, repos are valued in CMS on a daily basis, by using prices quoted in active markets, supplied by a Market Price Service Provider (i.e. Bloomberg) or, if quoted prices are not available, by using market-based valuations.

2019 FINANCIAL REPORT

S.2.5.2. Credit risk measurement for derivatives

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision ('BCBS') sponsored by the BIS.

The EIB computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2019 the Current Unsecured Exposure stood at EUR 816 million (EUR 746 million as of 31 December 2018).

In addition, the EIB computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2019 the Potential Future Exposure at origin stood at EUR 10,354 million (EUR 10,138 million as of 31 December 2018).

Limits:

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis. The new Potential Future Exposure measure introduced in 2019 coincides at origin with the Total Unsecured Exposure reported until 2018.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A3 or above:

Grouped ratings	**Percentage of nominal**		**Current Unsecured Exposure** (in EUR million)		**Total Unsecured Exposure** (in EUR million)	
Moody's equivalent rating	**2019**	**2018**	**2019**	**2018**	**2019**	**2018**
Aaa	**0.48%**	0.49%	**448**	61	**994**	61
Aa1 to Aa3	**25.47%**	24.13%	**204**	490	**2,696**	2,749
A1 to A3	**65.94%**	65.41%	**113**	168	**6,364**	7,036
Below A3	**8.11%**	9.97%	**51**	27	**300**	292
Total	**100.00%**	**100.00%**	**816**	**746**	**10,354**	**10,138**

The table below shows the concentration on main derivative counterparts as at 31 December 2019 and 2018:

	2019	**2018**
Nominal Exposure (% of Group derivative portfolio):		
– Top 3	33.2%	32.9%
– Top 10	68.0%	65.2%
– Top 25	96.2%	95.3%
Current Unsecured Exposure:		
– Top 3	68.2%	36.5%
– Top 10	95.6%	84.7%
– Top 25	100.0%	100.0%
Potential Future Exposure:		
– Top 3	33.9%	37.3%
– Top 10	66.6%	73.6%
– Top 25	96.1%	96.0%

FINANCIAL REPORT **2019**

The following table shows the maturities of currency swaps (including structured swaps and excluding short-term currency swaps), sub-divided according to their notional amount and fair value:

Currency swaps at 31 December 2019 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2019
Notional amount	40,347	116,134	39,584	23,675	**219,740**
Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*)	-197	1,537	1,990	1,248	**4,578**

Currency swaps at 31 December 2018 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2018
Notional amount	40,522	107,503	41,882	20,958	**210,865**
Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*)	-617	-244	2,124	1,435	**2,698**

(*) Including the fair value of macro-hedging currency swaps, which stood at EUR 1,350 million as at 31 December 2019 (2018: EUR 1,513 million).

The following table shows the maturities of interest rate swaps (including structured swaps) sub-divided according to their notional amount and fair value:

Interest rate swaps at 31 December 2019 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2019
Notional amount	65,329	215,856	125,751	133,743	**540,679**
Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*)	231	5,260	5,683	1,208	**12,382**

Interest rate swaps at 31 December 2018 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2018
Notional amount	58,521	207,711	137,869	131,579	**535,680**
Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*)	248	3,110	5,350	152	**8,860**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -803 million as at 31 December 2019 (2018: EUR -406 million).

The Group does not generally enter into options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter.

The Notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, fair value and notional amounts of structured swaps:

Structured swaps at 31 December 2019 (in EUR million)	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2019	2018	**2019**	2018	**2019**	2018
Number of transactions	**138**	156	**1**	1	**264**	266
Notional amount (in EUR million)	**5,049**	5,796	**500**	500	**19,770**	21,420
Fair value (i.e. net discounted value including CVA, DVA and CollVA) (in EUR million)	**681**	376	**17**	-28	**-2,627**	-2,473

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

As at 31 December 2019, there are no futures contracts nor any forward rate agreements outstanding (same in 2018).

2019 FINANCIAL REPORT

S.2.5.3. Credit risk on guarantees

Credit risk arising from the Group's guarantees transactions funded by own resources is managed in line with the detailed internal guidelines approved by the governing bodies.

As at 31 December 2019, the signed exposures amount to EUR 20.5 billion (2018: EUR 18.5 billion). The disbursed exposure of the loans guaranteed by the Group amount to EUR 8.7 billion (2018: EUR 8.9 billion), and such liabilities and provisions recorded for guarantees amount to EUR 19.8 million (2018: EUR 30.0 million).

The detailed internal guidelines approved by the governing bodies ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

In the context of the Group's own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model used to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Group's counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

Credit risk exposure for each internal rating (in EUR million)

	2019			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Financial Guarantees				
Internal Rating 1 - minimal credit risk	51	0	0	51
Internal Rating 2 - very low credit risk	4,508	0	0	4,508
Internal Rating 3 - low credit risk	1,673	0	0	1,673
Internal Rating 4 - moderate credit risk	9,701	0	0	9,701
Internal Rating 5 - financially weak counterpart	2,591	182	0	2,773
Internal Rating 6 - high credit risk	1,635	3	0	1,638
Internal Rating 7 - very high credit risk	6	145	51	202
Internal Rating 8 - counterpart in default	0	0	0	0
Total Credit Risk Exposure	**20,165**	**330**	**51**	**20,546**
Carrying amount	**6**	**1**	**12**	**19**

	2018			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Financial Guarantees				
Internal Rating 1 - minimal credit risk	164	0	0	164
Internal Rating 2 - very low credit risk	3,393	7	0	3,400
Internal Rating 3 - low credit risk	1,856	0	0	1,856
Internal Rating 4 - moderate credit risk	8,071	50	0	8,121
Internal Rating 5 - financially weak counterpart	2,668	70	0	2,738
Internal Rating 6 - high credit risk	1,693	165	13	1,871
Internal Rating 7 - very high credit risk	0	269	11	280
Internal Rating 8 - counterpart in default	0	0	45	45
Total Credit Risk Exposure	**17,845**	**561**	**69**	**18,475**
Carrying amount	**12**	**4**	**15**	**31**

FINANCIAL REPORT 2019

 S.3. Liquidity risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its consolidated balance sheet and to meet payment obligations punctually and in full out of readily available liquidity resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the cash outflows due to debt servicing and loan disbursements, as well as the cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the forecasted net annual cash flows for the following year. The Bank has in place a Contingency Funding Plan (‘CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The CFP is regularly tested and benchmarked against principles of the Basel Committee for Banking Supervision and other applicable best practice. The CFP is approved annually by the Board of Directors. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The Bank computes daily the liquidity coverage ratio (‘LCR’) in line with EU CRR requirements both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the Bank on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2019 the liquidity coverage ratio stood at 483.4% (end 2018: 182.4%). Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under "Maturity undefined". The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the consolidated balance sheet figures. Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario. Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions.

 Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket. Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps. Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2019)3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Gross nominal outflow Carrying amount Amounts owed to credit institutions and customers9,08300009,0839,079 Commercial papers7,0484,09400011,14211,098 Debts evidenced by certificates – first call date scenario26,51453,973233,002187,7570501,246482,229 Lease liabilities102911720158157 Others (issued guarantees, share subscription commitments etc.)08210030,26731,0880 Outflows for committed but undisbursed loans13,6981,9756,41268389,978112,7460 Total56,35360,892239,531188,442120,245665,463502,563 Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2018)3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Gross nominal outflow Carrying amount Amounts owed to credit institutions and customers6,01800006,0186,017 Commercial papers9,75035900010,10910,092 Debts evidenced by certificates – first call date scenario27,29045,056236,725204,5980513,669479,940 Others (issued guarantees, share subscription commitments etc.)08170028,25629,0730 Outflows for committed but undisbursed loans13,0941,5065,13848585,347105,5700 Total56,15247,738241,863205,083113,603664,439496,049 Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2019)3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Gross nominal inflow/ outflow Net settling interest rate derivatives2032,0595,3965,07212,730 Gross settling interest rate derivatives – inflows12,32030,246123,09271,100236,758 Gross settling interest rate derivatives – outflows-11,924-29,411-117,622-67,643-226,600 Foreign exchange derivatives – inflows30,3955,514252036,161 Foreign exchange derivatives – outflows-29,937-5,523-2700-35,730 Total 1,057 2,885 10,848 8,529 23,319 Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2018)3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Gross nominal inflow/ outflow Net settling interest rate derivatives2351,3983,8073,8709,310 Gross settling interest rate derivatives – inflows19,01024,926117,30973,260234,505 Gross settling interest rate derivatives – outflows-17,955-24,245-112,400-68,149-222,749 Foreign exchange derivatives – inflows34,9304,849247040,026 Foreign exchange derivatives – outflows-34,831-4,874-2620-39,967 Total 1,389 2,054 8,701 8,981 21,125 S.4.Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices.

 S.4.1. Market risk management Market risk for the Bank: As is the case with the “four-eyes principle” applied in lending activities via the Bank’s credit policies, so the market risk policy of the Bank establishes that the Risk Management Directorate shall monitor all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations. Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the “Financial Risk Guidelines” (‘FRG’). The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Market risk for the Fund: The Fund’s market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Currently all of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues. S.4.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in re-pricing and maturity characteristics of the different asset, liability and hedge instruments. Interest rate risk management of the Group: In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. An interest rate risk that is particularly relevant for the Group is gap risk. Gap risk is the volatility in the economic value of, or in the income derived from, the Group’s term structure of interest rate sensitive instruments due to differences in the timing of their rate changes. The Group manages its global structural interest rate position on a basis of the notional reference portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in the treasury portfolios predominantly managed for yield-enhancement purposes. IBOR Reform: A fundamental reform of major interest rate benchmarks is being undertaken globally to replace or reform IBOR with alternative nearly risk-free rates (referred to as “IBOR Reform” or “Interest Rate Benchmark Reform”). As a consequence of this reform, new (nearly) risk-free rates (‘RFRs’) are emerging in different currencies. Some (existing) benchmarks will gradually disappear, while others will be reformed and may continue to exist. The Bank established a cross-services IBOR working group to manage its transition to alternative rates. The objectives of the working group, set by the Bank’s ALCO, are to closely monitor the developments related to the discontinuation of IBORs and the interest rate benchmark reforms in the main currency areas to which the Bank is exposed, assess their impact on the Bank and propose measures to best prepare for the changes. The working group reports to ALCO. It provides periodic reports and informs the Bank’s Management Committee on the latest developments related to the reform. As part of its commercial and funding activities, the Bank has IBOR exposures on Floating Rates Loans granted to customers and Bonds issued to fund its activity. Floating rates assets and liabilities are reported at cost on the Financial Statements. In addition, The Bank uses derivative instruments (mainly swaps) to micro hedge fixed rates loans and borrowings operations. It is also using swaps to monitor its global IR and FX positions. The floating legs of the interest rate and foreign exchange derivative instruments are indexed to various IBORs. The Bank’s derivative instruments are governed by ISDA’s 2006 definitions. The Bank has been proactively following the latest developments and remains involved in various working groups initiated by central banks or professional associations. In addition, the Bank had a pioneering role in the successful issuance of floating-rate notes referencing the new risk-free rates benchmarks in EUR, USD and GBP. S.4.2.1. Interest rate risk on the Economic Value of the own funds of the Group Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing the Group's own funds according to a medium to long term investment profile, implying an own funds within the range of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Group's consolidated balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

Regular stress testing at Group level is performed based on EBA standardised shock scenarios[1]. As of 31 December 2019, the impact of the EBA parallel up shock of the interest rate curves would reduce the economic value of own funds by EUR 7.88 billion (2018: EUR 7.80 billion)[2].

Among the financial instruments in the Group's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2019 and 31 December 2018, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2019	Pay currency			Total(*)
(in EUR million)	EUR	GBP	USD	
EUR pay notional	-2,263	-59	-2,360	**-4,682**
Average maturity date	21.10.2046	20.06.2022	04.08.2037	**08.11.2041**
Average expected maturity	25.08.2028	08.01.2021	06.10.2024	**06.08.2026**

(*) JPY was nil in 2019.

31.12.2018	Pay currency			Total(*)
(in EUR million)	EUR	JPY	USD	
EUR pay notional	-2,645	-23	-2,660	**-5,328**
Average maturity date	06.08.2043	09.02.2032	05.02.2038	**20.10.2040**
Average expected maturity	15.04.2028	26.11.2030	30.07.2027	**11.12.2027**

(*) GBP was nil in 2018.

By risk factor involved:

31.12.2019	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR pay notional	-533	-4,088	-61	**-4,682**
Average maturity date	21.05.2037	10.08.2042	16.09.2030	**08.11.2041**
Average expected maturity	20.02.2027	12.08.2026	16.09.2020	**06.08.2026**

31.12.2018	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR pay notional	-651	-4,538	-139	**-5,328**
Average maturity date	01.11.2037	15.07.2041	16.09.2030	**20.10.2040**
Average expected maturity	09.11.2027	05.03.2028	04.10.2020	**11.12.2027**

S.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the change in the Group's net interest income over the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatches that the Group accepts, within approved limits, between interest rate re-pricing periods, volumes and rates of assets and liabilities.

With the positions in place as of 31 December 2019, the earnings would increase by EUR 76.4 million (2018: EUR 123.3 million) if interest rates were to increase by 100 basis points and decrease by EUR 82.3 million (2018: EUR 118.7 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accrual basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on a monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

1 EBA/GL/2018/02.

2 The stress test is performed on all risk-sensitive banking book instruments, including the pension liabilities (DBO) as calculated by an actuarial provider.

FINANCIAL REPORT 2019

The sensitivity of the EIF is computed by taking into consideration the coupon re-pricing of all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal-by-deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricings.

S.4.3. Foreign exchange risk

The foreign exchange ('FX') risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of foreign exchange rates. The Group is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets and liabilities.

In compliance with its Statute, the EIB does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Group are kept within tight limits.

The foreign exchange risk implicit in interest margin accruing in currencies different from EUR is regularly hedged. The hedging programme addresses the interest rate loan margins expressed in USD and in GBP for the next 3 years on a rolling basis.

S.4.3.1. Foreign exchange position

Net position (in million)	**2019**	**2018**
Euro (EUR)	**-139**	**42**
Pound Sterling (GBP)	74	-27
US Dollar (USD)	19	-14
Other currencies	46	-1
Subtotal except Euro	**139**	**-42**

S.4.3.2. Foreign exchange risk management

In compliance with its statute, the EIB actively hedges its FX risk exposures.

The main objective of the Group's FX risk management policy is to minimise the impact of a variation of FX rates on the consolidated income statement by keeping FX positions within the limits approved by the Management Committee.

S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2019, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; infrastructure funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2019 and 31 December 2018) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	2019		**2018**	
	Change in equity price	**Effect on Own Funds**	**Change in equity price**	**Effect on Own Funds**
	%	**EUR '000**	**%**	**EUR '000**
Venture Capital Operations [(1)]	-7	-528,299	-7	-445,886
EBRD shares	-10	-49,276	-10	-48,959
Investment funds	-10	-227,973	-10	-153,851

[(1)] The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

S.5. Operational risk

Operational Risk is the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events that are neither market- nor credit-related, which includes legal risk but excludes strategic and reputational risks.

Operational risk is inherent in the Group's activities and can manifest itself in various ways, including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, the third party outsourcing failures or fraudulent acts. The goal is to keep operational risk at minimum levels in light of the Group's financial strength, the characteristics of its businesses and the markets in which it operates.

2019 FINANCIAL REPORT

 The Operational Risk functions (‘OPR’) in EIB and EIF Risk Management and Internal Controls and Assertion Division in Financial Control at EIB are responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework lies with all the Departments of the Group. The key elements of the framework of Best Banking Practices (‘BBP’) as recommended by Basel Committee on Banking Supervision (‘BCBS’) are risk identification, assessment, monitoring as well as risk control and mitigation. The Group employs an assessment methodology that takes into account all available information such as internal loss history, scenario analysis and the business and control environment, notably through a set of operational risk indicators. Specifically, OPR analyses the significant operational risk events that have or could lead to actual operational risk losses and areas of emerging risk. The EIB uses the Statistical Analysis System (‘SAS’) to monitor on an on-going basis operational risk exposures and loss events by major business processes. The management of operational risk is carried out at all levels within the Group and is the responsibility of all the Departments. In terms of reporting, at EIB, an Operational Risk report goes to Audit Committee, Management Committee and Directors General. In addition, losses above EUR 0.1 million are immediately escalated to the President. At EIF, OPR provides regular reporting to the Audit Board, EIF committees and management.

 Note T – Accounting classifications and fair values of assets and liabilities (in EUR million) The table below sets out the Group’s classification of each class and category of assets and liabilities: 31 December 2019 Note AC Des F ignated at Mandatorily at FVOCI - equityassets/carrying VTPL (FVO)FVTPLinstrumentsliabilitiesamount 0000947 2014,7070047,089 19,8261,40000505,818 49510,612493011,600 049,7890049,789 Cash in hand, balances with central banks and post office B.1 947 banks Treasury bills and debt securities portfolios B.2 42,181 Loans and advances to credit institutions and to customers C/D 484,592 Shares and other variable-yield securities B.3 0 Derivative assets Q 0 Property, furniture and equipment E 0 0 0 0 404 404 Intangible assets E 0 0 0 0 26 26 Other assets G.1 0 0 0 0 82 82 Prepayments 0 0 0 0 261 261 Total 527,720 20,522 66,508 493 773 616,016 Amounts owed to credit 9,079 0 0 0 0 9,079 Debts evidenced by certificatesI 463,798 29,529 0 0 0 493,327 Derivative liabilitiesQ 0 0 32,526 0 0 32,526 Other liabilitiesG.2 157 0 0 0 1,942 2,099 Deferred incomeF 0 0 0 0 373 373 ProvisionsJ/D.4 0 0 0 0 7,966 7,966 Total institutions and customersH Total 473,034 29,529 32,526 0 10,281 545,370 31 December 2018 Note AC Cash in hand, balances with central banks and post office banks B.1 142 Treasury bills and debt securities portfolios B.2 43,683 Loans and advances to credit institutions and to customers C/D 481,412 Shares and other variable-yield securities B.3 0 Derivative assets Q 0 Property, furniture and equipment E 0 Intangible assets E 0 Other assets G.1 0 Prepayments 0 FVTPL (FVO) Mandatorily at FVTPL FVOCI - equity investments Non financial assets/ liabilities Total carrying amount 0000142 2506,2250050,158 19,80281400502,028 3538,14849008,991 042,7380042,738 000257257 0002424 0006868 Total 469,195 26,854 31,163 0 7,916 535,128

 Designated at Mandatorily at Non fina FVOCI - equityas ncial sets/Total fair FVTPL (FVO) FVTPL instrumentsliabi litiesvalue 31 December 2019AC Cash in hand, balances with central banks and post office banks Treasury bills and debt 9470000947 securities portfolios42,5172014,7070047,425 494,569 19,826 1,400 0 0 515,795 0 495 10,612 493 0 11,600 0 0 49,789 0 0 49,789 0 0 0 0 404 404 0 0 0 0 26 26 0 0 0 0 82 82 0 0 0 0 261 261 Shares and other variable-yield securities Derivative assets Property, furniture and equipment Intangible assets Other assets Prepayments Amounts owed to credit 0 0 0 0 9,079 Debts evidenced by certificates 467,847 29,529 0 0 0 497,376 Derivative liabilities 0 0 32,526 0 0 32,526 Other liabilities 157 0 0 0 1,942 2,099 Deferred income 0 0 0 0 373 373 Provisions 0 0 0 0 7,966 7,966 institutions and customers9,079 Total 477,083 29,529 32,526 0 10,281 549,419 31 December 2018ACDesignated at FVTPL (FVO) Mandatorily at FVTPL FVOCI - equity investments Non financial assets/ Total fair value liabilities 142 0 0 0 0 142 Treasury bills and debt securities portfolios43,8622506,2250050,337 Loans and advances to credit institutions and to customers485,97519,80281400506,591 0 353 8,148 490 0 8,991 0 0 42,738 0 0 42,738 0 0 0 0 257 257 0 0 0 0 24 24 0 0 0 0 68 68 0 529,979 0 20,405 0 57,925 0 490 209 558 209 609,357 6,017 0 0 0 0 6,017 465,227 26,854 0 0 0 492,081 0 0 31,163 0 0 31,163 0 0 0 0 1,739 1,739 0 0 0 0 383 383 0 0 0 0 5,794 5,794 471,244 26,854 31,163 0 7,916 537,177 Derivative assets Property, furniture and equipment Intangible assets Other assets Prepayments Total Amounts owed to credit institutions and customers Debts evidenced by certificates Derivatives liabilities Other liabilities Deferred income Provisions Total

Note U – Segment reporting (in EUR million)

The segment information disclosed in this note has been prepared in accordance with the "management approach" applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions.

The EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The EIB has as well venture capital investments that alone do not meet any of the quantitative thresholds for determining a reportable segment in 2019 and as such are reported together with the EIB long term finance activity. The Management Committee as the Group's chief operating decision maker reviews internal management reports on the performance of the Bank's long term finance activity on at least a quarterly basis.

The financial support of SME's carried out by the European Investment Fund through venture capital investments and the provision of guarantees do not meet any of the quantitative thresholds for determining a reportable segment in 2019 or 2018 and are disclosed as "other" in the Reconciliation of reportable segment revenues, profit or loss and assets and liabilities.

Information about reportable segment		Long term lending finance activity 2019	2018
External revenues:			
	Net interest income	2,978	3,117
	Net income from shares	256	387
	Net fee and commission income	32	55
	Result on financial operations	643	1,045
	Other operating income	5	5
Total segment revenue		**3,914**	**4,609**
Other material non-cash items:			
	Impairment losses on loans and shares	81	-201
		81	**-201**
Reportable segment profit		**2,895**	**3,316**
Reportable segment assets		**613,323**	**602,161**
Reportable segment liabilities		**544,417**	**533,632**

Reconciliation of reportable segment revenues, profit or loss and assets and liabilities

		2019	2018
Revenues:			
	Total revenues for reportable segment	3,914	4,609
	Other revenues	180	192
	Consolidated revenue	**4,094**	**4,801**
Profit or loss:			
	Total profit for reportable segment	2,895	3,316
	Other profit or loss	63	45
	Consolidated profit	**2,958**	**3,361**
Assets:			
	Total assets for reportable segment	613,323	602,161
	Other assets	2,693	2,454
	Consolidated total assets	**616,016**	**604,615**
Liabilities:			
	Total liabilities for reportable segment	544,417	533,632
	Other liabilities	953	1,496
	Consolidated total liabilities	**545,370**	**535,128**

2019 FINANCIAL REPORT

Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR '000)

The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at 31 December 2019 and 2018, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR '000):

		31.12.2019		31.12.2018
Commitments:				
- EBRD capital uncalled		**712,630**		**712,630**
- Undisbursed loans (Note D.1)				
credit institutions	29,652,661		24,719,169	
customers	82,918,317		80,850,579	
		112,570,978		**105,569,748**
- Undisbursed venture capital operations		**5,411,987**		**5,699,929**
- Undisbursed investment funds		**3,587,184**		**3,362,284**
- Securities receivable		**122,000**		**0**
- Borrowings launched but not yet settled		**223,950**		**223,950**
- Undisbursed loan substitutes		**175,348**		**280,000**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**20,546,097**		**18,474,262**
Assets held on behalf of third parties[*]:				
- Investment Facility - Cotonou	3,407,481		3,127,175	
- Guarantee Fund	2,829,065		2,609,882	
- NER300	2,004,715		2,054,311	
- InnovFin	1,310,055		1,106,574	
- CEF	707,189		597,955	
- Fund of Funds (JESSICA II)	652,115		517,813	
- RSFF (incl. RSI)	607,413		731,063	
- JESSICA (Holding Funds)	585,587		594,262	
- EU-Africa Infrastructure Trust Fund	534,457		573,012	
- COSME LGF & EFG	415,718		332,095	
- ESIF	401,579		351,494	
- JEREMIE	320,546		306,750	
- SME initiative Romania	241,870		248,863	
- Special Section	203,512		256,308	
- SME initiative Italy	171,409		176,399	
- GF Greece	161,243		310,120	
- MAP Equity	133,582		138,516	
- InnovFin SME Guarantee	132,006		145,374	
- ENPI	120,824		120,574	
- Partnership Platform for Funds	105,351		91,123	
- DCFTA	102,840		105,949	
- SME initiative Bulgaria	96,678		100,127	
- InnovFin Equity	92,692		23,667	
- REG	81,877		36,000	
- GIF 2007	76,246		68,150	
- NPI Securitisation Initiative (ENSI)	72,872		52,690	
- SME initiative Finland	71,093		74,350	
- SMEG 2007	70,735		82,721	
- AECID	66,951		73,776	
- EaSI	65,408		72,087	
- WB EDIF	49,330		55,196	
- NIF Trust Fund	44,025		44,857	
- Private Finance for Energy Efficiency Instrument	43,528		34,469	
- FEMIP Trust Fund	37,713		42,757	
- Cultural Creative Sectors Guarantee Facility	36,134		28,266	
- HIPC	35,348		35,378	
- MAP guarantee	32,323		32,189	
- GAGF	31,694		41,024	
- IPA II	31,682		10,535	

FINANCIAL REPORT 2019

	31.12.2019		31.12.2018	
- NIF Risk Capital Facility	23,923		23,720	
- SME initiative Malta	21,157		20,654	
- EPTA Trust Fund	20,870		21,711	
- EFSI-EIAH	20,029		16,674	
- AGRI	17,506		17,711	
- NPI	14,763		14,779	
- Student Loan Guarantee Facility	14,141		13,914	
- Natural Capital Financing Facility	11,318		11,574	
- PGFF	5,227		6,660	
- GEEREF	3,918		19,779	
- Bundesministerium für Wirtschaft und Technologie	3,896		7,758	
- EPPA	3,320		1,968	
- BIF	3,293		4,723	
- Alp GIP	2,913		1,814	
- Central Europe FoF	1,999		2,050	
- TTA Turkey	1,425		499	
- European Technology Facility	966		5,662	
- SME initiative Spain	944		2,796	
- GEEREF Technical Support Facility	727		801	
- LFA-EIF Facility	369		479	
- MDD	356		403	
- TTP	246		248	
- G43 Trust Fund	31		0	
- GGF	12		12	
- SME Guarantee Facility	0		6,653	
- RDI Advisory	0		2,847	
- JASPERS	0		1,720	
		16,358,235		**15,611,460**
Other items:				
- Nominal value of interest-rate swaps (Note S.2.5.2)		**540,678,886**		**535,680,055**
- Nominal value of currency swap contracts receivable (Note S.2.5.2)		**219,739,726**		**210,865,395**
- Nominal value of currency swap contracts payable		**218,941,502**		**211,111,136**
- Nominal value of short-term currency swap contracts receivable (Note Q.3)		**35,632,792**		**41,160,710**
- Nominal value of short-term currency swap contracts payable		**35,156,452**		**41,088,252**
- Currency forwards (Note Q.3)		**528,280**		**539,296**
- Special deposits for servicing borrowings(**)		**9,035**		**7,135**

(*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information.

(**) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

2019 FINANCIAL REPORT

 V.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. V.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. V.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. V.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. V.5. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. V.6. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs”) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. The EIB prepares separate financial statements for each Fund of Fund. V.7. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. V.8. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA.

 V.9. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. V.10. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. V.11. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. V.12. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. V.13. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. V.14. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. V.15. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. V.16. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. V.17. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity.

 V.18. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. V.19. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. V.20. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares separate combined financial report for the PPF. V.21. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. V.22. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. V.23. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. V.24. REG This corresponds to two regional mandates, Smart Finance for Smart Buildings (‘SFSB’) Malta and Irish Economic Robustness Investment Platform (‘Irish SMEs’). Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF). Smart Finance for Smart Buildings Programme (‘SFSB’), a joint initiative between the European Commission and the EIB Group that aims at fostering investment in energy efficient measures related to buildings for both households and businesses. However, due to the Maltese market size, the scope of the mandate could be enlarged to energy efficiency measures not strictly related to buildings and, therefore, beyond the focus of the SFSB.

 V.25. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. V.26 NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. V.27. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. V.28. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. V.29. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. V.30. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. V.31. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. V.32. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund.

 V.33. Private Finance for Energy Efficiency Instrument (‘PF4EE’) The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. V.34. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. V.35. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. V.36. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. V.37. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. V.38. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. V.39. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. V.40. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window.

 V.41. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. V.42. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. V.43. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (‘the EIAH Agreement’). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. V.44. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). The Agriculture Platform in Italy is using Structural funds from European Agricultural Fund for Rural Development (‘EARFD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. V.45. National Promotional Institutions (‘NPI’) This is the second programme with CDP (Italy) Social Impact Investing in the framework of the partnership between EIF and CDP. The focus of this programme signed as of 29 November 2017 will be the domain of social finance in Italy. It is a multi-product tailored investment programme that will include equity investments into intermediaries, direct equity and debt investments. V.46. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. V.47. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. V.48. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF.

 V.49. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. V.50. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.51. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. V.52. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. V.53. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017 EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. V.54. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. V.55. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Turkey (‘TUBITAK’), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. V.56. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. V.57. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain.

 V.58. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. V.59. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.60. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German Mid-Caps. V.61. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. V.62. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. V.63. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. V.64. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. The EIF prepares separate financial statements for SME Guarantee Facility. V.65. Research and Innovations Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. V.66. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS.

Statement of Special Section[1]

as at 31 December 2019 and 2018 (in EUR '000)

ASSETS	31.12.2019	31.12.2018
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	**13,073**	**24,483**
Risk capital operations		
- amounts to be disbursed	21,614	29,260
- amounts disbursed	32,978	38,168
	54,592	**67,428**
Total[2]	**67,665**	**91,911**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	71	71
Operations from risk capital resources		
- amounts disbursed	419	419
Total[3]	**490**	**490**
· Lomé Conventions		
Operations from risk capital resources		
- amounts disbursed	135,357	163,907
Total[4]	**135,357**	**163,907**
Total	**203,512**	**256,308**

LIABILITIES	31.12.2019	31.12.2018
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	46,051	62,651
- Yaoundé Conventions	490	490
- Lomé Conventions	135,357	163,907
Total funds under trust management	**181,898**	**227,048**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	21,614	29,260
Total funds to be disbursed	**21,614**	**29,260**
Total	**203,512**	**256,308**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2019 EUR '000 256,081 (2018: EUR '000 277,143).
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2019 EUR '000 41,578 (2018: EUR '000 47,968).

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Following a call received in 2019, total amount of the EU guarantee issued is EUR nil as at 31 December 2019 (2018: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2019 (2018: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

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Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840,457
less:	exchange adjustments	55,409	
	cancellations	176,927	
	repayments	539,337	
			-771,673
			68,784

Note (3): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139,483	
Contributions to the formation of risk capital		2,503	
Initial amount:			141,986
add:	capitalised interests	1,178	
	exchange adjustments	9,823	
			11,001
less:	cancellations	3,310	
	repayments	149,187	
			-152,497
			490

Note (4): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories ('ACP-OCT') under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3,116,097	
Equity participations		121,002	
Initial amount:			3,237,099
add:	capitalised interests		9,548
less:	cancellations	741,842	
	repayments	2,313,728	
	exchange adjustments	55,720	
			-3,111,290
			135,357

Note W – Capital and Reserves

W.1. Share capital and reserves

The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital. The subscribed capital of the Bank amounts to EUR 243,284,154,500 (31 December 2018: EUR 243,284,154,500) and the uncalled capital to EUR 221,585,019,550 as of 31 December 2019 (31 December 2018: EUR 221,585,019,550).

New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat.

Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure.

W.2. Capital management

Maintaining a strong capital position is one of the major objectives of the Group. The Group's own funds for capital adequacy purposes comprise of paid-in capital plus reserves, net of expected losses and provisions. The Group's capital is entirely composed of Core Equity Tier 1 instruments. In addition, the Group benefits from subscribed unpaid capital, which can be called by the Bank if the need arises. The Group plans its capital on a forward looking basis in accordance with its operational plan and risk tolerance.

The Group is not subject to prudential supervision, but it aims to comply with relevant EU banking directives and best banking practice. In particular, this applies to the Capital Requirements Directive and Regulation (575/2013/EP of 26 June 2013), which translates the Basel III framework into EU

2019 FINANCIAL REPORT

 law. The Group monitors both regulatory and economic capital requirements and conducts stress tests to assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group. The Group’s Core Equity Tier 1 ratio, calculated in accordance with the Capital Requirements Regulation and based on the EIB Group Consolidated Financial Statements under EU Accounting Directives, stood at 32.5% as at 31 December 2019 (32% at the end of 2018). The ratio’s increase compared to the prior year was driven by change in risk of stock, a steady growth in the regulatory own funds, together with the continuous work to optimise risk-weighted assets, which more than offset a slight increase of risk weighted assets due to the additional riskiness of new business of the Group’s portfolio. As at 31 December 2019, and based on the statutory financial statements, the Bank’s Core Equity Tier 1 ratio stood at 32.9% (35.1% at the end of 2018). Note X – Conversion rates The following conversion rates were used for establishing the consolidated balance sheet at 31 December 2019 and 2018:

Note Y – Related party transactions – Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table:

(in EUR '000)	2019	2018
Short-term benefits(1)	9,574	10,445
Post-employment benefits(2)	915	968
Termination benefits(3)	-1,504	720
Total	**8,985**	**12,133**

(1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors.

(3) For the year 2019, a net income is reported due to the fact that the Group recorded a release of Termination benefits accruals related to prior years. The benefits expensed for the year 2019 amount to EUR '000 744.

There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind.

Open balances with key management personnel as at 31 December 2019 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

(in EUR '000)	31.12.2019	31.12.2018
Pension plans and health insurance (Note J)	110,113	96,290
Other liabilities (Note G)	16,095	20,161

Note Z – Post balance sheet events

Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the EIB currently continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. Moreover, the quality of the EIB's loan portfolio currently remains high as it relies on a risk management strategy based on adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. The ultimate impact on the EIB of the COVID-19 pandemic is difficult to predict at this stage. The EIB continues to monitor the situation closely and to consider other supportive measures and programs in response to the pandemic.

Except the above mentioned element, there have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2019.

2019 FINANCIAL REPORT

 INDEPENDENT AUDITOR’S REPORT To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE RÉVISEUR D’ENTREPRISES AGRÉÉ Report on the audit of the consolidated financial statements Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiary (the “Group”), which comprise the consolidated balance sheet as at 31 December 2019, and the consolidated income state-ment, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and notes to the consolidated financial state-ments, including a summary of significant accounting poli-cies and other explanatory information. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2019, and of its consolidated financial performance and its consoli-dated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union. Basis for Opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under the Law of 23 July 2016 and ISAs are further described in the «Responsibilities of “Réviseur d’Entreprises agréé” for the audit of the financial state-ments» section of our report. We are also independent of the Group in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Pro-fessional Accountants (the “IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consol-idated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our profes-sional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 1 Impairment of loans to customers and credit institutions Description As at 31 December 2019, the Group reports loans accounted for at amortized cost of EUR 429,985 million representing 70% of total assets and recognized individ-ually assessed impairments on loans amounting to EUR 752 million. The impairment amount for loans consists out of three different components being: • Management’s estimate of expected credit loss (“ECL”) for loans considered credit impaired (Stage 3), amount-ing to EUR 458 million as at 31 December 2019; • The lifetime expected credit loss determined by model for loans where there has been a significant increase in credit risk since initial recognition (stage 2), amounting to EUR 231 million as at 31 December 2019; and

- The 12-month expected credit loss determined by model for the remaining population (stage 1), amounting to EUR 63 million as at 31 December 2019.

These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recoverable amount, irrespective of the stage allocation.

Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the impairment amount recorded.

These critical judgments include matters such as the definition of criteria to identify significant increase in credit risk or default, as well as estimation of input parameter for determining ECL, namely probability of default and loss given default which are derived from statistical models and should include forward-looking-information. For credit-impaired assets where impairment is based on management's best estimate, the critical judgments include estimating recoverable cash flow, the effect of guarantees received, as well as valuation of collaterals.

The key inputs and assumptions used by Management in its assessment of loan impairment are detailed in note A.2 to the consolidated financial statements as well as the accounting policy for the impairment in note A.4.4 and the detail of the impairment in note D.2.

The loans accounted for at amortized cost are disclosed in note T to the consolidated financial statements as well as the accounting policy for the loans in note A.4.9.

How our audit addressed the area of focus

Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of impairment amounts.

We assessed the methodology to determine ECL based on the policies and procedures in place by comparing against IFRS 9 requirements, as well as the key input data used and model application as at 31 December 2019.

For the allocation of loans to the different stages in the impairment model as at 31 December 2019, we assessed whether it has been performed in line with criteria defined by reperforming the allocation for a sample of loans.

For ECL determined based on the implemented statistical model (stage 1 and 2), we tested the calculations performed at year-end as well as the underlying data used in this on a sample basis.

For a sample of loans in stage 3, where provisions are based on management's best estimate, we evaluated the Group's individual assessment of each loan by specifically challenging the Group's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability.

We assessed the disclosures in the consolidated financial statements in relation to impairment of loans with reference to the requirements of the prevailing accounting standards.

2 Hedge Accounting

Description

As at 31 December 2019, the Group applied fair value hedge accounting to loans and advances as well as to loan substitutes with a reported hedge fair value of EUR 149,824 million representing 24% of total assets and to borrowings with a reported hedge fair value of EUR 396,897 million representing 73% of total liabilities.

The Group enters into derivative contracts in order to manage and hedge risks such as interest rate risk and FX risk through interest rate swaps or cross-currency swaps.

Application of hedge accounting and ensuring hedge effectiveness are processes requiring reliance on several interconnected system and subsequent potential manual updates, that makes the process susceptible to errors and therefore requires close monitoring from management.

Besides, there are areas of judgment and uncertainties in the valuation of hedged items and cost of hedging, in the interest rate discount curves used and the assumptions made when using the curves.

The key inputs and assumptions used by Management in its application of fair value hedge accounting and accounting policies are detailed in note A.4.5 to the consolidated financial statements as well as detail of the hedging activities in note Q.2.

2019 FINANCIAL REPORT

How our audit addressed the area of focus

We tested key controls on the eligibility of the hedging instruments and hedged items for hedge accounting as well as the underlying data used in this on a sample basis.

We determined whether the methodology applied to assess the economic relationship between hedged item and hedging item as well as non-dominance of credit risk on hedged item and hedging instrument is compliant with IFRS 9. We tested key controls over designation and compliance monitoring of the hedge accounting relationship with those requirements, both at inception and during its life as well as the underlying data used in this on a sample basis.

We assessed the valuation methodology of the Group for the calculation of its hedged fair value and its cost of hedging based on the policies and procedures in place, by comparing to the applicable IFRS 9 requirements

For a sample of hedge relationships, we performed an independently re-pricing including separate identification of the cost of hedging determination.

We assessed the appropriateness of the key input data used for determining hedge fair values as at 31 December 2019.

3 Valuation of complex financial instruments (derivatives assets and liabilities)

Description

As at 31 December 2019, the Group holds derivative assets (complex and non complex) of EUR 49,789 million and derivative liabilities (complex and non complex) of EUR 32,526 million representing respectively 8% of total assets and 6% of total liabilities.

The valuation of derivative financial instruments, measured at fair value, is based on a combination of market data and valuation models which often require a considerable number of inputs. Many of these inputs are obtained from readily available data, in particular for level 2 financial instruments in the fair value hierarchy, for which the valuation techniques use observable inputs (either directly or indirectly). Where the input is not based on readily available observable data, as is the case for some level 2 (if input is only indirectly derived from observable parameter) and for the level 3 financial instruments, estimates need to be developed which can involve significant Management judgment. The Group has developed its own models to value level 2 and level 3 financial instruments, which also involve significant Management judgment.

In particular, the Group classifies its derivatives either as level 2 or level 3 financial instruments. These are the financial instruments object of this key audit matter.

The key inputs and assumptions used by Management in its assessment of derivative financial instruments are detailed in notes A.2 and A.4.6 to the consolidated financial statements, as well as the accounting policies in note A.4.5, the detail of derivative financial instruments in note Q and the fair value of financial assets and liabilities in note R.

How our audit addressed the area of focus

Our audit procedures to assess the fair value of derivatives included the testing of the design, implementation and operating effectiveness of key internal controls over the valuation, price verification and front office and back office reconciliations for derivative financial instruments.

We engaged our valuation specialists to assist us in performing independent valuations on a sample basis and comparing these with the Group's valuations. Our specialist also assessed the appropriate application of Credit Value and Debit Value Adjustments ("CVA/DVA") that form an integral part of fair values, inquiring of Management about any changes in the CVA/DVA methodology and assessing the appropriateness of the inputs applied.

Additionally, we also assessed whether the disclosures in the consolidated financial statements, including fair value hierarchy information and sensitivity to key inputs for level 3 instruments, appropriately reflected the Group's exposure to financial instrument valuation risk with reference to the requirements of the prevailing accounting standards.

Other information

The Management is responsible for the other information. The other information comprises the information included in the "Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control" mainly based on statutory EU Directives information, but does not include the consolidated financial statements and our report of "Réviseur d'Entreprises agréé" thereon.

FINANCIAL REPORT 2019

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other informa-tion and, in doing so, consider whether the other informa-tion is materially inconsistent with the consolidated finan-cial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard. Responsibilities of Management and Those Charged with Governance for the consolidated financial statements The Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of con-solidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the Management is responsible for assessing the Group’s abil-ity to continue as a going concern, disclosing, as applica-ble, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease opera-tions, or has no realistic alternative but to do so. Those charged with governance are responsible for over-seeing the Group’s financial reporting process. Responsibilities of the Réviseur d’Entreprises agréé for the audit of the consolidated financial statements The objectives of our audit are to obtain reasonable assur-ance about whether the financial statements as a whole are free from material misstatement,s whether due to fraud or error, and to issue a report of “Réviseur d’Entre-prises agréé” that includes our opinion. Reasonable assur-ance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the eco-nomic decisions of users taken on the basis of these finan-cial statements. As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxem-bourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material mis-statement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, for-gery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances but not for the pur-pose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncer-tainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of “Réviseur d’Entreprises agréé” to the related disclosures in the consolidated financial state-ments or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evi-dence obtained up to the date of report of “Réviseur d’Entreprises agréé”. However, future events or condi-tions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

 • Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, includ-ing any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communi-cate with them all relationships and other matters that may reasonably be thought to bear on our independ-ence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are there-fore the key audit matters. We describe these matters in our report unless law or regulation precludes public dis-closure about the matter or when, in extremely rare cir-cumstances, we determine that a matter should not be communicated in our report because the adverse conse-quences of doing so would reasonably be expected to out weigh the public interes t b enef it s of such communication. Luxembourg, 18 March, 2020 KPMG Luxembourg, Société coopérative Cabinet de révision agréé S. Chambourdon

 STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS AS ADOPTED BY THE EUROPEAN UNION (IFRS) The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2019 prepared in accordance with IFRS, is unqualified, • convened on a regular basis with the Heads of Directo-rates and relevant services including, the Financial Controller, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the docu-ments which it deemed necessary to examine in the dis-charge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the consolidated financial statements for the financial year ended 31 December 2019 adopted by the Board of Directors at its meeting on 18 March 2020, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure, the Directors General of Risk Management, Transac-tion Monitoring and Restructuring and Compliance, to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the con-solidated balance sheet as at 31 December 2019, the con-solidated income statement, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial state-ments, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2019, and of its consolidated financial performance and its consoli-dated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 18 March, 2020 The Audit Committee J. SUTHERLAND L. BALOGH M. MACIJAUSKAS V. IUGA P. KRIERN. FERNANDES U. CERPSD. PITTA FERRAZ